Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 23, 2026

AMONG

ONDAS INC.,

WORLD VIEW ENTERPRISES INC.

AND

FORTIS ADVISORS LLC, IN ITS CAPACITY AS THE REPRESENTATIVE.

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A – Form of Support Agreement

Exhibit B – Employment Agreement

Exhibit C – Form of Certificate of Merger

Exhibit D – Form of Letter of Transmittal

Exhibit E – Form of Registration Rights Agreement

Exhibit F – Form of RWI Policy

Exhibit G – Form of Written Consent

Exhibit H – Escrow Agreement

Exhibit I – Paying Agent Agreement

Schedule 1 – Support Agreement Parties

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of March 23, 2026 (this “Agreement”), is entered into by and among Ondas Inc., a Nevada corporation (“Parent”), Wassaic Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), World View Enterprises Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Representative (the “Representative”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in Article X.

WHEREAS, as of the date hereof, Merger Sub is a wholly-owned subsidiary of Parent and has been formed for the sole purpose of effecting the Merger;

WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the Parties, each of the Stockholders identified on Schedule 1 attached hereto are executing and delivering to Parent a duly executed support agreement for such Stockholder substantially in the form of Exhibit A (collectively, the “Support Agreements”);

WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the Parties, Ryan Hartman is executing and delivering to Parent a duly executed employment agreement for such individual attached as Exhibit B (each, an “Employment Agreement”);

WHEREAS, the Parties intend that, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company surviving such merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended acceptance of the Merger and approval of this Agreement to the Stockholders in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the applicable Charter Documents of the Company; and

WHEREAS, the boards of directors of each of Parent and the Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 The Merger. At the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving entity in the Merger (the “Surviving Entity”). As a result of the Merger, the Company shall become a wholly-owned Subsidiary of Parent.

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 10 a.m. Eastern Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and the Merger Sub shall cause the certificate of merger in the form of Exhibit C (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the applicable Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time of the Merger, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Sub and the Company shall vest in the Surviving Entity, and all debts, Liabilities, obligations, restrictions and duties of each of Merger Sub and the Company shall become the debts, Liabilities, obligations, restrictions and duties of the Surviving Entity.

Section 1.05 Governing Documents. At the Effective Time, the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

Section 1.06 Directors and Officers of the Surviving Entity. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law and the certificate of incorporation of the Surviving Entity, or until their earlier death, resignation or removal, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Entity and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity.

ARTICLE II

EFFECT ON THE CAPITAL OF THE

CONSTITUENT COMPANIES

Section 2.01 Effect of the Merger. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a) Each share of Company Stock that is owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Without any action on the part of the holders thereof, each Option that is vested and outstanding as of immediately prior to the Effective Time shall be cancelled and terminated without any action on the part of the holders thereof, for a cash payment equal to the excess, if any, of (A) the value of the property the holder of such Option would have received upon the exercise of the Option immediately prior to the Effective Time, over (B) any exercise price payable by such holder in connection with such exercise. For the avoidance of doubt, all Options having an exercise price that is less than the value of the property the holder of such Option would have received upon the exercise of the Option immediately prior to the Effective Time shall be cancelled and terminated, without any action on the part of such holder, for no consideration. Without any action on the part of the holders thereof, each Option that is not vested or not exercised and outstanding as of immediately prior to the Effective Time shall be cancelled and terminated, without any action on the part of the holders thereof, for no consideration. The Company shall take all actions necessary to effect the transactions anticipated by this Section 2.01(b) under each Company Equity Incentive Plan, including delivering all required notices, obtaining all necessary approvals of the Board of Directors of the Company, and delivering evidence satisfactory to Parent that all necessary determinations by the Board of Directors of the Company or applicable committee of the Board of Directors of the Company to treat all Options in accordance with this Section 2.01(b) have been made. In addition, the Company shall take all actions necessary to terminate each Company Equity Incentive Plan, including delivering all required notices, obtaining all necessary approvals of the Board of Directors of the Company, and delivering evidence satisfactory to Parent that all necessary determinations by the Board of Directors of the Company or applicable committee of the Board of Directors of the Company have been made, with such termination effective as of immediately prior to the Effective Time.

(c) At the Effective Time, by virtue of the Merger:

(A) pursuant to the Support Agreements, each “In The Money Warrant” that is outstanding and unexercised as of immediately prior to the Effective Time shall, whether such Warrant is vested or unvested, be automatically cancelled for the consideration as set forth in each applicable Support Agreement and be of no further force and effect; and

(B) each “Underwater Warrant” that is outstanding and unexercised as of immediately prior to the Effective Time shall, whether such Warrant is vested or unvested and without any action on the part of such Warrantholder, be automatically cancelled for no consideration and be of no further force and effect.

(d) Each share of Company Stock (including shares of Company Stock issued in exercise of any Options and Warrants) (other than (i) shares of Company Stock to be cancelled and retired in accordance with Section 2.01(a), (b), and (c) and (ii) Dissenting Shares) shall be converted into the right to receive Parent Payment Shares equal to:

(A) with respect to each Stockholder holding shares of the Company’s Common Stock, a Pro Rata share of the Common Carve-Out, which, for the avoidance of doubt, shall be the only portion of the Merger Consideration to which such Stockholders are entitled;

(B) with respect to all other Stockholders holding shares of the Company Stock, a Pro Rata Share of the Merger Consideration, minus the Common Carve-Out, minus such Stockholder’s Pro Rata Share of the Escrow Amount and such Stockholder’s Pro Rata Share of the Expense Fund as provided herein and in accordance with the Spreadsheet subject to the terms and provisions hereof, upon release, such Stockholder’s Pro Rata Share of each of (x) the Final Adjustment and (y) any remaining Escrow Amount; and

(C) for all purposes and the avoidance of doubt, Pro Rata Share will be calculated separately with respect to subsection (A) and (B) of this Section 2.01(d).

(e) Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the record holder of any Dissenting Share to receive the payment for such Dissenting Share pursuant to Section 2.03.

(f) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

Section 2.02 General Effects. With respect to the Merger:

(a) Notwithstanding any other provision in this Agreement, (i) the aggregate Parent Payment Shares to be issued in connection with the Merger shall not exceed 19.99% of the outstanding Parent Common Stock on the execution date of this Agreement and any portion of the Parent Payment Shares exceeding 19.99% shall instead be paid in the form of cash in the amount equal to the value of the Parent Payment Shares that would have otherwise been issued as Merger Consideration, (ii) any portion of the Merger Consideration to which any Non-Accredited Stockholder is entitled may instead, at Parent's election, be paid in the form of cash in the amount equal to the value of the Parent Payment Shares that would have otherwise been issued as Merger Consideration to such Non-Accredited Stockholder and (iii) no fraction of a share of Parent Common Stock shall be issued in connection with the transactions contemplated hereunder, and there shall not be any cash payments made under this Agreement in lieu of fractional shares; the aggregate number of shares of Parent Common Stock issuable hereunder shall be rounded down to the nearest whole share after aggregating all fractional Parent Payment Shares payable to each Stockholder on the Closing Date.

(b) Each certificate (or book entry) issued in respect of Parent Payment Shares shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Parent Payment Shares.

THE SHARES OF COMPANY COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMPANY COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S COMPANY’S PRINCIPAL PLACE OF BUSINESS.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Stock (other than shares of Company Stock cancelled in accordance with Sections 2.01(a)) held by a Stockholder who is not a signatory to the Voting Agreement, who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Stock in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares of Company Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.01(d), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time of the Merger pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. The Company acknowledges and agrees that all Stockholders who have executed the Voting Agreement, or an "Adoption Agreement" thereto, have waived any and all appraisal rights under the DGCL and therefore may not hold Dissenting Shares.

Section 2.04 Surrender and Payment.

(a) As promptly as practicable following the date hereof and in any event not later than seven calendar days thereafter, the Paying Agent shall make available, electronically via Paying Agent’s online portal or by email, to each holder of shares of Company Stock a letter of transmittal in substantially the form attached as Exhibit D (a “Letter of Transmittal”). The Letter of Transmittal will include among other things (i) a release of claims by each Stockholder in favor of Parent, Merger Sub, the Company, each other Stockholder and their respective Affiliates and representatives arising out of such Stockholder’s capacity as an equityholder of the Company, (ii) the Written Consent, (iii) an agreement to be bound by the terms of the Escrow Agreement and to appoint the Representative as the representative of such Stockholder pursuant to Section 9.14 hereof, (iii) a registration rights agreement in the form of Exhibit E (the “Registration Rights Agreement”), (iv) an IRS Form W-9 or Form W-8, as applicable, (v) an accredited investor questionnaire in exchange for the applicable portion of Merger Consideration pursuant to Section 2.01(d). Any certificates held in electronic form in Carta (each a “Certificate”) shall be deemed to be automatically delivered to the Paying Agent as of the Effective Time, and such certificates so surrendered shall be deemed automatically cancelled at such time. Upon receipt and verification of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto from a Stockholder, and any other customary documents that the Paying Agent may reasonably require in connection therewith, the Paying Agent shall provide written notice thereof to the Transfer Agent and authorize the Transfer Agent to issue the Parent Payment Shares as provided in Section 2.01(d), no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of such notice from the Paying Agent with respect to such Stockholder. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash or stock payable upon cancellation of any Certificate. Until so cancelled, each outstanding Certificate that prior to the Effective Time of the applicable Merger represented shares of Company Stock (other than shares of Company Stock contemplated by Section 2.01(a)) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.01(d).

(b) All Merger Consideration paid upon the cancellation of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books or similar records of the Surviving Entity.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the cancelled Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Company any transfer or tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d) At the Closing, a portion of the Merger Consideration in the form of Parent Common Stock otherwise payable to the Stockholders equal to the Escrow Amount shall not be delivered to the Stockholders, but shall instead be deposited by the Transfer Agent with the Escrow Agent to be further deposited into a separate escrow account (the “Escrow Account”) for the purpose of securing the obligations of the Stockholders to pay any Final Adjustment, if any. Upon receipt by the Transfer Agent of any portion of the Escrow Amount upon release in accordance with the terms of this Agreement and the Escrow Agreement, the Transfer Agent shall issue such shares of Parent Common Stock to the Stockholders that have delivered a Letter of Transmittal in accordance with Section 2.04(a) in an amount equal to each such Stockholder’s Pro Rata Share.

(e) For the avoidance of doubt, a Stockholder shall be required to provide Transfer Agent customary documents that the Transfer Agent may reasonably require in connection with the payment of any portion of any Final Adjustment, or release of any remaining Escrow Amount by no later than five Business Days before the actual release date of such amount or any portions thereof to such Stockholder.

(f) Any portion of the Merger Consideration that remains unclaimed by the Stockholders six months after the Effective Time (or, in the case of any Merger Consideration to be made under Sections 2.01(d), six months after the release or payment of such Merger Consideration) shall be returned to Parent, upon demand, and any such Stockholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.04(g) prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders two years after the Effective Time of the applicable Merger or payment or released date, as applicable (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Any portion of the Merger Consideration made available to the Company in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05 No Further Ownership Rights in Company Stock, Options and Warrants. All Merger Consideration paid or payable upon the cancellation of Certificates, and all Merger Consideration paid or payable in respect of the Options or Warrants, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate and such Options or Warrants, and from and after the Effective Time of the applicable Merger, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Entity of the applicable Merger. If, after the Effective Time of the applicable Merger, Certificates are presented to the Surviving Entity of the applicable Merger, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 2.05 and elsewhere in this Agreement.

Section 2.06 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time of an applicable Merger, any change in the outstanding shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.07 Further Assurances. At and after the Effective Time, the officers and directors of Parent, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Parent or Surviving Entity, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Parent or Surviving Entity, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Entity as a result of, or in connection with, the Merger.

Section 2.08 Spreadsheet.

(a) On the date hereof, the Company has prepared and delivered to Parent a spreadsheet (the “Signing Spreadsheet”), certified by the Chief Executive Officer of the Company, which sets forth the following:

(i) the names, email addresses and addresses of all Stockholders and the number of shares of Company Stock held by such Persons;

(ii) the names and addresses of all holders of Options as of the date of the Spreadsheet, together with the number, class and series of shares of Company Stock subject to Options held by such holders of Options, the grant date, exercise price and vesting schedule for such Options;

(iii) the names and addresses of all holders of Warrants as of the date of the Spreadsheet, together with the number, class and series of shares of Company Stock subject to Warrants held by such holders of Warrants, the grant date, exercise price and vesting schedule for such Warrants;

(iv) the Fully Diluted Share Number; and

(v) the amount of the Merger Consideration payable to each Stockholder with respect to the Merger Consideration to which such holder is entitled pursuant to Section 2.01(d), expressed as a percentage of the Merger Consideration (with respect to each Stockholder, such percentage a “Pro Rata Share”).

(b) At least five Business Days before the Closing the Company shall prepare and deliver to Parent an updated Signing Spreadsheet (the “Closing Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth the following:

(i) all of the information set forth on the Signing Spreadsheet;

(ii) detailed calculations of the Merger Consideration, including allocation of Parent Payment Shares, the Pro Rata Escrow Amount and the Pro Rata Expense Fund Amount for each Stockholder;

(iii) the Company’s good faith calculation of any (A) Transaction Expenses and the Person to whom such Transaction Expense is owed, together with wire instructions, (B) an itemized list of each item of Company Debt and the Person to whom such Company Debt is owed, and (C) any Leakage, in each case, with supporting detail; and

(iv) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Parent.

(c) Parent shall have the right, acting in good faith, to review and provide comments to the Closing Spreadsheet , and shall provide any such comments to the Company no later than one (1) day prior to the Closing Date. With respect to any such comments delivered by the Parent in accordance with the immediately preceding sentence, the Company shall review and consider such comments in good faith and will incorporate such comments into the Closing Spreadsheet in its reasonable judgment.

(d) The Parties agree that Parent and the Merger Sub shall be entitled to rely on the Closing Spreadsheet in making payments under this Article II and Parent and the Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Closing Spreadsheet.

Section 2.09 Purchase Price Adjustment.

(a) Within 90 days after the Closing, Parent may object to the calculation of Company Debt, Transaction Expenses or Leakage included in the Spreadsheet (collectively, the “Calculations”), by delivering to the Representative a notice (the “Parent Notice”) setting forth Parent’s calculation of Company Debt, Transaction Expenses and Leakage and the amount by which Company Debt, Transaction Expenses or Leakage as calculated by Parent is more or less than Estimated Company Debt, Estimated Transaction Expenses or the Estimated Leakage, in each case with supporting detail. Parent shall provide the Representative and its representatives reasonable access, subject to the Access Restrictions, at reasonable times and upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of the Parent Notice and shall cause its personnel to reasonably cooperate with the Representative in connection with its review of the Parent Notice.

(b) The Representative, after receiving any relevant information which it may reasonably request, may object to the calculation of Company Debt, Transaction Expenses or Leakage set forth in the Parent Notice by providing written notice of such objection to Parent within 30 days after Parent’s delivery of the Parent Notice (the “Notice of Objection”), together with supporting detail. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Representative on behalf of the Stockholders.

(c) If the Representative timely provides the Notice of Objection, then Parent and the Representative shall confer in good faith for a period of up to 30 days following delivery of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the Parties.

(d) If, after the 30 day period set forth in Section 2.09(c), Parent and the Representative cannot resolve any matter set forth in the Notice of Objection, then Parent and the Representative shall engage Baker Tilly US, LLP or, if such firm is not able or willing to so act, another internationally recognized auditing firm acceptable to both Parent and the Representative (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Parent and the Representative. The Reviewing Accountant shall base its review solely on the presentations and supporting material provided by the Parties and not on an independent review. After its review, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the Parties, and the Reviewing Accountant shall provide Parent and the Representative with a calculation of Company Debt, Transaction Expenses and Leakage in accordance with such determination.

(e) If the amount equal to (such amount, the “Final Amount”), without duplication, the Headline Price less (i) the Company Debt as finally determined pursuant to Section 2.09(b), Section 2.09(c) and/or Section 2.09(d), less (ii) the Transaction Expenses as finally determined pursuant to Section 2.09(b), Section 2.09(c) and/or Section 2.09(d), less (iii) Leakage as finally determined pursuant to Section 2.09(b), Section 2.09(c) and/or Section 2.09(d), as the case may be, is less than the amount equal to (such amount, the “Closing Amount”) the Headline Price less (A) the Company Debt as set forth in the Spreadsheet (the “Estimated Company Debt”) less (B) the Transaction Expenses (expressed as a positive number) as set forth in the Spreadsheet (the “Estimated Transaction Expenses”) and less (C) Leakage as set forth in the Spreadsheet (“Estimated Leakage”, and the Final Amount less the Closing Amount, the “Final Adjustment”), then within two Business Days of final determination of the Final Adjustment and without any dispute by the Parties, Parent and the Representative shall jointly instruct the Escrow Agent to, (i) immediately deliver from the Escrow Account to Parent that number of Parent Payment Shares equal to the absolute value of the amount of the Final Adjustment, and (ii) thereafter deliver any remaining shares of Parent Payment Shares in the Escrow Account to the Transfer Agent for further delivery to the Stockholders that have delivered Letters of Transmittal pursuant to Section 2.04(a) in accordance with each such Stockholder’s Pro Rata Share of such amount. For the avoidance of doubt, the Escrow Account shall be the sole and exclusive source of recovery and recourse for Parent with respect to any Final Adjustment, and in no event shall any Stockholder have any liability with respect thereto in excess of such Stockholder's Pro Rata Share of the Escrow Amount, except in the case of Fraud.

(f) If the Final Amount shall be greater than the Closing Amount, then within two Business Days of final determination of the Final Adjustment and without any dispute by the Parties, (i) Parent shall deliver that number of Parent Payment Shares having an aggregate value equal to the lesser of (x) the amount of the Final Adjustment and (y) the Escrow Amount to the Transfer Agent for further delivery to the Stockholders that have delivered Letters of Transmittal in accordance with Section 2.04(a) in accordance with each such Stockholder’s Pro Rata Share of such amount and (ii) Parent and the Representative shall jointly instruct the Escrow Agent to deliver all of the shares of Parent Common Stock in the Escrow Account to the Transfer Agent for further delivery to the Stockholders that have delivered Letters of Transmittal pursuant to Section 2.04(a) in accordance with each such Stockholder’s Pro Rata Share of such amount. For the avoidance of doubt, in no event shall Parent have any liability with respect to the Final Adjustment in excess of the Escrow Amount, except in the case of Fraud.

(g) If the Final Amount is neither greater than nor less than the Closing Amount, then there will be no additional adjustments, and the Final Adjustment will be deemed to be $0, and Parent and the Representative shall jointly instruct the Escrow Agent to deliver all of the shares of Parent Payment Shares in the Escrow Account to the Transfer Agent for further delivery to the Stockholders that have delivered Letters of Transmittal pursuant to Section 2.04(a) in accordance with each such Stockholder’s Pro Rata Share of such amount.

(h) The fees, costs and expenses, if any, of the Reviewing Accountant shall be paid pro rata by Parent on the one hand and by the Representative on the other hand on behalf of the Stockholders (which may be paid from the Expense Fund to the extent of available funds (including by offset of funds to be received by the Stockholders)) based on the inverse of the percentage that the Reviewing Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Reviewing Accountant.

(i) The Final Adjustment amount shall be treated as an adjustment to the Merger Consideration payable at Closing for Tax purposes, unless otherwise required by Applicable Law.

Section 2.10 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall be entitled to deduct and withhold, or cause the Transfer Agent or any other applicable withholding agent (each, a “Payor”) to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any such Person such amounts as such Payor is required to deduct or withhold therefrom under applicable Tax Law. Except in the case of compensatory payments, if any withholding or deduction obligation may be avoided or reduced by any Stockholder or other payee providing information or documentation to the applicable Payor, the applicable Payor will use commercially reasonable efforts to cooperate with such Person and to avoid or reduce such withholding or deduction obligation. To the extent that any such amounts are so deducted or withheld and paid to the appropriate Tax authority in accordance with applicable Law, such amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable section or sections noted below of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Parent as follows.

Section 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as currently conducted and to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder. The Company is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, be material to the Company Group. True, correct and complete copies of the Charter Documents and the minute books of each member of the Company Group have been made available to Parent, each as amended to date. No member of the Company Group is in material violation of its Charter Documents.

Section 3.02 Authority; Enforceability; Boards Recommendation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or will be, a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the Stockholders representing a majority of the outstanding shares of Voting Series Preferred (as defined in the Company Certificate of Incorporation) on a voting power basis and voting together as a single class (the “Requisite Company Vote”) to consummate the transactions contemplated hereby and thereby (which Requisite Company Vote will constitute, once obtained, the approval of the holders of a majority of the Company Stock entitled to vote, including the Consenting Stockholders). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is, or will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary entity action on the part of the Company and no other entity action on its part is necessary to authorize the execution and delivery of this Agreement or the Transaction Agreements or to consummate the transactions contemplated hereby or thereby subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Company has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or will be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Company) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or will be, a party will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.

Section 3.03 No Conflicts; Consents. Except as set forth on Section 3.03 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby will not (a) contravene, conflict with or result in any violation or breach of any provision of the Charter Documents of the Company or any other member of the Company Group, (b) subject to, in the case of the Merger, obtaining the affirmative consent of the Consenting Stockholders, contravene, conflict with or result in a violation or breach of any applicable Law or Order by which any member of the Company Group or any of its respective assets or properties is bound, (c) (i) require any material Consent under, (ii) result in any material breach of or any loss of any material benefit under, (iii) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (iv) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; or (d) result in the creation of a material Lien (other than Permitted Liens) on any property or asset of the Company Group or its Affiliates except in the case of clauses (c) and (d), as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.04 Capital Structure.

(a) The authorized capital stock of the Company, and the issued and outstanding shares of capital stock of the Company as of close of business on the date of this Agreement is set forth on Schedule 3.04(a) (such issued and outstanding capital stock, the “Company Stock”).

(b) Schedule 3.04(b) of the Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any equity of any Subsidiary of the Company that is not wholly-owned by the Company. Other than as set forth on Schedule 3.04(d) of the Disclosure Schedules, the Company is the sole owner of all issued and outstanding equity of each Subsidiary of the Company.

(c) Section 3.04(c) of the Disclosure Schedule sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of any shares of Company Stock and the number and class of shares of Company Stock owned by such Person (each such Person, a “Stockholder”), (ii) a list of all holders of outstanding Options, including the number of shares, class and series of capital stock of the Company subject to each such Option, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires, and (iii) a list of all holders of outstanding Warrants, including the number of shares, class and series of capital stock of the Company subject to each such Warrant, the grant date, exercise price and vesting schedule for such Warrant, the extent to which such Warrant is vested and exercisable and the date on which such Warrant expires. Each Option and each Warrant was granted in compliance with all applicable Laws and, with respect to each Option, all of the terms and conditions of the applicable Company Equity Incentive Plan. Each Option was originally granted by the Company with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant (and consistent with the requirements under Section 409A of the Code to otherwise exempt such Option from Section 409A of the Code) and has a grant date identical to the date on which the board of directors of the Company or compensation committee actually awarded the Option. The Company has heretofore provided or made available to Parent (or Parent’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(d) Except as disclosed on Section 3.04(d) of the Disclosure Schedule, (A) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (B) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Stock or equity interests of the Company.

(e) All issued and outstanding shares of Company Stock and equity interests of the Company are, and all shares which may be issued pursuant to the exercise of Options and Warrants, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party; and (iii) free of any Liens. The issued and outstanding shares of Company Stock, and the Options and Warrants were not issued in violation of preemptive or similar rights and were issued in compliance with applicable Law.

(f) No outstanding shares of Company Stock are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(g) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(h) The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders on any matter.

(i) Section 3.04(j) of the Disclosure Schedule identifies as of the date hereof each Person with an offer letter or other contract that contemplates a grant of Options or grant or issuance of other securities of the Company (including the number, series and class of shares, intended exercise price (had such Option been granted in the ordinary course based on the offer letter or other contract contemplating such grant, as applicable, in the absence of this Agreement and the Merger)), or who has otherwise been promised Options or other securities of the Company, which Options have not been granted, or other securities have not been granted or issued, as of the date hereof.

(j) The Spreadsheet is true and accurate and properly reflects, and is consistent with, the Charter Documents and capitalization of the Company.

Section 3.05 Subsidiaries. Section 3.05 of the Disclosure Schedule sets forth the Company’s Subsidiaries (collectively with the Company, the “Company Group”). Except as set forth on Section 3.05 of the Disclosure Schedule, the Company does not own, and does not have, any interest in any shares or have an ownership interest in any other Person. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite entity power and authority to own, lease and operate its properties, to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, be material to the Company Group. True, correct and complete copies of the Charter Documents and minute books of each Subsidiary of the Company have been made available to Parent, each as amended to date. No Subsidiary of the Company is in material violation of its Charter Documents. No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Subsidiary of the Company is authorized or outstanding, and there is no commitment by any Subsidiary of the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of such Subsidiary or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. All issued and outstanding and equity interests of the Company’s Subsidiaries are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which any such Subsidiary is a party; and (iii) free of any Liens (other than Permitted Liens). The issued and outstanding equity interests of the Company’s Subsidiaries were not issued in violation of preemptive or similar rights and were issued in compliance with applicable Law. There are no declared or accrued unpaid dividends with respect to any equity interests of any Subsidiary of the Company. No outstanding equity interests of any Subsidiary of the Company are subject to vesting or forfeiture rights or repurchase by such Subsidiary. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Subsidiary of the Company or any of its securities. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company’s Subsidiaries were undertaken in compliance in all material respects with the applicable Charter Documents then in effect, any agreement to which such Subsidiary was then was a party and in compliance with applicable Law. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of any such Subsidiary on any matter.

Section 3.06 Financial Statements.

(a) Section 3.06(a) of the Disclosure Schedule sets forth true, correct and complete copies of (i) the consolidated unaudited balance sheets of the Company Group as of December 31, 2025, December 31, 2024 and December 31, 2023 and the related consolidated unaudited statements of operations of the Company Group for the twelve month periods then ended (the “Company Historic Financial Statements”) and (ii) (A) the consolidated unaudited balance sheets of the Company Group as of February 28, 2026 (the “Latest Balance Sheet”) and the related unaudited statements of operations of the Company Group for the two-month period then ended and (collectively, the “Company Unaudited Financial Statements” and, together with the Company Historic Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company Group, (ii) fairly present in all material respects the financial condition and results of operations of the Company Group as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby.

(b) The Company Group maintains systems of internal accounting controls sufficient to provide reasonable assurances, in all material respects, that: (i) the transactions are executed in accordance with management’s general or specific authorization, (ii) the transactions are recorded as necessary to permit the preparation of the Company Financial Statements in conformity with GAAP (consistently applied) and maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and in conformity with GAAP (consistently applied) and appropriate action is taken with respect to any differences. Since January 1, 2023, there has been no change in the Company Group’s accounting policies or methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as may be required under applicable Law.

Section 3.07 Certain Assets and Undisclosed Liabilities.

(a) Except for (a) those Liabilities that are appropriately reflected or reserved for on the face of the Latest Balance Sheet, (b) Liabilities incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Proceeding, none of which are material individually or in the aggregate), (c) Liabilities incurred pursuant to the transactions contemplated by this Agreement and the other Transaction Agreements, (d) Liabilities under the executory portion of any Contract by which the Company is bound, none of which arise from a breach or default thereunder and (e) Liabilities set forth on Section 3.07(a) of the Disclosure Schedule, the Company Group does not have any Liabilities and there is no basis for any Proceeding with respect to any such Liabilities or obligations. The Company Group does not maintain any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the SEC.

Section 3.08 Absence of Certain Changes or Events. Except as set forth on Section 3.08 of the Disclosure Schedule, since December 31, 2025, (a) the Company Group has conducted its businesses only in the Ordinary Course of Business, (b) a Material Adverse Effect has not occurred, and (c) no member of the Company Group has:

(1)	authorized any amendments to its Charter Documents;

(2)	(i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock, property or otherwise) in respect of the equity interests of any member of the Company Group (including the Company Stock) or entered into any agreement with respect to the voting of the equity interests of the Company Group (including the Company Stock); (ii) split, combine or reclassify any of its equity interests (including the Company Stock); (iii) issued, sold, pledged, disposed of, encumbered or transferred any other securities in respect of, in lieu of or in substitution for, any of its equity interests (including the Company Stock) or authorized any of the foregoing or (iv) purchased, redeemed or otherwise acquired or issued or sold any of its equity interests (including the Company Stock) or any other securities thereof or any rights, options, warrants or calls to acquire or sell any such shares or other securities;

(3)	acquired or agreed to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company Group, except purchases of inventory in the Ordinary Course of Business;

(4)	(i) granted to any executive officer, director, manager, employee or consultant of the Company Group any increase in compensation, except to the extent required under employment agreements set forth on Section 3.08(4) of the Disclosure Schedule, (ii) granted to any officer, director, manager or employee of the Company Group any increase in severance or termination pay, except to the extent required under any agreement set forth on Section 3.08(4) of the Disclosure Schedule, (iii) entered into, modified or amended any employment, consulting, indemnification, severance or termination agreement, or a waiver of any terms thereof, with any such executive officer, director, manager or employee of the Company Group, (iv) established, adopted, entered into or amended in any material respect any collective bargaining agreement or Benefit Plan or (v) taken any action to accelerate any rights or benefits, or make any material determinations not in the Ordinary Course of Business, under any collective bargaining agreement or Benefit Plan;

(5)	made, changed or rescinded any Income tax or other material Tax election, made any change to its method of Tax accounting, filed any amended Income Tax or other material Tax Return, filed any claim for refund of Taxes, compromised or settled any material Tax Proceedings, consented to any extension or waiver of the limitation period applicable to any Tax Proceedings (other than as a result of an automatic extension with respect to the due date for filing a Tax Return), entered into any “closing agreement” under Code Section 7121 or similar agreement with any Governmental Authority with respect to any Income Tax or other material Tax matter, or applied for or requested any Tax ruling;

(6)	made any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(7)	(i) sold, leased, licensed, mortgaged, sold and leasedback or otherwise encumbered or subjected to any Lien or otherwise disposed of any of its material properties or other material assets or any interests therein (whether tangible or intangible and including any Company Intellectual Property), except for sales of inventory and used equipment in the Ordinary Course of Business, or (ii) entered into, modified or amended in a material respect any lease of material property, other than in the Ordinary Course of Business, or entered in any sublease or assignment thereof;

(8)	(i) incurred, assumed or guaranteed any Indebtedness or obligation of another Person or (ii) made any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business;

(9)	(i) paid, discharged or satisfied any Liabilities, other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of Liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred in the Ordinary Course of Business after the date of the Latest Balance Sheet, (ii) canceled any Indebtedness or waived any claims or rights of substantial value or (iii) waived the benefits of, or agree to modify in any manner, any exclusivity, confidentiality, standstill or similar agreement benefiting the Company Group;

(10)	allowed any Permit that was issued to the Company Group that otherwise relates to its business as currently conducted or anticipated to be conducted to lapse or terminate;

(11)	effected any layoff or terminated employees that could result in a Liability under the WARN Act;

(12)	failed to keep in force the Insurance Policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company Group as are currently in effect;

(13)	adopted a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(14)	instituted, settled, or agreed to settle any material Proceeding pending or threatened;

(15)	agreed to any exclusivity, standstill or non-competition provision or covenant binding on the Company Group;

(16)	granted any Permit or allowed a Lien (other than a Permitted Lien) on any of its assets other than in connection with any renewals, amendments, or restatements of the existing Indebtedness or Material Contracts of the Company Group or repaid or reborrowed with respect to such Indebtedness other than in the ordinary course;

(17)	made (or failed to make) capital expenditures other than in the Ordinary Course of Business; or

(18)	made any changes in policies, procedures or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with GAAP;

(19)	authorize any of, or commit or agree to take any of, the foregoing actions.

Section 3.09 Real Property.

(a) The Company Group does not currently own and has not at any time in the past owned any Owned Real Property.

(b) Section 3.09(b) of the Disclosure Schedule contains a complete and accurate listing of all of the Real Property leased by the Company Group (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) and all Real Property Leases to which any member of the Company Group is a party (as lessee, sublessee, lessor or sublessor) and, with respect to each Real Property Lease, sets forth (i) the role of the Company Group as lessee, sublessee, lessor or sublessor, as the case may be, (ii) the address of the Leased Real Property, (iii) the rental amount and length of the term (including the commencement date, expiration date and any extension options), and (iv) whether the lessor under such Real Property Lease is a Related Party to the Company Group.

(c) The Real Property (i) constitutes all of the land, improvements, fixtures or other real property in which the Company Group has a leasehold, sub-leasehold, license, concession or other right or interest and (ii) comprises all Real Property material to the conduct of the Company Group’s business, as currently conducted.

(d) The Company Group has a valid and binding leasehold interest in all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Company Group is in possession of the Real Property and the Company Group has not subleased, licensed or otherwise granted anyone the right to use or occupy any such Real Property or any material portion thereof except for any rights arising out of or evidenced by any Permitted Liens.

(e) All Leased Real Property is held under leases or subleases (together with all amendments, modifications, extensions, estoppels, subordination and non-disturbance agreements relating thereto, the “Real Property Leases”) that are, in all material respects, valid and binding instruments, enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions, and have not been terminated or repudiated by any party thereto. There is no current default or breach by the Company Group or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof.

(f) The Company Group is not party to any option to purchase, right of first refusal, right of first offer or other agreement granting the Company Group a right or obligation to acquire, lease, sublease or use any Real Property or interest therein. All of the covenants to be performed by the Company Group under any Real Property Lease have been fully performed in all material respects. To the Company’s Knowledge, all of the covenants to be performed by any other party under any such Real Property Lease have been fully performed in all material respects by such Person. The Company Group has valid leasehold interests in all Leased Real Property described in the applicable Real Property Lease, free and clear of any and all Liens and Orders, except for Permitted Liens. The Company Group has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not in material default thereunder and, to the Company's Knowledge, there exists no default or event, occurrence, condition or act in respect of or on the part of the Company Group which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default or event of default under any such Real Property Lease.

(g) No condemnation proceeding is pending or threatened which would preclude or impair the use of any of the Real Property by the Company Group for the purposes for which it is currently used. To the Company’s Knowledge, no Governmental Authority is planning or intends to alter the zoning Laws in a manner that could reasonably be expected to materially adversely affect the Real Property Leases or the Real Property. The Company Group has not received any written notice of any non-compliance or violation of applicable building, zoning, subdivision and other land use Laws pertaining to the current use or occupancy of the Real Property or of any non-compliance or violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement that is binding on the Company Group and applicable to the Real Property Leases or to the Real Property, or both.

(h) No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full. The Company Group does not owe any outstanding brokerage commissions or finder’s fees with respect to any Real Property. There are no unsatisfied capital expenditure requirements or remodeling obligations of the Company Group with respect to any of the Leased Real Property, other than ordinary maintenance and repair obligations.

(i) The Real Property complies in all material respects with all applicable Laws. Each portion of the buildings, structures and appurtenances, fixtures and building systems constituting any of the Real Property (i) is in good operating condition (ordinary wear and tear excepted), and (ii) is adequate and suitable in all material respects for the purposes for which it is presently being used and has adequate rights of ingress and egress and consists of sufficient parking for operation of the Company Group’s business in the Ordinary Course of Business, (iii) has received all material certificates of occupancy, permits, licenses, franchises, authorizations and other approvals of Governmental Authorities required in connection with the ownership or operation thereof and (iv) in the case of the Leased Real Property, is being maintained by the Company Group in all material respects in accordance with the applicable Real Property Lease. The mechanical, electrical, plumbing, HVAC and other systems servicing the Real Property are in good working order and repair, ordinary wear and tear excepted, and there are no material defects the roof or in such systems which would reasonably be expected to impair the conduct of the Business. There are no outstanding or threatened requirements by any insurance company which has issued an insurance policy covering any of the Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring any material repairs or alterations to be done on any of the Real Property.

(j) To the Company’s Knowledge, there are no public improvements planned which may reasonably be expected to result in special assessments against or otherwise materially and adversely affect any of the Real Property. There is full and free vehicular access to and from each Real Property and improved public rights-of-way over all existing driveways and other means of access and all entities providing utility services to the Real Property have adequate rights of access to provide such services. The facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as currently conducted, including gas, electricity, water, telephone, sanitary sewer and stormwater, and all entities providing utilities and other services to the Real Property have adequate rights of access to provide such utilities and services.

(k) The Company Group has delivered to Parent a true and complete list of all Real Property Leases (including all amendments, extensions, renewals, guaranties, consents, non-disturbance agreements and other Contracts with respect thereto).

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Disclosure Schedule contains a correct, current, and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), and current status and identifying information for each, as applicable, and all actions therefor due within 90 days of the date hereof, and (ii) all material Software included in Company Intellectual Property. All assignments and other instruments necessary to establish, record, and perfect the Company Group’s ownership interest in the Company Intellectual Property have been validly executed, delivered, and, if applicable, filed with the relevant Governmental Authority and authorized registrars. All required filings and fees related to the Intellectual Property Registrations, including all inventor declarations for any pending or issued Patents, have been timely submitted with and paid to the relevant Governmental Authority and authorized registrars in all material respects.

(b) A member of the Company Group is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to Company Intellectual Property, and, to its Knowledge, has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Company Group as currently conducted and as proposed to be conducted, in each case, free and clear of all Liens (other than Permitted Liens) and Orders. No funding of any Governmental Authority and no Intellectual Property, facilities, personnel, or other resources of any university, college, or other academic institution, or research center were used in the creation or development of any Company Products and Services or any Intellectual Property Registrations.

(c) The Intellectual Property Registrations (i) are subsisting and in full force and effect, and have not expired, lapsed, been cancelled, or become abandoned; (ii) are valid and enforceable; (iii) include all Patents to which any Company Patents have been terminally disclaimed; and (iv) have not been denied, rejected, or held invalid or unenforceable. With respect to Company Patents, to the Company's Knowledge, the Company Group and its representatives have (x) complied with the duty of candor and disclosure to the United States Patent and Trademark Office and equivalent Governmental Authority anywhere in the world; (y) not misrepresented or failed to disclose any fact or circumstance (including the name of any inventor of subject matter claimed in any or the existence of any material prior art) in connection with the prosecution of any such Patent; and (z) not otherwise engaged in any conduct, or failed to perform any act, the result of which could reasonably be expected to adversely affect the validity or enforceability of any such Patent. To the Company’s Knowledge, no fact or circumstance exists that could reasonably be expected to adversely affect the validity or enforceability of any Company Patents. The Company Group, and to the Company’s Knowledge, all manufacturers, suppliers, distributors, resellers, and licensees have, complied in all material respects with all applicable Laws relating to marking of Company Products and Services covered by Company Patents. Neither the Company Group nor, to the Company’s Knowledge, any inventor of any Company Patents is or has ever been a member of, participant in, or contributor to any patent pool or any organization, body, or group that is engaged in setting any industry or product standards or the terms, in each case, under which any Company Patents are required to be licensed on FRAND or similar terms (collectively, “Patent Licensing Bodies”). The Company Group does not have any commitment, obligation, or duty, nor is it bound by any Contract, to disclose, assign, or offer or grant any right or license under any Company Patents to any third Person as a result of any membership or participation in or contribution to any Patent Licensing Body.

(d) Section 3.10(d) of the Disclosure Schedule contains a correct, current, and complete list of all material Company IP Agreements, separately identifying the Company IP Agreements: (i) under which the Company Group is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; and (ii) under which the Company Group is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person, in each case, except for: (1) Open Source Software, (2) non-customized, off-the-shelf Software that is commercially available pursuant to shrinkwrap, click-through, or other standard form agreements with an annual license fee or replacement value of less than $250,000, (3) Company IP Agreements which do not materially deviate from the Company’s standard forms therefor, (4) confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business, (5) non-exclusive licenses granted to service providers in the Ordinary Course of Business for such Persons to provide services to the Company, (6) non-exclusive licenses granted by customers in the Ordinary Course of Business for the Company to provide Company Products and Services to such Customers, and (7) non-exclusive licenses granted in connection with the license, sale, or other distribution of Company Products and Services in the Ordinary Course of Business, (such Company IP Agreements set forth on 3.10(d), “Listed Company IP Agreements”). The Company Group has made available true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Listed Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Listed Company IP Agreement is valid and binding on the Company Group in accordance with its terms and is in full force and effect. Neither the Company Group, nor, to the Company’s Knowledge, any other party thereto is, or is alleged to be, in material breach of or default under, or has provided or received any notice of material breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. Except as otherwise set forth in Section 3.03 or 3.10(d) of the Disclosure Schedule, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the Consent of any other Person in respect of, the Company Group’s right to use any material Licensed Intellectual Property.

(e) The Company Group has entered into binding, valid and enforceable, written Contracts with each current and former officer, employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any material Intellectual Property during the course of employment or engagement with the Company Group whereby such officer, employee and independent contractor (i) acknowledges the Company Group’s exclusive ownership of all Intellectual Property invented, created, or developed by such officer, employee and independent contractor within the scope of his or her employment or engagement with the Company Group; (ii) grants to the Company Group a present, irrevocable assignment of any ownership interest such officer, employee and independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent required by applicable Law in order to vest in the Company all rights in such Intellectual Property. Company Group has uploaded to the data room true and complete copies of its standard forms for such Contracts, and in each case, Company Group does not owe any compensation or remuneration (other than the general compensation for employment or services) to any such current and former officer, employee and independent contractor for any such Intellectual Property. To the Knowledge of the Company, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the Consent of any other Person in respect of, the Company Group’s right to own or use any Company Intellectual Property. The Company Group has taken all reasonable steps to preserve the confidentiality of all Trade Secrets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) The conduct of the Company Group’s business as currently and formerly conducted, its use of the Company Group’s Intellectual Property and the Company Products and Services (including the manufacturing, marketing, licensing, sale or distribution of products and services and the general conduct and operations of the Company Group’s business) have not and do not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party and, to the Company’s Knowledge, the Company Group’s business as proposed to be conducted throughout the United States and the Company Products and Services under development will not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party. The Company Group has not received notice alleging the conduct of the Company Group’s business, the use of the Company Intellectual Property, or the Company Products and Services infringes upon any Intellectual Property of another Person.

(g) There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by the Company Group of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property (other than ordinary course prosecution proceedings for Intellectual Property Registrations) or the Company Group’s right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company Group alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. The Company Group is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Proceeding. The Company Group is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or, to the Company’s Knowledge, Licensed Intellectual Property.

(h) Section 3.10(h) of the Disclosure Schedule contains a correct, current, and complete list of all current Company Products and Services.

(i) The Company Group is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Products and Services, including all previous major releases and all other material proprietary Software of the Company Group. The Company Group has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Products and Services to any escrow agent or any other Person, other than (i) an employee, independent contractor, or consultant of the Company Group pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company Group. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Products and Services. To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Products and Services.

(j) The Company Group has complied, in all material respects, with all notice, attribution, and other requirements of each license applicable to the Open Source Software. The Company Group has not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Products and Services in source code form; (y) license or other provision of any Company Products and Services or any other proprietary Software on a royalty-free basis; or (z) grant of any Patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Products and Services.

(k) To the Company's Knowledge, all Company Products and Services (i) comply in all material respects with all applicable Laws and industry standards, including with respect to security; and (ii) conform in all material respects to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation. The Company Group has provided a correct, current, and complete list of all known bugs, errors, and defects that adversely affect the value, functionality, or performance of such Company Products and Services.

(l) None of the Company Products and Services, and, to the Knowledge of the Company, no other Software used in the operation of the business of the Company Group or provision of any Company Products and Services, contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Products and Services or such other Software is installed, stored, or used; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s Consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Products and Services or such other Software to an authorized user. The Company Group has taken reasonable steps to prevent the introduction of Malicious Code into the Company Products and Services.

Section 3.11 Material Contracts.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which a member of the Company Group is a party, to which the Company Group or any of its properties is subject, or by which a member of the Company Group is otherwise bound (the “Material Contracts”):

(i) all Contracts with suppliers or service providers under which the Company Group makes payments in excess of $250,000 on an annual basis;

(ii) all Contracts that involve payments to the Company Group in excess of $250,000 on an annual basis;

(iii) all Contracts for the employment or consultancy of any officer, individual employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of its assets or a change of control or otherwise restricting its ability to terminate the employment or services of any officer, individual employee or other Person at any time without penalty or Liability (other than at-will employment agreements with its employees which do not commit the Company Group to severance, termination or other similar payments and which are terminable without prior notice), profit sharing, deferred compensation, severance agreements, programs, policies or arrangements, or other material plan or arrangement for the benefit of current or former directors, members, managers, officers, employees or other service providers;

(iv) all collective bargaining agreement or any other Contract with any labor union;

(v) all Contracts relating to the Leased Real Property or other leases or involving any real or personal properties or assets in excess of $250,000 and any sublease or assignments with respect to any of the foregoing.

(vi) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, other than with respect to any Options.

(vii) all Contracts pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument;

(viii) all Contracts containing covenants that in any way purport to restrict the right or freedom of the Company Group, in any material respect, from (A) engaging in any business activity, (B) engaging in any line of business or competing with any Person or (C) conducting any activity in any geographic area;

(ix) all Contracts containing any obligation of confidentiality or nondisclosure by the Company Group involving payments or obligations in excess of $250,000;

(x) all Contracts entered into for the primary purpose of the Company Group providing indemnification or holding harmless any Person involving payments or obligations in excess of $250,000;

(xi) all power of attorney or other similar agreements or grant of agency;

(xii) all Contracts involving the settlement of any Proceeding or threatened Proceeding which will (i) involve payments after the date of the Latest Balance Sheet of consideration in excess of $150,000 or (ii) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business;

(xiii) all Contracts relating to the acquisition or sale of any substantial portion of any material assets of the Company Group (other than acquisitions and sales of products, services, and inventory in the Ordinary Course of Business);

(xiv) all Contracts that individually involve annual payments to or from the Company Group in excess of $250,000;

(xv) all Contracts that purport to bind or restrict, or to be enforceable against, any Affiliate of the Company Group or that would bind or restrict, or be enforceable against, Parent, or any of its Affiliates (other than the Company Group) after the Closing; and

(xvi) all other Contracts that are material to the Company Group and its business, whether or not entered into in the Ordinary Course of Business.

(b) All Material Contracts are valid, legal, binding and in full force and are currently enforceable against the Company Group, as applicable, and are and as of the Closing will be, if not previously terminated or expired in accordance with their respective terms, enforceable against the other party or parties thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Company Group has properly conducted and paid all amounts to be paid by the Company Group, which were required to be paid prior to the date hereof, and otherwise performed all material obligations required to be performed by them under such Material Contracts. Except as otherwise set forth in Section 3.03 or 3.11(b) of the Disclosure Schedule, no event has occurred, which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company under any such Material Contract and the Company Group has not received any notice of termination, cancellation, breach or default under any such Material Contract. To the Company’s Knowledge, (i) no other party to any such Material Contract is in material breach thereof or default thereunder and (ii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any Material Contracts with any Person that would be adverse and material to the Company Group taken as a whole. No counterparty to a Material Contract has made any written demand for such renegotiation.

(c) A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract have been delivered to Parent.

Section 3.12 Taxes.

(a) Each member of the Company Group has timely filed, or has caused to be timely filed, with the appropriate domestic federal, state, local and foreign Governmental Authorities all Income Tax and other material Tax Returns required to be filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and correct in all material respects and were prepared in compliance with all applicable Laws.

(b) Each member of the Company Group has fully paid all Income Taxes and other material Taxes due by it (whether or not shown as due on such Tax Returns) to the appropriate Governmental Authorities. All Income Taxes and other material Taxes of the Company Group not yet due and payable have been fully accrued on the books of the Company Group (other than those arising as a result of the transactions contemplated by this Agreement).

(c) No Governmental Authority has proposed formally in writing to make or has made any adjustment with respect to any such Tax Returns.

(d) Each member of the Company Group has properly withheld and remitted to the proper Governmental Authority all material Taxes it is obligated to withhold from amounts owing to resident or non-resident parties, including any employee, equity interest holder, creditor, agent, independent contractor, nonresident, creditor, manager or third party and each member of the Company Group has complied with all associated reporting and recordkeeping requirements in all material respects.

(e) There is no Tax Proceeding currently in progress with respect to any member of the Company Group. The Company has not received written notice of any pending, proposed, threatened or raised against or with respect to any member of the Company Group.

(f) No member of the Company Group has waived the statute of limitations with respect to Taxes or consented to extend the time, or been the beneficiary of any extension of time, in which any Tax may be imposed, assessed or collected by any Governmental Authority (in each case, other than as a result of an automatic extension with respect to the due date for filing a Tax Return). No member of the Company Group has commenced any voluntary disclosure or similar proceeding that has not been resolved in full.

(g) There is no Tax deficiency or adjustment outstanding, proposed, assessed or threatened, in each case in writing, by any Governmental Authority against any member of the Company Group. All Tax deficiencies asserted and assessments resulting from any Tax Proceedings have been fully paid and there is no deficiency refund litigation, proposed adjustment or matter in controversy with respect to such Taxes that are due and owing by any member of the Company Group.

(h) No jurisdiction in which a member of the Company Group does not currently file Tax Returns has made a claim that such member of the Company Group is required to file a Tax Return for such jurisdiction or that such member of the Company Group is or may be subject to Taxation by or filing requirements with such jurisdiction.

(i) No member of the Company Group (i) is or has ever been, a member of an affiliated group or filed or been included in a combined, consolidated or unitary Income Tax Return other than a group the common parent of which is the Company, (ii) has any Liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than pursuant to the customary provisions of an agreement entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or otherwise by operation of Law, or (iii) has ever been a partner, member, owner or beneficiary of any entity that has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, a partnership or a trust for Tax purposes.

(j) No member of the Company Group is a party to or bound by, or liable for any Taxes as a result of, any Tax Sharing Agreement.

(k) Each member of the Company Group has filed all material required Tax Returns and other reports related to escheat or unclaimed property and no member of the Company Group has any material Liability under Laws governing escheat and/or unclaimed property.

(l) Each member of the Company Group will not be required to include any material item of income in, or exclude any material item of deduction from Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date; (iii) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) election prior to the Closing under Section 965 of the Code; (vii) prepaid amount or deferred revenue paid or received on or prior to the Closing Date; (viii) income inclusion pursuant to Section 951 or 951A of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date; (ix) use of a method of accounting other than the accrual method; (x) interest held in a “controlled foreign corporation” (as defined in Section 957 of the Code) on or before the Closing Date; or (xi) any deferred amounts pursuant to Sections 451(c), 455, 456 or 460 of the Code or any corresponding provision of applicable Law.

(m) No member of the Company Group has requested any accounting method change or requested or received any private letter or similar ruling from any Governmental Authority, and no power of attorney granted by any member of the Company Group with respect to any Taxes is currently in force.

(n) No member of the Company Group has participated in any “listed transaction” as contemplated in Treasury Regulations Section 1.6011-4. The Company Group has disclosed on its federal Income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(o) No member of the Company Group has any obligation that includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code or Section 409A of the Code, and no member of the Company Group is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Law).

(p) No member of the Company Group is subject to Income Tax or has a permanent establishment (within the meaning of an applicable Tax treaty or convention) in any country other than its country of formation.

(q) No member of the Company Group has been either a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in a distribution of stock intended to qualify for tax free treatment under Section 355 or 361 of the Code within the last two years.

(r) No member of the Company Group is or has ever been within the last five years, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(s) No member of the Company Group has deferred any Taxes or other amounts pursuant to the CARES Act, the CAA or any other Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with related to COVID-19. No member of the Company Group has applied for or received any employee retention credits.

(t) No member of the Company Group has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has Knowledge that any Governmental Authority has proposed (in writing) any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods for Tax purposes, in all cases, which adjustments would not have been fully accounted for prior to the Closing.

(u) The Company is, and has been since its date of formation, a corporation properly classified as a C corporation for U.S. federal and state Income Tax purposes.

(v) Each member of the Company Group other than the Company is, and has been at all times since its date of formation, properly classified as a Disregarded Entity.

(w) There are no Liens on any of the assets of the Company Group that have arisen in connection with any failure (or alleged failure) to pay any Tax (other than for Taxes not yet due and payable). There are no claims threatened that would reasonably be expected to result in any Lien for Taxes on the assets of the Company Group for which Parent or its Affiliates would reasonably be expected to become liable as a result of the transactions contemplated by this Agreement.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of each material Benefit Plan. The Company Group has made available to Parent true, correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Benefit Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination, opinion, advisory or notification letter (a “Determination Letter”) received regarding the tax-qualified status of each Benefit Plan; (iii) the most recent financial statements for each Benefit Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the three (3) most recent plan years for each Benefit Plan and any summary of material modifications for such Benefit Plans; (v) the current summary plan description for each Benefit Plan; and (vi) all actuarial valuation reports related to any Benefit Plans.

(b) No Benefit Plan is or was, within the last three years, a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA, and, the Company Group has not, within the last three years, contributed to, been required to contribute to, or otherwise had any obligation or Liability in connection with any such “multiemployer plan,” “multiple employer plan” or “multiple employer welfare arrangement.”

(c) Neither the Company Group nor any of its ERISA Affiliates has ever maintained or contributed to, withdrawn from, terminated or incurred any material Liability in respect of an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(d) Each Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code and with respect to each Benefit Plan, all reports, returns, notices, and other documentation required under applicable Laws to have been filed with or furnished to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority or to the participants or beneficiaries of any such Benefit Plan have been filed or furnished on a timely basis. Neither the Company Group nor any fiduciary with respect to any Benefit Plan has incurred any Liability with respect to any Benefit Plan, including any Liability, Tax, penalty or fee under ERISA or the Code (other than to pay premiums, contributions or benefits in the ordinary course). All Liabilities of the Company Group in respect of any Benefit Plan (including workers compensation) or any similar plan previously maintained by the Company Group which have not been paid, have been properly accrued on the Company Group’s most recent financial statements in compliance with GAAP. With respect to the Benefit Plans, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company Group could be subject to any material Liability (other than for routine benefit Liabilities) under the terms of, or with respect to, such Benefit Plans, ERISA, the Code or any other applicable Law, including (i) any failure to satisfy the health plan compliance requirements under the Affordable Care Act, including related information reporting requirements; (ii) any failure to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (iii) any failure to comply with the privacy, security, and breach notification requirements under HIPAA; or (iv) any withdrawal Liability (including any contingent or secondary withdrawal Liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any Liability of the Company Group or any ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable Determination Letter from the IRS indicating that it is (or, in the case of any such pre-approved plan adopted by the Company Group, that the Company Group may rely upon such opinion letter or advisory Determination Letter as evidence that such plan is) so qualified or is in the process of seeking such a Determination Letter. To the Company’s Knowledge, nothing has occurred prior to or since the issuance of such Determination Letter for any Benefit Plan to cause the loss of qualification under the Code of any such plans.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability (other than (i) Liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, Liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such Liability or such Liability is reflected on the Latest Balance Sheet). Neither the Company Group, nor to the Company’s Knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or as otherwise contemplated by this Agreement.

(g) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Benefit Plan that could result in Liability to the Company Group or any ERISA Affiliate. No Benefit Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company Group nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any employee of the Company Group (either individually or as a group) or any other person that such employee or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law. Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with (or is otherwise exempt from) such section and all applicable and binding regulatory guidance (including proposed regulations, notices, rulings, and final regulations).

(h) There is no pending or, to the Company’s Knowledge, threatened claim (other than a routine claim for benefits), Proceeding, examination, audit, investigation or other Proceeding with respect to any Benefit Plan. Neither the Company Group, nor any ERISA Affiliate has any Liability under Section 502 of ERISA. All contributions and payments to such Benefit Plan are deductible under Sections 162 or 404 of the Code. No excise Tax could reasonably be expected to be imposed upon the Company Group under Chapter 43 of the Code.

(i) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the other Transaction Agreements will not (i) entitle any Person to any additional benefits, including severance pay, unemployment compensation or any other payment, (ii) result in any payment becoming due, or increase the amount of any compensation due, to any Person; (iii) accelerate the time of payment or vesting of any benefits under any Benefit Plan, or increase the amount of compensation due any such individual; or (iv) result in triggering or imposition of any restriction or imposition on the rights of the Company Group to amend or terminate any Benefit Plan. Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; nor does the Company have any obligation to provide a “gross-up” or other tax payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(j) At all times during the last three years, to its Knowledge, the Company Group has complied, in all material respects, with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Benefit Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

Section 3.14 Labor Relationships.

(a) Section 3.14(a)(i) of the Disclosure Schedule contains a list of all employees of the Company Group as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual or hourly base compensation rate, (v) eligibility for commission, bonus or other incentive-based compensation, (vi) active or inactive status (including type of leave, if any), and (vii) designation as either exempt or non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act and applicable state Laws, which designation is in compliance and was properly determined in accordance with the Fair Labor Standards Act and applicable state wage and hour Laws. Section 3.14(a)(ii) of the Disclosure Schedule sets forth a complete and accurate list of consultants and contractors of the Company Group as of the date hereof, including for each such Person the following: (A) name; (B) city, state, and country of work location; (C) engagement date; (D) contract fee rate; (E) description of services; and (F) average hours of service per week (where such record is available). Section 3.14(a)(iii) of the Disclosure Schedule contains a copy of each commission, bonus or other incentive-based or performance-based compensation plan established for any employees, consultants or contractors of the Company Group as of the date hereof.

(b) The Company Group is not and has never been a party to or bound by any labor or collective bargaining agreement or other Contract or relationship with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, attempting to represent any employee of the Company Group. There has never been any actual or threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitration or other similar labor activity or dispute affecting the Company Group or any of its employees. No labor organization or group of employees of the Company Group has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or threated in writing or, to the Company’s Knowledge, threatened verbally, to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company Group pending or, to the Company’s Knowledge, threatened by any labor organization or group of employees of the Company Group.

(c) There are no Proceedings against the Company Group pending or, to the Knowledge of the Company, threatened, based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, hiring, resignation or termination of employment of any individual, class or group by the Company Group. To the Company’s Knowledge, no allegations of harassment (including sexual harassment) have been made against the Company Group or any officer, director or supervisor-level employee of the Company Group, and the Company Group has not entered into any settlement agreement related to allegations of harassment (including sexual harassment), bullying or violence by any officer, director or supervisor-level employee of the Company Group, in each case, within the past three years.

(d) The Company Group is, and for the past three years has been, in material compliance with all applicable Laws pertaining to employment and employment practices, including all applicable Laws respecting background checks, drug testing, employee privacy, hiring requirements, restrictive covenants, Trade Secrets, labor relations, fair labor standards, equal employment opportunities, pay equity, unfair labor practices, labor-management relations, discrimination, harassment, retaliation, occupational safety and health, family and medical leave, leaves of absence, sick, vacation and other paid time off, unemployment insurance, classification of exempt employees, reasonable accommodation, disability rights or benefits, immigration, wage and hours, meal and rest periods, minimum wage, overtime compensation, child labor, worker adjustment and retraining notification, workers’ compensation insurance, uniformed services employment and reemployment, whistleblowers, and tax withholding, to the extent they relate to the employees of the Company Group.

(e) To the Company’s Knowledge, no employee currently has any plans to terminate employment with the Company Group independently of or as a result of the transactions contemplated by this Agreement. For the past three years, the Company Group has not furloughed or laid off any employees in a sufficient number to require provision of notice to employees pursuant to the WARN Act. The employment of each employee of the Company Group is terminable at the will of the Company Group, except as otherwise set forth in Section 3.14(e) of the Disclosure Schedule. Except as required by Law, upon termination of the employment of any employees of the Company Group, no severance or other payments will become due. Except as set forth in Section 3.14(e) of the Disclosure Schedule, the Company Group has no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(f) All individuals characterized and treated by the Company Group as consultants or contractors are properly treated as independent contractors under all applicable Laws. Except as set forth in Section 3.14(f) of the Disclosure Schedule, the Company Group is not currently, and has not been in the past three (3) years, a party to any Contracts with any professional employer organization or temporary staffing agency pursuant to which such organization or agency co-employed or jointly employed employees of the Company Group.

(g) To the Company’s Knowledge, all employees of the Company Group are residing and/or working in the United States: (i) free of any restrictions or limitations on their ability to accept and maintain employment lawfully in the United States; and (ii) in compliance with all applicable Laws relating to immigration and naturalization. During the past three years, to the Company’s Knowledge, no Proceeding has been filed against the Company Group or any employees of the Company Group that: (i) alleges any failure so to comply with federal immigration Laws; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of the Company Group to sponsor employees for immigration benefits and, to the Company’s Knowledge, there is no reasonable basis for any of the foregoing. The Company Group maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. The Company Group maintains current files containing proof of eligibility to work in the United States for all current and former employees of the Company Group to the extent required by applicable Law.

(h) The Company Group is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation or remuneration for any services performed for the Company Group prior to the Effective Time, or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company Group has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from amounts paid or owing to employees of the Company Group and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(i) During the past three years, there have been no Proceedings filed, pending, threatened or reasonably anticipated against the Company Group or any of its employees relating to any current or former employee, consultant, or independent contractor of the Company Group, any applicant for employment with the Company Group, or relating to any employment agreement, consulting agreement, or independent contractor agreement between the Company Group and any current or former employee, consultant, or independent contractor of the Company Group. To the Knowledge of the Company, there are no internal complaints or reports by any current or former employee of the Company Group alleging failure to pay minimum wage or overtime compensation, or misclassification of the current or former employee as exempt from minimum wage and overtime compensation requirements under applicable Law, that are currently pending or under investigation. No member of the Company Group is a party to a conciliation agreement, consent decree, settlement agreement, or other agreement or Order with any Governmental Authority with respect to employment practices. The Company Group has not received written notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety, insurance, immigration, or workers’ compensation Laws to conduct an investigation or audit of the Company Group and, to the Company’s Knowledge, no such investigation or audit is in progress.

(j) The Company Group has complied with the WARN Act. The Company Group has not taken, and has no plans to undertake, any plant closing, mass layoff or other action that would trigger the WARN Act.

Section 3.15 Litigation. As of the date hereof, there is no Proceeding pending or, to the Company’s Knowledge, threatened, against the Company Group or any of its respective properties or assets or, to Company’s Knowledge, any manager, director or officer the Company Group in their capacities as such nor is there any material judgment outstanding against the Company Group. To the Company’s Knowledge, there is no reasonable basis on which any material Proceeding may be brought or threatened against the Company Group. None of the Company Group or any of its respective properties or assets is subject to any material Order of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent.

Section 3.16 Compliance with Applicable Law; Regulatory Matters.

(a) During the last three years (i) the Company Group has been, in material compliance with all applicable Laws relating to the operation and conduct of their businesses or any of their properties or facilities, including all FAA and foreign CAA regulatory and other requirements applicable to the business of the Company Group; and (ii) the Company Group has not received (x) written notice of any violation, alleged violation or potential violation of any such Laws, including by the FAA or any foreign CAA, (y) non-written notice, including by the FAA or any foreign CAA, of (A) any violation, alleged violation or potential violation of any such Laws that would, in each case (x) and (y), individually or in the aggregate, reasonably be expected to be material to the business of the Company Group or (B) any actual, alleged, or potential obligation on the part of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group.

(b) No event has occurred, and no condition exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (x) a material violation by the Company Group of, or a failure on the part of the Company Group to comply with, any Law relating to the operation and conduct of their businesses or any of its properties or facilities, including all FAA and foreign CAA regulatory and other requirements applicable to the business of the Company Group, or (y) any obligation on the part of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to their businesses.

(c)  Each of the Company Products and Services manufactured by or on behalf of the Company Group has been manufactured in accordance with (i) the product registration applicable to such product, (ii) the specifications under which the product is normally and has normally been manufactured, (iii) the applicable provisions of current “CE” or “UL” good manufacturing practices or other Governmental Authority and (iv) without limiting the generality of this Section 3.16, the provisions of all applicable Laws.

(d)  The Company Group has obtained all material registrations, waivers or submissions required for the sale of Company Products and Services and all amendments and supplements thereto, and all other material Permits required by any Governmental Authority to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Company Group is in compliance in all material respects with each such Regulatory Approval held by or issued to it. Except as listed on Section 3.16(d), the Company Group is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals. The Company Group has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(e)  There is no Proceeding pending or, to the Company’s Knowledge, threatened seeking the recall of any of the Company Products and Services or the revocation or suspension of any material Regulatory Approval. The Company Group has made available to Parent complete and correct copies of all material Regulatory Approvals. In addition, (i) the Company Group has made available to Parent a complete and correct copy of the Product Data; (ii) to the Company’s Knowledge, all Laws applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with in all material respects; and (iii) to the Company’s Knowledge, the Company Group has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals in all material respects.

(f)  To the Company's Knowledge, there exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, waiver, export license or other license, or Consent of any Governmental Authority with respect to the Company Group or any of the Company Products and Services; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any of the Company Products and Services from the market, the termination or suspension of any testing of any of the Company Products and Services, or the change in marketing classification of any of the Company Products and Services.

(g)  Except as set forth in Section 3.16(g) of the Disclosure Schedule, all Company Products and Services which have been sold through the Company Group have been merchantable and free from material defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Section 3.16(g) of the Disclosure Schedule hereto, the Company Group has not received any material claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Company Products and Services.

(h)  The Company Group is and has been in compliance in all material respects with all Laws requiring the maintenance or submission of reports or records under requirements administered by any Governmental Authority. To the Company's Knowledge, the Company Group, or any of its respective employees or agents, has not made an untrue or fraudulent statement to any applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a material fact required to be disclosed to any Governmental Authorities.

(i)  The Company Group and the equityholders of the Company Group have not been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by any Governmental Authority and there are no Proceedings pending or, to the Company’s Knowledge, threatened that reasonably might be expected to result in criminal or civil Liability or debarment, exclusion or disqualification by any Governmental Authority. The Company Group has not received written notice of or been subject to any other enforcement action involving any Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the Company Group’s Knowledge, threatened in writing against the Company Group.

Section 3.17  Environmental Matters. Except as set forth in Section 3.17 of the Disclosure Schedule:

(a)  the Company Group holds and has complied in all material respects at all times with all material Environmental Permits, and otherwise have complied in all material respects with all Environmental Laws;

(b)  the Company Group has conducted its business and has used and operated the Real Property at all times in compliance in all material respects with all applicable Environmental Laws;

(c)  the Company Group has not received any written Environmental Claim and there is no threatened Environmental Claim (i) against the Company Group or the Real Property or (ii) against any Person whose Liability for Environmental Claims the Company Group may have assumed contractually or by operation of law with respect to the Real Property, the Company Group or its business;

(d)  there is no Environmental Condition at, under, in the vicinity of or emanating from, the Real Property;

(e)  the Company Group has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated the Real Property in such manner as have given or would reasonably be expected to give rise to any Liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws and no Environmental Lien has attached to the Real Property;

(f)  the Company Group has not entered into any consent order or other similar agreement with any Governmental Authority, other than the Environmental Permits, that imposes obligations under Environmental Laws on the Company Group;

(g)  the Company Group has not either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or Remedial Proceeding, of any other Person relating to Environmental Laws;

(h)  the Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and no condition at such properties exists that, if known to a Governmental Authority, would reasonably be expected to qualify such property for inclusion on any such list; and

(i)  the Company Group has made available to Parent all environmental investigation reports, including any Phase I or Phase II assessment reports, concerning the Real Property that concern any material Environmental Condition on, under or in the Real Property.

Section 3.18  Licenses and Permits.

The Company Group holds all Permits, including all FAA and foreign CAA Permits, that are necessary for the Company Group to own, lease and operate their respective properties, including unmanned free balloons, aircraft and all associated equipment, or to conduct their businesses consistent with past practice. All applications for or renewals of all Permits such have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Agreements. All Permits issued by or pending before any Governmental Authority, the Federal Aviation Regulations, and any other applicable Laws, directives, or policies of the FAA or any foreign CAA, have been validly obtained, are in full force and effect and will remain in full force and effect immediately following the Closing. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to constitute or result in a material violation of, or a failure to comply in any material respect with, any term or requirement thereof, or result in the revocation, withdrawal, suspension, cancellation or termination thereof. The Company Group is and have been in compliance with the terms of all applicable Permits in all material respects. The Company Group has not received written notice that any such Permit has been, will or may be revoked, cancelled, suspended or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to its Knowledge, threatened against it with respect to any such Permit.

Section 3.19  Brokers and Other Fees.

(a)  Except as set forth on Section 3.19(a) of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company Group or its equity holders who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process. All fees, commissions or like payments to any Person listed on Section 3.19(a) of the Disclosure Schedule shall be paid at Closing, and following the Closing, neither Parent nor any of its respective Affiliates will have any obligation of any kind with respect to the matters or agreements listed on Section 3.19(a) of the Disclosure Schedule.

(b)  Except as set forth in Section 3.19(b) of the Disclosure Schedule, there are no contracts, commitments, understandings or arrangements of any kind for payment of any incentive fees, bonuses, success fees, change in control payments and other similar compensation of any kind in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

Section 3.20  Tangible Personal Property; Title; Sufficiency of Assets.

(a)  Section 3.20(a) of the Disclosure Schedule lists all Contracts that relate to the leasing of personal property (“Personal Property Leases”) involving annual payments in excess of $250,000 to which any member of the Company Group is a party or by which the properties of the Company Group are bound. The Company Group has delivered to Parent complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)  The Company Group (and not any Affiliate thereof) has a valid leasehold interest under each of the Personal Property Leases, and there is no default under any Personal Property Lease by the Company Group or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and the Company Group, and to the Company’s Knowledge, each other party thereto is in compliance with all obligations of the Company Group or such other party, as the case may be, thereunder.

(c)  Section 3.20(c) of the Disclosure Schedule lists material fixed tangible personal property owned by the Company Group. All material tangible personal property owned by the Company Group and all of the material items of tangible personal property used by the Company Group under the Personal Property Leases or otherwise have been well maintained, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course of Business that are not material in nature or cost.

(d)  The Company Group (and not any Affiliate thereof) has good and marketable title to all of its tangible personal property required to be identified on Section 3.20(c) of the Disclosure Schedule and all of its other assets, in each case, free and clear of any and all Liens, except for Permitted Liens. Such assets, together with the tangible personal property used under the Personal Property Leases, include all assets, rights and interests (i) reasonably required for the continued conduct of the Company Group’s business as currently conducted and (ii) used in connection with the achievement of the results reflected in the Company Financial Statements. Except as set forth on Section 3.20(d) of the Disclosure Schedule, no Affiliate of the Company Group owns or has owned any assets that have been used in the conduct of the Company Group’s in the past three years or in the achievement of the results reflected in the Company Financial Statements. For the past three years, the Company Group has not suffered theft, damage, destruction or casualty loss in excess of $10,000 to its assets, whether or not covered by insurance.

Section 3.21  Certain Business Practices; OFAC.

(a)  None of (a) the Company Group, any director or officer or, to the Company’s Knowledge, no representative, agent or employee of the Company Group at the direction of or on behalf of the Company has directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company Group, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters, or (iv) otherwise participated in illegal activities.

(b)  The Company Group (i) is currently and has been at all times in compliance with all Patriot Act Related Laws (defined below), and (ii) is not and has never been a Person: (A) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (B) owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering Law; (D) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order; (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control, at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of that list; or (F) who is an Affiliate of a Person referenced above.

Section 3.22  Insurance. The Company Group has maintained with financially sound and reputable insurers insurance against loss or damage of the kinds customarily insured against, including fire, liability, workers’ compensation or vehicular by reputable companies in the same or similar business, of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances as the Company Group. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company Group or its Affiliates and relating to business of the Company Group, (collectively, the “Insurance Policies”), all of which are in full force and effect. Section 3.22 of the Disclosure Schedule specifically identifies which Insurance Policies of the Company Group and its respective Affiliates that pay only those claims that occur and are filed during the period covered by the policy. The Company Group is in compliance with all Insurance Policies. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. All premiums due on such Insurance Policies have been paid. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. None of the Company Group or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the businesses of the Company Group and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. All of the Insurance Policies will be continued in full force and effect up to and including the Closing Date. The Company Group has made available to Parent summary information regarding each of the Insurance Policies. The Company Group has given timely notice to the insurer under each of the Insurance Policies of all claims that may be insured thereby. Except as disclosed in Section 3.22 of the Disclosure Schedule, for the past three years, no insurer has denied the coverage of, or has delivered a notice of material limitation of coverage or a notice that a defense will be afforded with reservation of rights with respect to, any claim under any Insurance Policy of the Company Group, and except as disclosed in Section 3.22, no insurer has provided any notice of cancellation or any other indication. To the Company’s Knowledge, there is no reason to believe, that any insurer plans to cancel any Insurance Policy of the Company Group or materially raise the premiums or materially alter the coverage under any Insurance Policy of the Company Group in a manner adverse to the Company Group.

Section 3.23  Affiliate Transactions. Except as set forth on Section 3.23 of the Disclosure Schedule, no Related Party (a) is a party to any Contract with any member of the Company Group; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any franchisor, competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company Group (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than 5% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the Company Group or necessary for their respective businesses; (d) has outstanding any Indebtedness owed to the Company Group; or (e) has received any funds from the Company Group since the date of the Latest Balance Sheet, or is the obligee or beneficiary of any Liability of the Company Group, in each case, except for employment-related compensation or Liabilities therefor received or payable in the Ordinary Course of Business.

Section 3.24  Customers, Suppliers and Key Relationships.

(a)  Section 3.24(a) of the Disclosure Schedule sets forth a complete and correct list of the top ten customers of the Company Group based on revenue for each of the fiscal years ended December 31, 2024 and December 31, 2025 and the amount of sales to each such customer during such period. Except as set forth on Section 3.24(a) of the Disclosure Schedule, since December 31, 2024, no such customer has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, in a manner material to the Company, its relationship with the Company Group, nor is there any dispute therewith. To the Company’s Knowledge, there is no reasonable basis to believe that the transactions contemplated in connection herewith will have an adverse impact on the relationship between the Company Group, on the one hand, and any customer listed in Section 3.24(a) of the Disclosure Schedule, on the other hand.

(b)  Section 3.24(b) of the Disclosure Schedule sets forth a complete and correct list of the top ten suppliers of the Company Group based on aggregate purchases for each of the fiscal years ended December 31, 2024 and December 31, 2025 and the amount of purchases from each such supplier during such period. Except as set forth on Section 3.24(b) of the Disclosure Schedule, since December 31, 2024, no such supplier has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, in a manner material to the Company, its relationship with the Company Group, nor is there any dispute therewith.

Section 3.25  Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, data processing, information technology and/or software systems and any other networks or systems and related services that are used by or relied on by the Company Group in the conduct of its business, including all software, hardware, networks, communications facilities, platforms, middleware, servers, workstations, routers, hubs, internet websites, mobile applications, data, databases, programs, source code and object code, and user manuals related to any of the foregoing, and related systems and services in the custody or control of the Company Group (collectively, the “IT Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that have caused any substantial or material disruption or interruption (including, but not limited to, a disruption or interruption lasting more than two hours) in or to the use of any such IT Systems by the Company Group. The Company Group is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Company Group’s business. The IT Systems are, to the Knowledge of the Company (i) free from all material defects in design, workmanship and materials, (ii) sufficient for the needs of the Company Group to conduct its business as currently conducted, including the performance of all computing, information technology and data processing operations necessary for the operation of the Company Group Group’s business, and (iii) in good working condition. All IT Systems, other than software and other IT Systems that are duly and validly licensed to the Company Group pursuant to a valid and enforceable Contract, are owned and operated by and are under the control of the Company Group. To the Knowledge of the Company, and except as otherwise set forth in Section 3.03 or 3.25 of the Disclosure Schedule, from and after the Closing Date, the Company Group will have and be permitted to exercise the same rights with respect to the IT Systems as the Company Group would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company Group would have otherwise been required to pay anyway (and other than any fee increases based on increased usage as a result of the transactions).

Section 3.26  Information Security and Data Privacy.

(a)  The Company Group is, and has been for the past three years in compliance, in all material respects, with the following Laws, in each case solely to the extent applicable to the Company Group and solely to the extent related to the collection, use, disclosure, and protection of Personal Information: (i) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (ii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (iii) the Privacy Act of 1974, as amended; (iv) the Right to Financial Privacy Act of 1978, as amended; (v) the Privacy Protection Act of 1980, as amended; (vi) the Electronic Communications Privacy Act (ECPA) of 1986, as amended; (vii) the Video Privacy Protection Act (VPPA) of 1988, as amended; (viii) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (ix) the Telecommunications Act of 1996, as amended; (x) HIPAA; (xi) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (xii) the Financial Modernization Act (Gramm-Leach-Bliley Act (GLBA)) of 2000, as amended; (xiii) state Laws governing the use of electronic communications, e.g., email, text messaging, telephone, paging and faxing; and (xiv) state, Federal, and international Laws governing the processing of Personal Information, state, Federal, and international Laws requiring privacy disclosures to consumers, state, Federal, and international Personal Information breach notification Laws, state, Federal, and international Laws investing individuals with rights in or regarding Personal Information about such individuals and the use of such Personal Information, and any state, Federal, and International Laws regarding the safeguarding of Personal Information, including encryption (collectively, “Information Security and Data Privacy Laws”).

(b)  The Company Group has an external-facing privacy policy regarding the collection, use and disclosure of Personal Information in connection with the operation of the business and is and has been in material compliance with such privacy policy for the past three years. None of the Company Group’s privacy statements or disclosures contained in such privacy policy have been or are materially misleading or deceptive. The transactions contemplated by this Agreement will not violate any privacy statements, other consumer-facing disclosures, or Data Protection Requirements. Except as would not reasonably be expected to result in liability material to the Company Group, taken as a whole, where required by Information Security and Data Privacy Laws, the Company Group has provided any notice and obtained any consent necessary for the processing of Personal Information by the Company Group. To the Company’s Knowledge, the Company Group is not subject to any obligation that would prevent Parent or its Affiliates from using any Personal Information of the Company Group in a manner that is consistent with Information Security and Data Privacy Laws. Except as would not reasonably be expected to result in liability material to the Company Group, taken as a whole, where required by Information Security and Data Privacy Laws, the Company Group has provided any required notice and obtained any required consent for Parent or its Affiliates to process such information following the Closing in the same manner as Company Group processed such information immediately preceding the Closing.

(c)  There are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company Group that allege either (i) a material (y) security breach of any IT Systems or (z) breach involving Personal Information, or data breach of the Company Group’s computer or other electronic systems; or (ii) a material violation by the Company Group of the applicable Information Security and Data Privacy Laws.

(d)  To the Company’s Knowledge, in the past five (5) years, except as would not reasonably be expected to result in liability material to the Company Group, there has been no breach of the Company Group IT Systems or unauthorized access to, acquisition of, disclosure of, or loss of material Company confidential information, including but not limited to Personal Information, possessed or controlled by the Company Group, including through any of its third-party vendors. Where applicable, the Company Group has materially satisfied all applicable Data Protection Requirements regarding same.

(e)  The Company Group has established and implemented commercially reasonable physical, technical, and administrative measures to protect the confidentiality, integrity and security of the Company Group IT Systems, and the Company’s confidential information, including but not limited to Personal Information, in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse and the Company Group is in compliance, in all material respects, with and abides by applicable policies, programs and procedures adopted by the Company Group.

(f)  Neither (i) the execution, delivery, or performance of this Agreement by the Company Group and the other Transaction Agreements by the Company Group, or (ii) the Surviving Entity’s possession and processing of the Company’s confidential information, including but not limited to Personal Information, in the Company Group’s possession, to the extent the Surviving Entity’s possession complies with all Data Protection Requirements, will result in any material breach or violation of any applicable (x) internal privacy policy of the Company Group, (y) Material Contract, or (z) any Information Security and Data Privacy Laws pertaining to the collection, use, disclosure, or protection of Personal Information. Upon the Closing, to the Company’s Knowledge the Surviving Entity will continue to have the right to use such Personal Information on terms and conditions substantially similar as the Company Group enjoyed immediately prior to the Closing to the extent such Surviving Entity’s use of such Personal Information complies with all Data Protection Requirements.

(g)  (i) To the extent that the Company Group has developed, deployed, or used artificial intelligence systems, tools, models, and applications (collectively, “AI Systems”), the Company has, to its Knowledge, done so in compliance in all material respects with all applicable federal, state, local, or foreign laws, regulations, rules, orders, directives, other legal requirements specifically governing the development, deployment, or use of artificial intelligence (collectively, “AI Laws”); (ii) except as would not reasonably be expected to result in liability material to the Company Group, the Company Group has implemented and maintains commercially reasonable policies, procedures, governance frameworks, risk assessments, technical safeguards, and organizational measures with respect to the development, deployment, and use of AI Systems; (iii) to the Knowledge of the Company Group, no AI System developed, deployed, or used by the Company Group has materially violated any applicable AI Laws or Information Security and Data Privacy Laws; and (iv) the Company Group has not received and has no Knowledge of any pending or threatened written notice, complaint, claim, or inquiry from any governmental authority, regulatory body, or third party alleging that any AI System or the Company Group’s development, deployment, or use of AI Systems materially violates any applicable AI Laws or Information Security or Data Privacy Laws.

Section 3.27  Government Contracts.

(a)  Each material Government Contract to which any member of the Company Group is a party, and on which any continuing rights or obligations of any party exist, is listed in on Section 3.27(a) of the Disclosure Schedule and identified by (i) contract name, (ii) customer, (iii) customer’s contract or order number, (iv) date of award, (v) period of performance, (vi) the Company Group’s internal project code number (if applicable), (vii) contract type (e.g., firm fixed price, cost reimbursable, time and material), and (viii) contract revenue from inception to the date hereof and the Closing Date (true and complete copies of which, including all modifications and amendments thereto, have been delivered by the Company Group to Parent).

(b)  Section 3.27(b) of the Disclosure Schedule lists and identifies each outstanding bid, proposal, offer or quotation made by the Company Group or by a contractor team or joint venture in which the Company Group is participating (each, a “Bid”) that, if accepted, would lead to a Government Contract, identified by (i) the Person to whom such Bid was made, (ii) the date submitted, (iii) the subject matter of such Bid, (iv) the anticipated award date, (v) the estimated period of performance, and (vi) the estimated value based upon such Bid (true and complete copies of which, including all modifications and amendments thereto, have been delivered by the Company Group to Parent).

(c)  The Government Contracts were entered into in the Ordinary Course of Business based upon assumptions that the Company Group’s management believes to be reasonable. The Company Group has no Government Contract for which the most recent estimated total costs of completing, as estimated in good faith by the Company Group, indicates that such Government Contract will be completed at a loss (i.e., the Company’s total cost of performance as reasonably calculated by the Company Group exceeding the total payments by the customer). Listed on Section 3.27(c) of the Disclosure Schedule is each Government Contract under which the Company Group currently is experiencing, in any material respect, any cost, schedule, technical or quality problems.

(d)  Section 3.27(d) of the Disclosure Schedule lists every Government Contract on which performance has been completed but final payment has not been received. The Company Group has not received any notice stating that the Company Group has any Liabilities under any such Government Contract.

(e)  The Company Group has complied in all respects with all applicable statutory and regulatory requirements pertaining to the Government Contracts and to each of the Company Group’s Bids, including the Truth in Negotiations Act, the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles, and the Cost Accounting Standards.

(f)  Except as set forth on Section 3.27(f) of the Disclosure Schedule, (i) the Company Group has complied in all respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of its Government Contracts, whether incorporated expressly, by reference, or by operation of Law; (ii) the Company Group’s cost accounting, purchasing, inventory, and quality control systems are in compliance with all applicable government procurement statutes and regulations and with the requirements of its Government Contracts (or any of them); (iii) the cost accounting practices that the Company Group used or is using to estimate and record costs in connection with the submission of bids and performance of each Government Contract are (and have been) in compliance with applicable Law, including, to the extent applicable, the FAR Cost Principles (48 C.F.R. Part 31) and Cost Accounting Standards (48 C.F.R. Chap. 99), and have been properly disclosed to the U.S. government (if required to be disclosed by applicable Laws); (iv) the Company Group is in compliance with all applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR); and (v) no facts, events, or other circumstances exist that violate the covenant against contingent fees under any Government Contract or 10 U.S.C. § 1506, 41 U.S.C. § 254 or FAR 52.203-5.

(g)  All facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company Group in connection with any Government Contract or Bid were current, accurate, and complete in all respects as of the date of their submission. The Company Group has complied in all respects with all applicable representations, certifications, and disclosure requirements under its Government Contracts and each of its Bids. Section 3.27(g) of the Disclosure Schedule sets forth a list of the Company Group’s employees performing services related to a Government Contract. Each such employee possesses or possessed (during the time of such performance) all of the required credentials (e.g., education and experience) specified in or required by such Government Contract.

(h)  The Company Group has developed and implemented a government contracts compliance program that includes corporate policies and procedures designed to ensure compliance with applicable U.S. government procurement statutes, regulations and contract requirements. To the Knowledge of the Company Group, no facts exist that could reasonably be expected to give rise to Liability to the Company Group under the False Claims Act. The Company Group has not made any payment, directly or indirectly, to any Person in violation of applicable Laws, including the Procurement Integrity Act (41 U.S.C. § 423) and other Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments. Attached to Section 3.27(h) of the Disclosure Schedule is a true and accurate copy of the Company Group’s “ethics compliance” policy describing how its employees are required to conduct themselves and perform work under Government Contracts. The Company Group has provided its employees a copy of its “ethics compliance” policy and instructed them to comply with such policy. The Company Group’s employees have conducted themselves in accordance with its “ethics compliance” policy. The Company Group has complied in all material respects with all import, export, International Traffic in Arms Regulations (ITAR), and related requirements, and if it has any related filings, permits or licenses (to include any DDTC licenses), or any non-U.S. equivalents of these requirements, they are provided at Section 3.27(h) of the Disclosure Schedule. No “foreign person” (as defined in 31 C.F.R. 800.224) owns, controls, or holds any direct or indirect interest equity or voting interest in the Company Group.

(i)  Except as described on Section 3.27(i) of the Disclosure Schedule, the Company Group has not undergone, nor is undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any of its Government Contracts (where such activity is either outside the Ordinary Course of Business or would reasonably be expected to result in a Liability). No audit, review, inspection, investigation, survey or examination of records described on Section 3.27(b)(v) of the Disclosure Schedule has revealed any fact, occurrence, or practice that, to the Knowledge of the Company Group, could reasonably be expected to affect the assets or business of the Company Group or its continued eligibility to receive and perform Government Contracts.

(j)  Except as described on Section 3.27(j) of the Disclosure Schedule, in connection with its Government Contracts, there are no adverse or negative past performance evaluations or ratings of any nature by the U.S. government or, to the Knowledge of the Company, any facts that would reasonably be expected to result in any adverse or negative past performance evaluation or rating by the Government, and that could reasonably be expected to adversely affect the evaluation of any of the Company Group’s (or its successors’) bids or proposals for future Government Contracts.

(k)  Except as described on Section 3.27(k) of the Disclosure Schedule, there are no outstanding claims or disputes against the Company Group relating to any Government Contract that have been communicated to the Company Group, nor, to the Knowledge of the Company Group, any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future.

(l)  The Company Group has not been, and is currently not under or identified in any administrative, civil or criminal investigation or indictment disclosed to the Company Group involving alleged false statements, false claims or other misconduct relating to any Government Contract or Bids, and there is no reasonable basis for any such investigation or indictment. The Company Group has not been, and currently is not, a party to any administrative, civil or criminal litigation involving alleged false statements, false claims, or other misconduct relating to any Government Contract or Bids, and, to the Knowledge of the Company Group, there is no reasonable basis for any such proceeding nor is any such litigation threatened or contemplated.

(m)  Except as described on Section 3.27(m) of the Disclosure Schedule, neither the U.S. government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set-off, or attempted to withhold (other than the hold-backs pursuant to contracts in the Ordinary Course of Business) or set-off, material amounts of money otherwise acknowledged to be due to the Company Group under a Government Contract.

(n)  Neither the U.S. government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company Group of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision, or specification except where such violation or breach would reasonably be expected to be immaterial. The Company Group has not received any show cause, cure, deficiency, default, or similar notice relating to any Government Contract. Neither the Company Group nor any director, officer, employee, consultant, or Affiliate of the Company Group has been or is currently suspended, debarred or proposed for suspension or debarment from government contracting, and no facts exist which could cause or give rise to such suspension or debarment or proposed suspension or debarment. No determination of non-responsibility has ever been issued against the Company Group with respect to any Bid. Except as set forth on Section 3.27(n) of the Disclosure Schedule, the Company Group has not received any notice in writing terminating or indicating an intent to terminate any Government Contract for default or convenience, nor has any Government Contract to which the Company Group is or was a party been terminated for default or convenience, and to the Knowledge of the Company Group, there is no reasonable basis for any termination for default.

(o)  Except as set forth on Section 3.27(o) of the Disclosure Schedule:

(i)  No member of the Company Group is a party, nor has it been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Governmental Entity under such task order or delivery order, are not or were not materially within the scope of the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order was issued; and

(ii)  there has been no allegation, charge, finding, investigation or report conducted or prepared internally by the Company Group or externally on behalf of the Company Group, to the effect that the Company Group has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (i) above.

(iii)  The Company Group has not made any assignment of any Government Contract or of any right, title, or interest in or to any Government Contract to any Person. The Company Group has not entered into any financing arrangements with respect to the performance of any Government Contract.

(iv)  The Company Group and its respective employees hold such security clearances as are required to perform Government Contracts of the type currently being performed by the Company Group. Section 3.27(o)(iv) of the Disclosure Schedule sets forth the number of Company employees who have a security clearance. The Company Group is in compliance with all applicable requirements under each of its Government Contracts relating to the safeguarding of and access to classified information and all applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof. Except to the extent prohibited by applicable Laws, Section 3.27(o)(iv) of the Disclosure Schedule sets forth all facility security clearances held by the Company. There is no existing information, fact, condition or circumstance that would cause the Company Group to lose its facility security clearances.

(p)  Section 3.27(p) of the Disclosure Schedule lists each Government Contract that includes one or more provisions addressing actual or potential “organizational conflicts of interest,” as defined in FAR 2.101. Except as set forth Section 3.27(p) of the Disclosure Schedule, the Company Group has not had access to non-public information or provided systems engineering, technical direction, consultation, technical evaluation, source selection services, or services of any type, or prepared specifications or statements of work, or engaged in any other conduct, that creates an actual or potential organizational conflict of interest for the Company Group with respect to those Government Contracts to which anu member of the Company Group is a party. The Company Group has developed and implemented procedures designed to identify potential organizational conflicts of interest, which have been described to Parent.

(q)  With respect to each multiple award schedule Government Contract, Section 3.27(q)(i) of the Disclosure Schedule identifies the basis of award customer (or category of customers) and the Government’s price or discount relationship to the identified basis of award customer (or category of customers) agreed to by the General Services Administration and the Company Group at time of award or pricing of such Government Contract. Section 3.27(q)(ii) of the Disclosure Schedule sets forth a description of the processes that the Company Group has implemented to track sales to the basis of award customer (or category of customer) to assure compliance with the Price Reductions clause in each multiple award schedule Government Contract. The Company Group has complied with the notice and pricing requirements of the Price Reduction clause in each multiple award schedule Government Contract, and there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company Group’s failure to comply with the Price Reductions clause. Except as set forth on Section 3.27(q)(iii) of the Disclosure Schedule, the Company Group has filed all reports related to, and paid all industrial funding fees required to be paid by it under, any multiple award schedule Government Contract. Section 3.27(q)(iv) of the Disclosure Schedule lists each pre-award and post-award audit or review conducted by General Services Administration of the Company Group’s multiple award schedule Government Contracts. A complete and accurate copy of the report of each such audit has been made available by the Company to Parent.

(r)  Except as set forth on Section 3.27(r)(i) of the Disclosure Schedule, the Company Group has not been awarded any prime contract by any Governmental Entity with a term that expires after the Closing Date under which the Company Group certified or represented that the Company Group was a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law. Except as set forth on Section 3.27(r)(ii) of the Disclosure Schedule, the Company Group has not certified or represented in writing to any prime contractor or any higher-tier subcontractor that the Company Group is a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or a women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law. Except as set forth on Section 3.27(r)(iii) of the Disclosure Schedule, to the Company’s Knowledge, the Company Group has not been identified or otherwise included in any subcontracting plan or similar plan as a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or a women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law by any prime contractor providing services to any Government Agency. With respect to Government Contracts, the Company Group’s status as a large business will not legally preclude the award of any subsequent task orders or options; provided, that the customer thereunder may, in its discretion, cease to award subsequent task orders and options as a result of the Company Group’s status as a large business. Except as set forth on Section 3.27(r)(iv) of the Disclosure Schedule, none of the Company Group’s current Government Contracts qualify as small business set-asides, HUB Zone small business set asides, veteran-owned small business set asides, service disabled veteran owned set asides, small disadvantaged set asides or any other similar federal, state or local government set aside, nor did the Company Group certify itself as such.

Section 3.28  No Additional Representations. Except for the representations and warranties made by the Company Group in this ARTICLE III, and any certificate delivered by or on behalf of the Company Group hereunder, neither the Company Group nor any other Person makes any express or implied representation or warranty with respect to the Company Group or its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and the Company Group hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (i) the Parent SEC Reports, other than any information that is predictive or forward looking in nature or information contained under the captions “Risk Factors” or “Forward Looking Statements” or (ii) the disclosure schedule (or the applicable section or sections thereof noted below) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company as of the date hereof as follows:

Section 4.01  Organization. Each of Parent and Merger Sub is a corporation, each duly incorporated, validly existing and in good standing under the Laws of its state of organization and has all power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof and to execute, deliver and perform its respective obligations under this Agreement and the other Transaction Agreements to which such Party is or will be a party and to consummate the transactions contemplated hereunder and thereunder. Each of Parent and Merger Sub are duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a material adverse effect on Parent.

Section 4.02  Subsidiaries. All of the shares of capital stock of each Subsidiary of Parent held by Parent or another Subsidiary of Parent are fully paid and nonassessable and are owned by Parent or a Subsidiary of Parent. Each Subsidiary of Parent is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Subsidiary of Parent is duly qualified or registered as a foreign corporation or limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a material adverse effect on Parent.

Section 4.03  Capital Structure.

(a)  The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.0001 per share. As of March 20, 2026, (i) 467,131,182 shares of Parent Common Stock were issued and outstanding, 250,314,512 shares of Parent Common Stock were reserved for issuance upon the payment of outstanding restricted stock units or other awards or pursuant to plans of Parent under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part of the value of, Parent Common Stock has been conferred on any Person, and no Parent Common Stock are held by Parent in its treasury. All of the outstanding shares of Parent Common Stock are, and when shares of Parent Common Stock are issued in connection with the Merger such shares of Parent Common Stock will be duly authorized, validly issued, fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of the Parent Common Stock, and the issuance thereof is not subject to any preemptive or other similar right. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, $0.01 par value per share. All of the issued and outstanding shares of common stock of Merger Sub are owned by Parent. Assuming the accuracy of the representations made by the Company in ARTICLE III, the offer and issuance by Parent of the Parent Common Stock to be issued as part of the Merger Consideration will be exempt from registration under the Securities Act.

(b)  Except for this Agreement and agreements entered into and securities and other instruments issued after the date hereof or pursuant to any of Parent’s Employee Benefit Plans or other similar arrangements entered in the ordinary course and except as disclosed on Section 4.03(b) of the Parent Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Parent is authorized or outstanding, and (ii) there is no commitment by Parent to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Parent or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Parent Common Stock.

Section 4.04  Share Issuance; Sufficiency of Funds. As of immediately prior to the Closing, the shares of Parent Common Stock to be delivered by Parent as Merger Consideration shall be duly authorized and validly reserved for issuance. Upon consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms hereof, the Parent Payment Shares issued as Merger Consideration shall be duly authorized, validly issued, fully paid and nonassessable, and the Stockholders shall acquire good, valid and marketable title to such Parent Payment Shares, free and clear of any Lien other than Liens created by the Stockholders, applicable securities Laws or the terms of this Agreement or the other Transaction Agreements. The issuance of the Parent Payment Shares will be consummated in compliance in all material respects with all applicable federal and state securities Laws, other than Laws imposed on the Stockholders. At the Closing, Parent will have sufficient funds available (including cash, available lines of credit or other sources of immediately available funds) to permit Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, including the payment of all cash amounts payable hereunder.

Section 4.05  Authority; Execution and Delivery, Enforceability. Each of Parent and Merger Sub have all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each of the other Transaction Agreements to which it is, or will be, a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of Parent and Merger Sub. Each of Parent and Merger Sub have duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or will be, a party, and (assuming the due authorization, execution and delivery by the Parties other than Parent and Merger Sub) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or will be, a party will after the Closing constitute, the legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding.

Section 4.06  No Conflicts; Consents. The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby will not: (a) contravene, conflict with or result in any violation or breach of any provision of the charter or organizational documents of Parent or Merger Sub; (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which any of Parent or Merger Sub or any of their respective assets or properties is bound; (c) require any Consent of, or the giving of any notice to, or filing with, any Governmental Authority on or before the Closing Date; or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of, or require the Consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, Permit, agreement, lease, franchise agreement or any other instrument or obligation to which Parent, Parent or Merger Sub is a party, or by which it or any of its respective properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those Consents and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which, would not, individually or in the aggregate, be expected to have a material adverse effect on Parent.

Section 4.07  Litigation. There is no Proceeding (or, to the Knowledge of Parent, investigation) pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Parent, nor is there any judgment outstanding against Parent that has had or could reasonably be expected to have a material adverse effect on Parent. To the Knowledge of Parent, there is no basis on which any such Proceeding may be brought or threatened against Parent or any of its Subsidiaries.

Section 4.08  SEC Filings. Since January 1, 2023, Parent has filed and furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the SEC including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff. To the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. As of the date hereof, none of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Parent is, and shall not take any action that would cause it to cease being, a “well-known seasoned issuer” as defined in Securities Act.

Section 4.09  Advisors. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any Subsidiary of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

Section 4.10  No Additional Representations. Except for the representations and warranties made by Parent in this ARTICLE IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, Merger Sub or their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

ARTICLE V
CERTAIN PRE-CLOSING COVENANTS

Section 5.01  Conduct of the Business of the Company Group. Except for matters contemplated by this Agreement and the other Transaction Agreements, set forth on Section 5.01 of the Disclosure Schedule or as required by applicable Law, unless Parent otherwise agrees in writing, from the date of this Agreement until the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with Section 8.01 (the “Interim Period”) the Company shall, and shall cause each other member of the Company Group to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. In addition, and without limiting the generality of the foregoing, except for matters permitted by this Agreement and the other Transaction Agreements, set forth on Section 5.01 of the Disclosure Schedule or required by applicable Law, during the Interim Period the Company shall not, and shall cause each other member of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)  amend or authorize any amendments to its Charter Documents;

(b)  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of the equity interests of any member of the Company Group (including the Company Stock) or enter into any agreement with respect to the voting of the equity interests of any member of the Company Group (including the Company Stock), except to the extent such dividend or distribution constitutes Permitted Leakage; (ii) split, combine or reclassify any of its equity interests (including the Company Stock); (iii) issue, sell, pledge, dispose of, encumber or transfer any other securities in respect of, in lieu of or in substitution for, any of its equity interests (including the Company Stock) or authorize any of the foregoing, or (iv) purchase, redeem or otherwise acquire or issue or sell any of its equity interests (including the Company Stock) or any other securities thereof or any rights, options, warrants or calls to acquire or sell any such shares or other securities;

(c)  acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company Group, except purchases of inventory in the Ordinary Course of Business;

(d)  (i) grant to any executive officer, director, manager, employee or consultant of any member of the Company Group any increase in compensation in excess of $75,000, except to the extent required under employment agreements set forth on Section 5.01(d) of the Disclosure Schedule, (ii) grant to any officer, director, manager or employee of any member of the Company Group any increase in severance or termination pay, except to the extent required under any agreement set forth on Section 5.01(d) of the Disclosure Schedule, (iii) enter into, modify or amend any employment, consulting, indemnification, severance or termination agreement, or a waiver of any terms thereof, with any executive officer, director, manager or employee of any member of the Company Group, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the Ordinary Course of Business, under any collective bargaining agreement or Benefit Plan;

(e)  make, change or rescind any material Tax election, make any change to its method of Tax accounting, prepare or file any Tax Returns in a manner which is inconsistent with the past practices of the Company Group with respect to the treatment of items on such Tax Returns, incur any material Liability for Taxes other than in the Ordinary Course of Business, file an amended Income Tax or other material Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company Group, compromise or settle any material Tax Proceedings, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings (other than as a result of an automatic extension with respect to the due date for filing a Tax Return), enter into any “closing agreement” under Code Section 7121 or similar agreement with any Governmental Authority with respect to any Income Tax or other material Tax matter, or apply for or request any Tax ruling;

(f)  make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(g)  (i) sell, lease, license mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or other material assets or any interests therein (whether tangible or intangible and including any Company Intellectual Property), except for sales of inventory and used equipment, and licenses of Company Products and Services, in the Ordinary Course of Business, or (ii) enter into, modify or amend in a material respect any lease of material property, other than in the Ordinary Course of Business, or enter in any sublease or assignment thereof;

(h)  (i) incur, assume or guarantee any Indebtedness or obligation of another Person or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business;

(i)  enter into, materially modify, materially amend, accelerate, waive any material right under or terminate any Material Contract, other than in the Ordinary Course of Business;

(j)  (i) pay, discharge or satisfy any Liabilities, other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of Liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred in the Ordinary Course of Business after the date of the Latest Balance Sheet, (ii) cancel any Indebtedness or waive any claims or rights of substantial value, or (iii) waive the benefits of, or agree to modify in any manner, any exclusivity, confidentiality, standstill or similar agreement benefiting any member of the Company Group;

(k)  allow any material Permit that was issued to any member of the Company Group that otherwise relates to its business as currently conducted or anticipated to be conducted to lapse or terminate;

(l)  layoff or terminate employees that could result in a Liability under the WARN Act;

(m)  fail to keep in force the Insurance Policies or replacement or revised provisions providing substantially comparable insurance coverage with respect to the assets, operations and activities of the Company Group as are currently in effect;

(n)  adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(o)  institute, settle, or agree to settle any material Proceeding pending or threatened;

(p)  agree to any exclusivity, standstill or non-competition provision or covenant binding on any member of the Company Group;

(q)  grant, Permit or allow a Lien (other than a Permitted Lien) on any of its assets other than in connection with any renewals, amendments, or restatements of the existing Indebtedness of any member of the Company Group and to repay and reborrow with respect to such Indebtedness in the ordinary course or in connection with any Indebtedness permitted under subsection (r);

(r)  make (or fail to make) capital expenditures other than in the Ordinary Course of Business;

(s)  incur any additional Indebtedness other than in the Ordinary Course of Business or in an aggregate amount not to exceed $100,000;

(t)  make any material changes in policies, procedures or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with GAAP or applicable Law;

(u)  take or omit to take any action that, individually or in the aggregate, would reasonably be expected to result in any representation or warranty of any member of the Company Group to be untrue in any material respect, result in a material breach of any covenant made by any member of the Company Group in this Agreement, would require disclosure pursuant to Section 6.01, or would reasonably be expected to result in any condition set forth in Section 7.01 or Section 7.02 not being satisfied;

(v)  repay any Indebtedness or pay any Transaction Expenses;

(w)  authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.02  No Control of the Other’s Business. Nothing contained in this Agreement or the other Transaction Agreements shall give Parent, directly or indirectly, the right to control or direct the Company Group’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.03  Options and Warrants. The Company shall provide Parent with the opportunity to review any material notice or written communication provided to the Optionholders and/or the Warrantholders regarding the treatment of the Options and/or Warrants contemplated by this Agreement.

Section 5.04  280G. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the Merger, the Company Group shall obtain waivers with respect to, and shall submit, prior to the Closing Date, to the applicable Company Groups’ voting shareholders, such payments and benefits that may be made or provided pursuant to Benefit Plans or otherwise in connection with the Merger to any Person who, with respect to such member of the Company Group, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code and the Treasury Regulations thereunder) and that, absent such shareholder approval, would reasonably be expected to be a “parachute payment” that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise Tax under Section 4999 of the Code. Any such shareholder approval shall be sought by the applicable member of the Company Group in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations. Any documentation prepared by the Company Group in connection with the foregoing vote shall be subject to review and approval of Parent (which approval shall not be unreasonably delayed or withheld). If a vote is required, Company shall deliver to Parent, prior to the Closing, evidence that such vote has occurred.

Section 5.05  Employment and Employee Benefit Matters.Parent shall cause the Surviving Entity and each of its Subsidiaries to, for a period of one (1) year following the Effective Time (or until employment terminates, if sooner), maintain for each individual who continues in employment with Parent following the Effective Time (a “Continuing Employee”) (i) an annual base salary or hourly wage rate, as applicable, that is no less than those provided to the Continuing Employee as of immediately prior to the Effective Time, and (ii) employee benefits (excluding any equity compensation, nonqualified deferred compensation, severance, bonus, commission, defined benefit, pension, post-employment health and welfare plans) that are substantially comparable in the aggregate to those maintained for and provided to the Continuing Employee as of immediately prior to the Effective Time. . Parent shall use commercially reasonable efforts to cause the Surviving Entity to cause service that was recognized by the Company or such Subsidiary under the comparable Benefit Plans (prior to the Effective Time to be taken into account for purposes of vesting and eligibility to participate, under all employee benefit plans, programs, or arrangements of Parent and the Surviving Entity and its Subsidiaries (excluding any equity compensation, nonqualified deferred compensation, severance, bonus, commission, defined benefit, pension, post-employment health and welfare plans) (the “New Plans”) in which Continuing Employees are otherwise eligible to participate, to the same extent and for the same purpose as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time (the “Old Plans”) and, solely for vacation and paid time off policies, determining levels of benefits; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or coverage with respect to the same type of benefits and period of service. Parent shall use commercially reasonable efforts to cause the Surviving Entity to waive any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any New Plan that is a welfare benefit plan, to the extent such restriction would not have been applicable to a Continuing Employee under any comparable Old Plan in which they participated prior to the Effective Time. Parent shall use commercially reasonable efforts to cause the Surviving Entity and its Subsidiaries to provide such Continuing Employees credit under the New Plans for any amount paid by such Continuing Employees and their covered dependents and credited to such person under the comparable Old Plan during the portion of the calendar year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Continuing Employees and their covered dependents under the New Plans in respect of the calendar year in which the Effective Time occurs. The provisions of this Section 5.05 are solely for the benefit of the Parties, and no Continuing Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 5.05. Nothing herein shall (a) guarantee employment for any period of time or preclude the ability of Parent, its Affiliates, the Surviving Entity or any of its Subsidiaries to terminate the employment of any Continuing Employee for any reason, (b) require Parent, its Affiliates, the Surviving Entity or any of its Subsidiaries to continue any Benefit Plans, or prevent the amendment, modification, or termination thereof after the Closing, or (c) constitute an amendment to any Benefit Plan or other employee benefit plan or arrangement.

Section 5.06 RSU Grants. As soon as practicable following the Closing, Parent shall grant restricted stock units (“Parent RSUs”) having an aggregate grant date value of up to $12,000,000 to certain Continuing Employees. The Parent RSUs will be subject to the terms and conditions specified in the applicable Parent RSU agreement, and be subject to vesting as follows: 1/3rd of such RSUs shall vest on the Closing Date, 1/3rd of such RSUs shall vest 6 months after the Closing Date and 1/3rd of such RSUs shall vest 12 months after the Closing Date.

Section 5.07  RWI Policy. The RWI Policy has been bound as of the date hereof, which is attached hereto as Exhibit F, and provides that the carrier thereunder waives, and agrees not to pursue, directly or indirectly, any subrogation rights or contribution rights or any other claims under this Agreement and the transactions contemplated herein against the Representative or any of the Stockholders or any of their respective Affiliates, including any past or present shareholder, member, partner, stockholder, director, manager, officer or employee (or the functional equivalent of such position) of the Stockholders, except in the case of Fraud (the “Subrogation Waiver Provision”). Neither the Parent nor any of its respective Affiliates (including the Surviving Entity) shall amend, waive or otherwise modify the Subrogation Waiver Provision in a manner in a manner that is adverse to the Stockholders or any of their respective Affiliates, including past or present shareholder, member, partner, stockholder, director, manager, officer or employee (or the functional equivalent of any such position) of the Stockholders. All premiums, underwriting fees and other up-front costs and expenses of the RWI Policy (but not, for the avoidance of doubt, any retention) shall be borne 50% by the Stockholders, on the one hand, and 50% by Parent, on the other hand. 100% of any retention payable under the RWI Policy shall be borne by Parent.

Section 5.08  Certain Other Matters. As soon as practicable following the date hereof, the Company shall use reasonable best efforts to obtain a written acknowledgement from an authorized officer of World View Space Diving, LLC (“World View Space Diving”), which shall include (i) a written acknowledgment that the Company does not hold any ownership interest or other right or entitlement in or to World View Space Diving, (ii) a written acknowledgement that the agreement for the purchase of equity ownership in World View Space Diving was terminated and is null and void and of no further force and effect and (iii) a confirmation and waiver of any obligations owed by the Company to World View Space Diving . The Company shall promptly provide Parent with copies of any notices or material communications received from or sent to any counterparty relating to World View Space Diving and shall keep Parent reasonably informed of all material developments with respect thereto.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01  Certain Notices. During the Interim Period, the Company shall promptly notify Parent of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of Parent to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of any member of the Company Group to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of Parent to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, and (iii) the occurrence of a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.01 shall (A) not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice or (B) amend or supplement the Disclosure Schedule.

Section 6.02  Access to Information; Confidentiality. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause the other members of the Company Group to (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives, and its financing sources and their representatives, reasonable access during normal business hours to the offices, properties, books and records of such Party, (b) furnish Parent, its counsel, financial advisors, auditors and other authorized representatives, and its financing sources and their representatives, such financial and operating data and other information as such Persons may reasonably request, and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by any Party hereunder.

Section 6.03  Efforts to Consummate.

(a)  Each of the Parties shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable after the date hereof, including using its best efforts to obtain any Consent and to cause the conditions to the consummation of the transactions contemplated by this Agreement or the Transactions Agreement to be fulfilled (it being understood and agreed that Parent shall not be required to pay any fee or other consideration, or incur any Liability or expense in connection with obtaining any Consent).

(b)  Each of Parent, on the one hand, and the Company Group, on the other hand, shall cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection (i) with obtaining all required Consents of any Governmental Authority and (ii) all other communications with any Governmental Authority with respect to the Merger. In that regard, each Party shall without limitation: (A) promptly notify the other of, and if in writing, furnish the other with copies of (or in the case of oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Merger, and (B) not participate in any meeting with any such Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements without giving, in the case of the Company Group, Parent, and in the case of Parent, the Company, prior notice of the meeting and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat.

(c)  Parent and the Company shall jointly inform the FAA and any relevant foreign CAA of the transactions contemplated by this Agreement and cooperate with and furnish each such Governmental Authority with all information and documentation, if so requested, needed to facilitate a determination by such Governmental Authorities that the Company Group will be able to continue all of their respective businesses, operations, and services without interruption, suspension or termination from and after the Closing Date in the same manner as such businesses, operations, and services are conducted as of the date of this Agreement and as of immediately prior to the Closing. Parent and the Company shall use their best efforts to cooperate with the FAA and/or any relevant foreign CAA to obtain any required new or amended Permits or a determination that no such new or amended Permits or other actions are required in order to ensure that the Company Group will be able to continue their businesses, operations, and services without interruption, suspension, material modification or termination from and after the Closing Date in the same manner as such businesses, operations, and services are conducted as of the date of this Agreement and as of immediately prior to Closing.

Section 6.04  Public Announcements.

(a)  Parent shall not issue, file or publish any press release, public statement or filing with the SEC or any other public announcement with respect to the Merger, this Agreement or the transactions contemplated hereby prior to the Closing without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or Proceeding.

(b)  The Company shall not issue any press release or other public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such approval without the prior written consent of Parent, except as may be required by applicable Law or Proceeding.

Section 6.05  Tax Matters.

(a) Straddle Periods. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to any Straddle Period, the Parties shall, to the extent permitted or required under applicable Tax Law, treat the Closing Date as the last day of the Taxable period for the Pre-Closing portion of the Straddle Period of the Company and each other member of the Company Group for all Tax purposes. In any case where applicable Law does not permit the Company or any member of the Company Group to treat the Closing Date as the last day of the Taxable period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be: (i) in the case of Taxes imposed on a periodic basis with respect to the business or assets of any member of the Company Group (such as ad valorem and property Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of Taxes that are based upon or related to income, gross or net sales, payments or receipts (including any Income Taxes), deemed equal to the amount that would be payable if the Taxable period ended on the Closing Date.

(b) Tax Returns. Parent shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company Group for any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date that are first required to be filed after the Closing Date (any such Tax Return, a “Pre-Closing Tax Return”), and shall timely pay or cause to be timely paid all Taxes due with respect to such Tax Returns. Parent shall provide the Representative with copies of any Pre-Closing Tax Return that is an Income Tax Return and that reflects a Tax that may give rise to an adjustment to the Merger Consideration pursuant to Section 2.09 at least twenty (20) days prior to the due date for filing for such Income Tax Return. Parent shall permit the Representative to review and comment on each such Income Tax Return prior to filing and shall consider in good faith reasonable comments made by the Representative in writing prior to filing such Income Tax Returns.

(c) Cooperation. The Stockholders of the Company, on the one hand, and Parent, on the other hand, and their respective Affiliates shall cooperate in carrying out the provisions of this Agreement, including preparing and filing all Tax Returns or responding to Tax Proceedings with respect to the Company Group, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the other party as is relevant to preparing and filing the Tax Returns, responding to Tax Proceedings or otherwise. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Authority and records concerning the ownership of property, which the requested party may possess, in each case with respect to Pre-Closing Tax Periods. The Stockholders and Parent agree (1) to retain all books and records relating to any Tax period (or portion thereof) ending on or prior to the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Representative or Parent, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (2) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Representative or Parent, as the case may be, shall allow the other party to take possession of such books and records.

(d) Tax Sharing Agreements. Any and all existing Tax Sharing Agreements of the Company Group shall be terminated as of the Closing Date such that after such time the Company Group shall not have any further rights or Liabilities thereunder.

(e) Intended Tax Treatment.

(i) This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). For federal income tax purposes the Merger is intended to qualify as a reorganization pursuant to Section 368(a) of the Code to the extent permitted by applicable Law. Parent, the Company Group and the Stockholders shall file all Tax Returns consistent with such treatment set forth in this Section 6.05(e)(i) to the extent permitted by applicable Law. Within 120 days of the Closing Date, Parent shall, in consultation with its “Big 4” tax advisors, (I) determine in good faith whether reporting the Merger as a reorganization pursuant to Section 368(a) is permitted by applicable Law and (II) notify the Representative of its determination under this Section 6.05(e)(i).

(ii) No portion of the Merger Consideration shall be allocated to the Restrictive Covenant Agreements. No portion of the Merger Consideration payable to Stockholders in respect of their Company Stock will be treated as compensation for services for income or employment Tax purposes. Parent, the Company Group and the Stockholders shall file all Tax Returns consistent with such treatment set forth in this Section 6.05(e)(ii) and shall not take any contrary position unless otherwise required by applicable Law.

(f) Tax Contests. Parent shall notify the Representative in writing within ten (10) days upon the receipt of any notice of any audit, examination, or other legal proceeding with respect to Taxes that may give rise to an adjustment to the Merger Consideration pursuant to Section 2.09 (each, a “Tax Contest”). Parent will control such Tax Contest; provided that Parent: (A) will keep the Representative reasonably informed concerning the progress of such Tax Contest, including providing copies of all material written correspondence received by Parent relating to such Tax Contest; (B) will defend or prosecute such Tax Contest diligently and in good faith; (C) consult with the Representative upon the Representative’s reasonable request for such consultation from time to time with respect to such Tax Contest; and (D) will not settle such Tax Contest, without the Representative’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

(g) Post-Closing Tax Actions. Except to the extent required by applicable Law (provided that prior to taking any such action, Parent shall consult with the Representative in good faith as to whether such action is required by Law and as to the nature of the proposed action), none of Parent, the Company, or any of their Affiliates or Subsidiaries shall (i) file any Tax Return of the Company Group relating to any Pre-Closing Tax Period except in accordance with Section 6.05(b) or amend any Tax Return of the Company Group relating to any Pre-Closing Tax Period, (ii) make or change any Tax election or change any method of accounting that has effect to any Tax Return of the Company Group relating to any Pre-Closing Tax Period, (iii) initiate or file any voluntary disclosure or similar agreements with any Governmental Authority regarding Taxes or Tax Returns of the Company Group relating to any Pre-Closing Tax Period or (iv) agree to extend or waive the statute of limitations with respect to Taxes of the Company Group for a Pre-Closing Tax Period, in each such case, except (A) with the prior written consent of Representative (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action is not reasonably expected to give rise to an adjustment to the Merger Consideration pursuant to Section 2.09.

Section 6.06  Stockholder Approval.

(a)  The Company shall obtain, within 48 hours following the execution and delivery of this Agreement, the affirmative vote or consent of the Stockholders holding Shares entitled to receive at least seventy percent (70%) of the Merger Consideration (the “Consenting Stockholders”) in the form attached hereto as Exhibit G (the “Written Consent”). The Written Consent shall include the exercise of the drag-along right pursuant to Section 3 of the Amended and Restated Voting Agreement of the Company, dated as of February 6, 2026 (the "Voting Agreement"), and notice of same shall be delivered to the Company Stockholders in accordance with Section 3 of the Voting Agreement by including such notice in the Company Stockholder Notice. The materials submitted to such Consenting Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b)  As promptly as practicable following the date hereof and in any event not later than seven calendar days, the Company shall prepare and provide to the Paying Agent a notice (each a “Company Stockholder Notice”) to be made available electronically via Paying Agent’s online portal in conjunction with the Letter of Transmittal to every Stockholder that did not execute such Written Consent. Such Company Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of such Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide such Stockholders to whom it is sent with notice of the actions taken in such Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify the Stockholders who are not signatory to the Voting Agreement of their dissent and appraisal rights pursuant to Section 262 of the DGCL. Such Company Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the 20 day period during which a Stockholder must demand appraisal of such Stockholder’s capital stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 6.07 shall be subject to Parent’s advance review and reasonable approval.

Section 6.07  No Solicitation; Other Offers. The Company shall not, and shall cause its Subsidiaries, officers, directors, managers, members, employees, stockholders, representatives, agents, investment bankers and any of their respective Affiliates not to, directly or indirectly, (a) discuss, pursue, solicit, initiate, consider, facilitate, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which could lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the membership interests or any substantial portion of the assets of any member of the Company Group with any other Person other than Parent or its Affiliates (an “Acquisition Proposal”), (b) provide any information to any Person other than Parent or its Affiliates, other than information which is traditionally provided in the regular course of the Company Groups’ business operations to third parties where the Company Group and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any Acquisition Proposal, or (c) enter into a Contract with any third party that has submitted, or is seeking to submit, an Acquisition Proposal. For purposes of the preceding sentence, an “Acquisition Proposal” includes any request, solicitation or proposal to abandon, terminate or fail to consummate any of the transactions contemplated hereby. The Company Group shall, and shall cause its officers, directors, members, managers, employees, stockholders, representatives, agents, investment bankers and any of their respective Affiliates to, (i) immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal, (ii) promptly notify Parent if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the date of this Agreement or is subsequently made, and the details of such contact (including the identity of the third party or third parties and copies of any proposals and the specific terms and conditions discussed or proposed); and (iii) keep Parent fully informed with respect to the status of the foregoing. Parent shall have the right and remedy to have the provisions of this Section 6.08 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any breach or threatened breach thereof may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under law or in equity.

Section 6.08  Company Closing Deliveries. At the Closing, the Company shall deliver or cause to be delivered to Parent, all of which shall be in form and substance reasonably satisfactory to Parent:

(a)  a certificate duly executed by the Chief Executive Officer of the Company dated as of the Closing, attesting to the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c);

(b)  one or more payoff letters (the “Payoff Letters”), duly executed by the applicable lenders, with respect to all indebtedness of the Company Group of the type describe in clause (a) of the definition of Indebtedness (the “Payoff Debt”), which Payoff Letters include appropriate provisions providing for the cancellation and termination of the WTI Warrants, the filing of applicable UCC termination statements, the requirement to provide any other documentation reasonably requested by Parent to evidence the satisfaction in full of such indebtedness and the release of any and all Liens, other than Permitted Liens, relating to the assets, equity and property of the Company Group, if any and as applicable;

(c)  final invoices from all payees of Transaction Expenses (the "Final Invoices");

(d)  a certificate from the Secretary of the Company certifying on the Closing Date that the following are true, correct and complete and attaching a copy thereof (i) copies of the resolutions duly adopted by the Company Board authorizing the Company’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the transactions contemplated by the Transaction Agreements to which the Company is a party, (ii) the certificate of incorporation of the Company as in effect immediately prior to the Closing, and (iii) a certificate of the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Company;

(e)  duly executed letters of resignations effective as of the Closing, of each of the officers and directors of the Company Group listed on Section 6.08(e) of the Disclosure Schedule resigning from the positions held by such individual as set forth opposite such individual’s name thereon;

(f)  a copy of the escrow agreement substantially in the form of Exhibit H (the “Escrow Agreement”), duly executed by the Representative;

(g)  a certificate in compliance with Treasury Regulations Section 1.1445-2(c), certifying that the shares of Company Stock are not U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations, together with an accompanying notice in compliance with Treasury Regulations Section 1.897-2(h)(2); provided the remedy for the inability of the Company to deliver such certification and notice as a result of the Company being a United States Real Property Holding Corporation (as defined in Section 897(c)(2) of the Code) shall be withholding by the Payor as described in Section 2.10 of this Agreement;

(h)  written terminations of the agreements set forth on Schedule 6.07(h) duly executed by the parties thereto;

(i)  evidence the coverage is in place under the D&O Tail Policy as of Closing;

(j)  evidence that the Company Equity Incentive Plan has been or will be terminated at Closing; and

(k)  a copy of the Paying Agent Agreement, duly executed by the Company and the Representative.

Section 6.09  Parent Closing Deliverables. At the Closing, Parent shall deliver or cause to be delivered the following:

(a)  a certificate duly executed by the Chief Executive Officer of Parent, dated as of the Closing, attesting to the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b);

(b)  payment by wire transfer of immediately available funds of the amount of the Payoff Debt, in the amounts and pursuant to wire instructions set forth in the Payoff Letters;

(c)  payment by wire transfer of immediately available funds of the Transaction Expenses in the amounts and pursuant to wire instructions set forth in Final Invoices;

(d)  delivery to the Transfer Agent of Parent Payment Shares in the amount of the Merger Consideration, minus the Escrow Amount;

(e)  delivery to the Escrow Agent of Parent Payment Shares in the amount of the Escrow Amount;

(f)  delivery to the Representative of the Expense Fund Amount in immediately available funds;

(g)  a counterpart to the Escrow Agreement; and

(h)  a counterpart to the Paying Agent Agreement.

Section 6.10  Post-Closing Access. After the Closing Date, the Company shall, until the seventh (7th) anniversary of the Closing Date, make the books and records of the Company available for inspection and copying by the Representative on behalf of the Stockholders (at the Representative's expense on behalf of the Stockholders) for the purpose of responding to tax audits or defending claims during normal business hours of the Company Group upon reasonable request and upon reasonable advance notice. Notwithstanding the foregoing, the Company shall not be required to disclose any information to the Representative or any Stockholder that (i) such disclosure would jeopardize any attorney-client or other legal privilege, (ii) such disclosure would contravene any applicable Laws, fiduciary duty or binding agreement, and (iii) such information is pertinent to any litigation in which one or more Stockholders or any of their Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties; provided, that the Company shall use commercially reasonable efforts to provide an alternative means of access in the event of clauses (i)-(iii) above (the "Access Restrictions").

Section 6.11  Director and Officer Indemnification.

(a)  Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Effective Time now existing in favor of the current or former directors, managers, officers or employees of the Company Group and the fiduciaries of any Benefit Plans of the Company (each an “Indemnified Party” and collectively the “Indemnified Parties”), as provided in the respective organizational documents or in indemnification agreements, minutes of any meetings of the boards of directors, or any committee of the boards of directors or equivalent governing bodies in effect immediately prior to the Effective Time, including but not limited to the Charter Documents and each indemnification agreement between the Company and each member of the Board of Directors, shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after Effective Time. The indemnification, advancement of expenses and exculpation provisions of the Company Group’s organizational documents shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and prior to the Effective Time, were directors, officers, employees or agents of the Company Group, unless such modification is required by applicable Law.

(b)  Parent shall cause the Surviving Entity and its Subsidiaries to indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company Group or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company Group, or fiduciaries of the Benefit Plans of the Company, whether asserted or claimed at or after or occurring before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise) pursuant to applicable Law, the Charter Documents and any indemnification agreements disclosed to Parent in effect immediately prior to the Effective Time; provided, that the Indemnified Party shall not be entitled to indemnification pursuant to this Section 6.11(b) in the event of such Indemnified Party's willful misconduct or gross negligence, Fraud (the "Indemnification Limitations"). If any Indemnified Party is or becomes involved in any Proceeding in connection with any matter subject to indemnification hereunder, then the Company shall advance as incurred any actual and out-of-pocket losses, costs, damages, claims, fines, fees, penalties, liabilities, deficiencies, demands, judgments, actions, obligations, settlement payments or expenses (including reasonable fees and expenses of outside attorneys) (collectively, “Losses”) arising out of or incurred in connection with such Proceeding (subject to the Indemnification Limitations), subject to Parent’s receipt of an undertaking by or on behalf of such Indemnified Party, if required by the DGCL, to repay such Losses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Proceeding, (i) Parent shall and shall cause the Surviving Entity and its Subsidiaries to cooperate with the Indemnified Party in the defense of any such Proceeding and (ii) Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any Proceeding pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding.

(c)  On the Closing Date, the Company shall pay for a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company Group on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability insurance coverage presently maintained by the Company Group (the “D&O Tail Policy”).

(d)  Parent hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. Parent hereby agrees that (i) the Company is the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), and (ii) the Company shall be required to advance the full amount of expenses incurred by any such Indemnified Party (subject to the Indemnification Limitations) and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person. Parent further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Company shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against Parent.

(e)  The covenants contained in this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall take commercially reasonable action so that the successors or assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.11.

Section 6.12  Paying Agent Agreement. Promptly following the date hereof, Parent, the Company and the Representative shall use their respective reasonable best efforts to enter into a Paying Agent Agreement substantially in the form attached hereto as Exhibit I (the "Paying Agent Agreement") with U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Paying Agent”).

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  No Injunctions or Restraints. (i) No provision of any applicable Laws and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) shall be threatened by or pending before any Governmental Authority which seeks to prohibit the consummation of the transactions contemplated by the Merger or obtain damages in connection therewith and (ii) no such judgment, injunction, Order or decree has been entered and not subsequently dismissed or discharged with prejudice.

Section 7.02  Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the following conditions:

(a)  Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in ARTICLE III (other than those set forth in subsection (ii) hereof) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and (ii) each of the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03(a), Section 3.04(a), Section 3.04(b), Section 3.04(c), Section 3.04(d), Section 3.04(e) and Section 3.19 shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except for de minimis inaccuracies.

(b)  Performance of Obligations of the Company. Each member of the Company Group shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by the such member of the Company Group at or prior to the Closing Date.

(c)  Absence of Material Adverse Effect. Since the date of this Agreement, a Material Adverse Effect shall not have occurred.

(d)  Other Closing Deliveries. The Company shall have delivered or caused to be delivered the documentation required to be delivered by it pursuant to Section 6.08.

(e)  Written Consent. The fully executed Written Consent shall have been obtained by the Company and delivered to Parent and not subsequently rescinded or modified.

(f)  No Dissenters Rights. Stockholders holding 10% or more of the issued and outstanding shares of Company Stock in the aggregate shall not have asserted their appraisal or dissenters rights under the DGCL in connection with the Merger.

Section 7.03  Conditions to Obligations of the Company Group. The obligations of the Company Group to effect the Merger are further subject to the following conditions:

(a)  Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in ARTICLE IV (other than those set forth in subsection (ii) hereof) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby, and (ii) each of the representations and warranties of Parent set forth in Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.05(a) and Section 4.08 shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing Date (except for de minimis inaccuracies).

(b)  Performance of Obligations of Parent. Parent shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)  Other Closing Deliveries. Parent shall have delivered or caused to be delivered the documentation required to be delivered by it pursuant to Section 6.09.

ARTICLE VIII
TERMINATION

Section 8.01  Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger and other transactions contemplated herein may be abandoned at any time before the Closing only as follows:

(a)  Mutual Consent. by the mutual written agreement of Parent and the Company;

(b)  Breach of Representations, Warranties, Covenants or Agreements.

(i)  by Parent upon delivery of written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and (B) (x) such breach cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) 30 calendar days following receipt of written notice to the Company from Parent of such breach or (2) the date that is three calendar days prior to the End Date;

(ii)  by the Company upon delivery of written notice to Parent, if there has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and (B) (x) such breach cannot be cured prior to the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) 30 calendar days following receipt of written notice from the Company of such breach or (2) the date that is three calendar days prior to the End Date; or

(c)  Failure to Deliver Written Consent. by Parent if within 48 hours following the execution and delivery of this Agreement by all of the Parties, the Company shall not have delivered to Parent a copy of the fully executed Written Consent.

(d)  by the Company or Parent upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m., New York time, on June 23, 2026 (the “End Date”); provided, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person’s material breach of, or material failure to fulfill any obligation under, this Agreement has been a material cause of the failure of the Closing to occur on or prior to such time on the End Date.

Section 8.02  Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto; provided, that, the termination of this Agreement shall not relieve any Party from any Liability for a breach of a covenant, representation or warranty contained in this Agreement occurring prior to such termination, or limit the rights or remedies of any Party, hereunder or otherwise, in respect of such breach, or for Fraud. The provisions of ARTICLE IX, this Section 8.02 and the Confidentiality Agreement shall survive any termination hereof.

Section 8.03  Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties or (b) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.04  Remedies. Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01  Survival. The Parties agree that (a) the representations and warranties in this Agreement (other than those contained in Section 3.02(a) and Section 3.04(b) of this Agreement and Section 3(b) and Section 3(c) of each of the Letters of Transmittal (the “Fundamental Representations”)) shall survive for four (4) years after the date hereof; provided, that Parent’s and its Subsidiaries’ sole recourse for any breaches of such representations and warranties shall be the RWI Policy (and such Party shall seek recovery solely from the RWI Policy), other than in the case of Fraud; (b) the Fundamental Representations shall survive for six (6) years after the date hereof; and (c) the covenants in this Agreement shall survive the Closing in accordance with their respective terms. No Stockholder shall be liable for any amount in excess of their portion of the Merger Consideration actually received other than in the case of Fraud. Notwithstanding the foregoing, nothing herein shall operate to limit any Liability in respect of Fraud. Parent and the Company hereby agree that the last sentence of Section 4 of that certain Side Letter, dated as of February 27, 2026, by and between Parent and the Company, is hereby deemed deleted in all respects.

Section 9.02  Expenses. Except as otherwise provided elsewhere in the Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 9.03  Notices. All notices, requests, claims, demands and other communications required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission (in each case with receipt verified by electronic confirmation or if no such confirmation is given as long as there has not been notice of non-delivery) or (iii) one (1) Business Day after being sent by courier or express delivery services; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such Party (or to such other address or electronic mail address as such party shall have specified by like notice; provided further that all notices, requests, claims, demands and other communications to the Representative must be delivered solely by email:

(a)  if to the Company (after the Closing), Parent or Merger Sub to:

Ondas Inc.

222 Lakeview Avenue

Suite 800

West Palm Beach, Florida 33401

Attention: Neil Laird, Chief Financial Officer, Patrick Huston, Chief Operating Officer, General Counsel and Secretary and Mark Green, Global Head – Corporate Development and M&A

Email: [***]

with a copy (which shall not constitute notice) to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Attention: Christina Russo; David Birke; Matthew Hendy

Email: [***]

(b)  if to the Company (before the Closing) to

World View Enterprises Inc.

1805 E. Aerospace Pkwy

Tucson, AZ 85756

Attention: Ryan Hartman

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Milson Yu, Rishab Kumar

Email: [***]

(c)  if to the Representative to

Fortis Advisors LLC

Attention: Notices Department (World View Enterprises)

Email: [***]

Section 9.04  Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (viii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Person include the successors and permitted assigns of that Person; (x) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xi) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xii) the words “dollar” or “$” shall mean U.S. dollars; and (xiii) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Any document uploaded to the online data room utilized for the transactions contemplated hereby and accessible to Parent at least one (1) Business Day prior to the date hereof and remains available and accessible through the Closing shall be considered “made available,” “furnished” or “provided” for purposes of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. The Recitals to this Agreement are incorporated by reference.

Section 9.05  Disclosure Schedules.

(a)  The Company has set forth certain information in the Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to such other section of the Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

(b)  Parent has set forth certain information in the Parent Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Parent Disclosure Schedule need not be set forth in any other section of the Parent Disclosure Schedule so long as its relevance to such other section of the Parent Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Parent Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the Parent Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.06  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.07  Counterparts. This Agreement may be executed in one or more counterparts (including by means of DocuSign, by scanned portable document format image and other electronic means, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Law), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.08  Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the documents and instruments referred to herein and therein, including the Disclosure Schedules) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Section 6.11 (which are intended for the benefit of only the Persons specifically named therein) is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 9.09  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by the Company without the prior written consent of Parent in its sole discretion, and by Parent or the Merger Sub, without the prior written consent of the Company (if before the Closing) or the Representative (if after the Closing) in its sole discretion; provided, that Parent may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned Subsidiary of Parent, provided, that Parent remains liable for all of its duties and obligations hereunder, (ii) in connection with the transfer by Parent of all or substantially all of the capital stock or other equity interests and/or assets of the Company Group or (iii) to a lender of Parent or its Affiliates as collateral security under its financing arrangements. Any purported assignment without such required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.11  Consent to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each Party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

Section 9.12  WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13  Amendments and Waivers.

(a)  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

Section 9.14  Representative.

(a)  By virtue of the Written Consent, Support Agreement or the delivery of a Letter of Transmittal, and/or other approval of this Agreement by any Stockholder, and without any further action by any such Stockholder or the Company, the Representative is hereby irrevocably appointed, authorized and empowered to act as a representative, for the benefit of all Stockholders, and as the exclusive agent and true and lawful attorney-in-fact of the Stockholders under this Agreement and the Escrow Agreement, including with all power and authority to take or refrain from taking action in connection with and to facilitate the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, which shall include the power and authority, including power of substitution:

(i)  to execute and deliver such Transaction Agreements (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)  to execute and deliver such amendments, waivers, Consents, notices and instructions in connection with this Agreement and any other Transaction Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)  to administer and resolve, settle or compromise any disputes with Parent, on the Stockholders’ behalf;

(iv)  to take any and all actions that the Representative believes are necessary or appropriate under this Agreement or the other Transaction Agreements or to effectuate the Merger or the other transactions contemplated hereby or thereby, for and on behalf of Stockholders and to resolve any dispute with Parent or any of its Affiliates over any aspect of this Agreement or the other Transaction Agreements and, on behalf of the Stockholders, to enter into any agreement to effectuate any of the foregoing that shall have the effect of binding the Stockholders as if the Stockholders had personally entered into such an agreement; provided, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Representative or by Stockholders unless such waiver is in writing signed by the waiving party or by the Representative;

(v)  to take or refrain from taking action as it determines to be applicable in connection with all moneys and other proceeds and property payable to the Representative or the Stockholders as described herein;

(vi)  to, after the Closing, determine, from time to time, the allocation and distribution of any amounts payable to the Stockholders and amend the Closing Spreadsheet accordingly; and

(vii)  to take or refrain from taking the foregoing actions, make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, unit and/or stock powers, letters and other writings, and, in general, to do or refrain from doing any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Transaction Agreements and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(viii)  Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Stockholders, except as expressly provided herein, in the Escrow Agreement and in the Representative Engagement Agreement, in the Paying Agent Agreement and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Representative shall act as a representative and agent only, and shall not owe any fiduciary duty to the Stockholders or any Party/Person.

(b)  Certain Stockholders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Representative Engagement Agreement (such Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) will incur Liability of any kind or otherwise be liable to any Stockholder for any action or failure to act in connection with the acceptance or administration of the Representative’s responsibilities hereunder, under the Escrow Agreement, under the Paying Agent Agreement or under the Representative Engagement Agreement, including with respect to any action or omission by the Representative in connection with this Agreement or any other Transaction Agreement, except and only to the extent such action or failure to act constitutes willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. Each Stockholder shall indemnify, defend and hold harmless, on a pro rata basis (based on such Stockholder’s Pro Rata Share), the Representative Group from and against all losses, Liabilities, claims, damages, fees, costs, judgments, fines, amounts paid in settlement and expenses (including any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), (collectively, the “Representative Expenses”) arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, under the Escrow Agreement, under the Paying Agent Agreement or under the Representative Engagement Agreement, including any arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder or otherwise; provided, that in the event that any such indemnified Representative Expense is finally adjudicated to have been primarily caused by the willful misconduct of the Representative, the Representative will reimburse the Stockholders the amount of such indemnified Representative Expense attributable to such willful misconduct. Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of funds otherwise distributable to the Stockholders at the time of distribution, and third, directly from the Stockholders. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on Liability or indemnification obligations of Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative Group under this Section. In the event of any indemnification hereunder and without limitation of the other rights and remedies of the Representative Group hereunder or otherwise, upon written notice from the Representative to the Stockholders as to the existence of a deficiency toward the payment of any Representative Expenses, each Stockholder shall promptly deliver to the Representative full payment of his, her or its ratable share of the amount of such deficiency (based on such Stockholder’s Pro Rata Share).

(c)  All of the indemnities, immunities and powers granted to the Representative Group under this Agreement shall survive the Closing Date, any termination of this Agreement or any other Transaction Agreement, and/or any resignation or removal of the Representative or any member of the Advisory Group. Parent and Merger Sub shall have the right to conclusively rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and any other Transaction Agreement and the transactions contemplated hereby and thereby, all of which actions or omissions shall be legally binding upon all Stockholders and each such Stockholder’s successors as if expressly confirmed and ratified in writing by each such Stockholder. All defenses which may be available to any Stockholder to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement, the Escrow Agreement, the Paying Agent Agreement or the Representative Engagement Agreement are waived. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholders and shall be binding on any successor thereto, (ii) shall survive the Closing and (iii) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of his, her or its interest in the Escrow Account.

(d)  The Representative may resign at any time. The Representative may be replaced at any time by Stockholders representing a Pro Rata Share in excess of 50% subject to Parent's prior written consent. If no successor to the Representative shall have been appointed, and shall have accepted such appointment, within 30 days after the Representative gives notice of resignation, then the Advisory Group, may, on behalf of the Stockholders appoint its successor. Upon the acceptance of its appointment as the Representative hereunder by such successor, such successor shall thereupon succeed to and become vested with all the rights and duties of the Representative. After the Representative’s resignation or removal hereunder, the provisions of this Agreement shall continue to inure to its benefit and without limitation of the Representative Group’s continuing rights and remedies with respect to the Stockholders hereunder, under the Representative Engagement Agreement and otherwise. Notwithstanding anything to the contrary in this Agreement or any Transaction Agreement, none of Parent, Merger Sub or the Surviving Entity, or any of their respective Affiliates, shall have any Liability whatsoever to any Stockholder in connection with or related to this Section 9.14.

(e)  The Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. If Parent is entitled to recovery of any amount exceeding the available balance of the Escrow Account, it must proceed directly against each Stockholder from whom it seeks recovery. The Representative shall have no role, nor shall Parent involve it, in the recovery effort. The foregoing includes, but is not limited to, recovery for claims that are not limited by the Escrow Account, and fee shifting and/or prevailing party provisions in connection with any dispute. Absent gross negligence or willful misconduct by the Representative that is finally adjudicated by a court of competent jurisdiction, Parent shall never seek to collect or recover any amount directly from the Representative, rather than from any available amount of the Escrow Account. The Representative shall be entitled to: (i) rely upon the Closing Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party.

(f)  Upon the Closing, Parent shall wire to the Representative $2,500,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement or the Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Stockholders will not receive any interest on the Expense Fund and assign to the Representative any such interest. Subject to Advisory Group approval, the Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Stockholders. As soon as reasonably determined by the Representative that the Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Expense Fund (if any) to the Paying Agent for further distribution to the Stockholders.

ARTICLE X
DEFINITIONS

Section 10.01  Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Aggregate Leo Warrants Payoff” means $624,254.34.

“Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or ERISA Affiliates make, or have any obligation to make, any contributions or payments with respect to which the Company has any other Liabilities (actual or contingent).

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“CAA” means the Consolidated Appropriations Act, 2021.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated May 8, 2025.

“Charter Documents” means with respect to a Person, its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents of such Person, as applicable.

“Chemical Substance” means any chemical substance, including any sort of pollutant, contaminants, chemicals, raw materials, intermediates, products, industrial, solid, toxic, or Hazardous Materials or any component thereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Carve-out” means $2,000,000.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on May 8, 2025.

“Company Debt” means the Indebtedness of the Company as of immediately prior to the Closing; provided, that the amount owing under the Ondas Note shall not constitute Company Debt.

“Company Equity Incentive Plan” means each of the World View Enterprises Inc. Amended and Restated 2014 Equity Incentive Plan and the World View Enterprises Inc. 2024 Equity Incentive Plan, in each case as amended from time to time.

“Company Intellectual Property” means all Intellectual Property that is owned by or purported to be owned by the Company Group.

“Company IP Agreements” means all legally binding licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, primarily relating to Intellectual Property to which the any member of the Company Group is a party, beneficiary, or otherwise bound.

“Company Patents” means all Patents included in the Company Intellectual Property.

“Company Products and Services” means all proprietary products and services, including Software products and services (including software as a service), of the Company Group that are currently or at any time in the past three years have been offered, licensed out, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company Group.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 12, 2026, by and among Parent and the Company.

“Consent” means any Permit or any permit, novation, license, waiver, authorization, order, grant, franchise, concession, agreement, certificate, exemption, registration, declaration, filings with, report or notice to, consent and approval from any Person, including any Government Authorities.

“Contracts” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between Parties or by one party in favor of another party, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or strains thereof.

“Data Protection Requirements” means: each applicable (i) Law; (ii) industry self-regulatory principles each Laws governing direct marketing, online behavioral advertising, e-mails, text messages, and telemarketing; (iii) Company Group externally-facing privacy policies; and (iv) term of any Contract; (v) Laws relating to direct marketing, online behavioral advertising, emails, text messages, and telemarketing that are applicable to the Company Group; and (vi) obligations imposed by any legally binding contractual obligation relating to the Payment Card Industry Data Security Standards, in each case (i) through (vi) governing the Company Group’s collection, disposal, transfer, import, export, storage, disclosure, processing and use of Personal Information or the Company Group’s confidential information.

“Disregarded Entity” means an entity disregarded as separate from its owner as described in Treasury Regulation Sections 301.7701-2(c)(2), 301.7701-3(b)(1)(ii) or 301.7701-3(b)(2)(i)(C), as applicable, for U.S. federal and applicable state Income Tax purposes.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions or to which such Person has any Liability providing for any employee or any dependents of any employee (whether written or oral), including (a) each deferred compensation, pension, retirement, profit sharing, or 401(k) plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance plan or agreement, and (e) each health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, vision, dental, hospitalization, prescription drug, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance, legal and other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Environmental Claim” means any claim, action, complaint, cause of action, citation, Order, investigation or notice by any Person or entity alleging potential Liability and/or responsibility (including potential Liability and/or responsibility for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of, based on any Environmental Law or resulting from (a) the presence, or Release of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any other circumstance forming the basis of any violation, alleged violation, or basis of Liability under any Environmental Law, and including any claim, cause of action, citation, Order, investigation or notice alleging Environmental Exposure Claim Liability.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or Liabilities of the Company Group, or in respect of either of its businesses, the Owned Real Property.

“Environmental Exposure Claim Liability” means Liabilities in respect of any claim made, asserted or prosecuted in writing by any third party (whether an entity or a natural person) alleging exposure (whether onside or offsite) of any natural person (including employees) to any Chemical Substance and resulting damages and arising from or relating to Company Products and Services or operations of the respective businesses of the Company Group.

“Environmental Laws” means any and all federal, state, local or municipal Laws, guidelines, policies or requirements of any Governmental Authority regulating or imposing standards of Liability or of conduct (including common law) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, inland wetlands and watercourses, health protection or other environmental, health, safety, building, and land use concerns as may now or at any time hereafter be in effect.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any Liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.

“Environmental Permits” means Permits, licenses, registrations and other authorizations issued by any Governmental Authority that are required under Environmental Laws to conduct its business and its related operations as they are presently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company Group would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association (“US Bank”).

“Escrow Amount” means $1,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Executive Order” means Executive Order No. 13224 –Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time.

“FAA” means the United States Federal Aviation Administration and any successor agency thereto.

“Foreign CAA” means any foreign civil aviation authority and any successor agency thereto.

“Fraud” means the actual and knowing (as opposed to constructive fraud, negligent misrepresentation or negligent omission or any form of fraud based on recklessness or negligence) fraud under Delaware common law with respect to the representations and warranties made in this Agreement and in the Letters of Transmittal with the intent to induce a party to enter into this Agreement or the other Transaction Agreements or otherwise act or refrain from acting. In no event shall any Stockholder be responsible for the Fraud of any other Person.

“Fully Diluted Share Number” means (a) the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time (other than shares of Company Stock owned by the Company which are to be cancelled and retired in accordance with Section 2.01(a)), plus (b) the aggregate number of Shares issuable upon the exercise in full of all Options or Warrants (whether vested or unvested) outstanding immediately prior to the Effective Time (other than such Options or Warrants having an exercise price in excess of the amount of the Merger Consideration that each Share is entitled to receive pursuant to Section 2.01(d), which shall be excluded from the calculation of the Fully Diluted Share Number).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Contract” means any Contract including an individual task order, delivery order, purchase order, or blanket purchase agreement between a member of the Company Group and any Governmental Entity, as well as any subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract or other arrangement by which (i) the Company Group has agreed to provide goods or services to a prime contractor, to the Governmental Entity or to a higher-tier subcontractor or (ii) a subcontractor, vendor or other affiliate has agreed to provide goods or services to the Company Group, where, in either event, such goods or services ultimately will benefit or be used by the Governmental Entity, including any contract or subcontract as to which the right of the U.S. government or a higher-tier contractor to review, audit, or investigate has not expired.

“Governmental Authority” means any domestic (including federal, state or local) or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, including any material regulated by or subject to regulation or standards of Liability under any Environmental Law.

“Headline Price” means $150,000,000.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“In-Money Option” means any Option other than an Out-of-Money Option.

“Income Taxes” means (a) any federal, state, local, or non-U.S. Tax that is, in whole or in part, based on or measured by reference to income, profits or gains and any business franchise or similar Tax. and (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above; provided that for the avoidance of doubt, “Income Taxes” shall not include any sales or use Taxes or any employment or payroll withholding Taxes.

“Indebtedness” means, at any specified time, any of the following indebtedness (without duplication) of any Person: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (including for the avoidance of doubt the WTI Warrant Payoff), (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a lien on assets or properties, (e) any liability in respect of banker’s acceptances or letters of credit (to the extent drawn), (f) any obligations under any interest rate, currency or other hedging agreement, (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) any Unpaid Income Tax Amount, (i) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above, (j) unfunded or underfunded liabilities for pension plans, (k) employee bonuses accrued but unpaid as of the Effective Time, and (l) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (l) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Intellectual Property” means any and all intellectual property, industrial property, or proprietary rights arising in any jurisdiction throughout the world, including: (a) all rights in inventions (whether patentable or unpatentable and whether or not reduced to practice), and all rights in improvements thereto, and all issued utility, design and plant patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, industrial designs and patent utility models), and any other patents or patent applications from which any Patents claim a benefit or priority or that claim a benefit or priority from any Patents, and all rights in inventions disclosed in any of the foregoing (“Patents”); (b) rights in trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) all rights in works of authorship (whether copyrightable or not), all copyrights (registered and unregistered), and all applications, registrations and renewals in connection therewith (“Copyrights”); (d) rights in internet domain names and social media accounts or user names, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) rights in Software; (f) Trade Secrets; (g) rights of publicity; and (h) all other similar intellectual property rights.

“In The Money Warrant” means each Warrant that is a Warrant to purchase shares of the Company’s Common Stock and, after taking into account the exercise price payable with respect to such Warrant, has an exercise price that is less than the amount of the Merger Consideration that each Share is entitled to receive pursuant to Section 2.01(c)(A).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Ryan Mikel Hartman, Carol Lynn Brault, Julien Denat, Aaron Farber, Phil Wocken and Danny Donbavand after reasonable due inquiry of direct reports in the ordinary performance of duties; and (b) with respect to Parent, the actual knowledge of Eric Brock and Neil Laird.

“Law” or “Laws” means any statutes, rules, codes, regulations, ordinances or Orders, of, or issued by, any Governmental Authority.

“Leakage” without duplication and excluding any Permitted Leakage, the aggregate amount of any of the following that occur or have occurred since February 28, 2026, and prior to the Closing: (a) any dividend or distribution, or any payments in lieu of any dividend or distribution paid or made or any share repurchase or redemption, or directors’ fees, or return of share capital paid, by the Company or any of its Subsidiaries to any Stockholder, any of its Affiliates or any of its direct or indirect equityholders; (b) any payments made to, or liabilities assumed or indemnities incurred, by the Company or any of its Subsidiaries, in each case other than as expressly required by this Agreement, to, or for the benefit of, any Stockholder and any Tax paid by the Company or any of its Subsidiaries in respect of any of the foregoing; (c) the waiver or forgiveness (whether conditional or not) by the Company or any of its Subsidiaries of any amount owed to such Person by any Stockholder, any of its Affiliates or any of its direct or indirect equityholders; (d) any repayment of Indebtedness or payment of Transaction Expenses; or (e) the agreement, commitment or undertaking by the Company or any of its Subsidiaries to do any of the matters set out in (a), (b), (c) or (d) above that are actually paid.

“Leo Note Payoff” means $104,054.79.

“Liability” means, with respect to any Person, any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, assessment, fine, penalty, obligation or responsibility of such Person of any kind or nature, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, insured or uninsured, asserted or unasserted, due or to become due, accrued or unaccrued, vested or unvested, executory, determined, determinable, absolute, known or unknown, contingent or otherwise, regardless of whether or not the same is required to be accrued on any financial statements of such Person.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Licensed Intellectual Property” means all Intellectual Property in which the Company Group holds any rights or interests granted by other Persons, including any Stockholder or any equityholder of the Company Group.

“Management Carve-Out” means $12,000,000.

"Material Adverse Effect” means any event, circumstance, development, state of facts, occurrence, change or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industry in which the Company Group operate, (c) acts of war, cyberterrorism, sabotage or terrorism, military actions or the escalation thereof, or (d) natural disasters, earthquakes, hurricanes, tsunamis, floods, fires, storms, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, cyclones, arctic frosts, mudslides, wildfires, including severe weather resulting in the freezing of lakes and other waterways or bodies of water, manmade disasters and acts of God, provided, that such event, circumstance, development, state of facts, occurrence, change or effect shall only be excluded so long as it does not have a disproportionate effect on the Company Group, taken as a whole, relative to other businesses operating in the industry in which the Company Group operates.

“Merger Consideration” means, without duplication, the sum of (i) the Headline Price, less (ii) Estimated Leakage, less (iii) the Estimated Company Debt, less (iv) the Estimated Transaction Expenses, less (v) the Scepter Matter, less (vi) the Leo Note Payoff, less (vii) the Aggregate Leo Warrants Payoff, less (viii) the Odgers Judgement, less (ix) the Management Carve-Out.

“NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Stock Market, LLC.

"Non-Accredited Stockholders" means those Stockholders who the Company or Parent reasonable believes do not meet the definition of "accredited investor" set forth in Rule 501 of the Regulation D under the Securities Act based on such Stockholder's completed "accredited investor questionnaire" (in the form provided by Parent) or otherwise.

"Odgers Judgment" means all amounts owed by the Company in connection with the lawsuit filed by IRG Advisors, LLC in (IRG Advisors, LLC v. World View Enterprises, Inc., No. 653545/2025 (N.Y. Sup. Ct. June 11, 2025)).

“Ondas Note” means that certain Convertible Promissory Note, dated as of February 27, 2026, issued by the Company to Parent.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Option” means any option to purchase shares of capital stock of the Company granted under an Equity Incentive Plan or otherwise, and still outstanding as of immediately prior to the Effective Time.

“Optionholders” means, collectively, the holders of record of Options outstanding as of immediately prior to the Effective Time.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, or Consent of or by a Governmental Authority.

“Ordinary Course of Business” means the Company Group’s ordinary course of business consistent with their past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means the parcels of real property owned in fee simple by the Company Group (together with all fixtures and improvements thereon).

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Payment Shares” means that number of shares of Parent Common Stock at the Parent Trading Price.

“Parent Trading Price” means the volume weighted average price per share of Parent Common Stock as reported on the NASDAQ for the ten consecutive trading days ending on the trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events).

“Parent SEC Reports” shall mean all documents and other materials filed or furnished by Parent with the SEC since January 1, 2023, including those that Parent may file or furnish after the date of this Agreement until the Closing Date.

“Parties” means Parent, Merger Sub, and the Company and the Representative. “Party” means any one of them.

“Patriot Act” means Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56).

“Patriot Act Related Laws” means those Laws, regulations, orders and sanctions, state and federal, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations. For purposes of clarification, Patriot Act Related Laws shall be deemed to include the Executive Order, the Patriot Act, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. Appx. 1 et seq.), the Cuban Democracy Act (22 U.S.C.§§ 6001-10), the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act (22 U.S.C. 6021-91), the Iraq Sanctions Act of 1990 (Pub. L. 101-513), the Terrorism Sanctions Regulations (31 C.F.R. Part 595), the Antiterrorism and Effective Death Penalty Act of 1996 (8 U.S.C. § 1189, 18 U.S.C. § 2332b and 18 U.S.C. § 2332d), the Terrorism List Governments Sanctions Regulations (31 C.F.R. Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 C.F.R. Part 597), the United Nations Participation Act (22 U.S.C. § 287c), and the International Security and Development Cooperation Act (22 U.S.C. §§ 2349 aa-9); each as amended, and the sanctions regulations promulgated pursuant to the foregoing by the Office of Foreign Assets Control of the U.S. Department of Treasury, as well as Laws relating to prevention and detection of money laundering in Sections 1956 and 1957 of Title 18 of the U.S. Code, as amended.

“Paying Agent” has the meaning set forth in the Recitals.

“Permit” means any approval, consent, variance, commission, franchise, exemption, order, approval, ratification, registration, waiver, authorization, license, permit, novation, certificate, rating, grant or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including all FAA and foreign CAA Permits.

“Permitted Leakage” means the payments set forth on Schedule 10.01. For the avoidance of doubt, no amounts taken into account in the definition of Indebtedness or Transaction Expenses shall constitute Permitted Leakage.

“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being contested in good faith by appropriate procedures as disclosed herein and in each case, reflected in the relevant financial statements, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, and other Liens imposed by Law or contract incurred in the ordinary course that are not overdue by more than 30 days or that are being properly contested, (d) pledges and deposits made in the ordinary course in compliance with workers’ compensation, unemployment insurance and other social security Law s or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course, (f) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business at any real property subject to such Liens, (g) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), (h) Liens on goods held by suppliers arising in the ordinary course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (i) with respect to any real property in which the Company owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located, (j) non-exclusive licenses of Intellectual Property and (k) the effect of any moratorium, eminent domain or condemnation Proceedings.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Information” means any information, in the Company Group’s possession, custody, or control, that constitutes “personal data,” “personal information,” or similar term as defined under applicable Law.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Taxable period ending on and including the Closing Date.

“Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, whether at law or in equity.

“Product Data” means all manufacturing information and data, and all submissions and correspondence with or to any governmental or regulatory authority regarding any Company Products and Services, all as any of the above may be in the possession or control of the Company Group.

“Related Party” means as to any Person, any Affiliate or Subsidiary of such Person including any director, officer, member, or employee of such Affiliate or Subsidiary thereof, any immediate family member of a director or officer, or member thereof, or any holder of 5% or more of the shares or ownership interest of such Person.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remedial Proceeding” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“RWI Policy” means a Representations and Warranties Insurance Policy to be provided by Sands Point Risk Agency, LLC on the date hereof (as it may be amended, modified or otherwise supplemented from time to time).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

"Scepter Matter" means any payment obligations of the Company in connection with the Settlement and Forbearance Agreement, dated as of February 11, 2026, by and between Scepter, Inc. and the Company or, if payable, the amount of the default judgment entered against the Company in the lawsuit filed by Scepter, Inc. in the Superior Court for the State of Delaware, C.A. No. N25C-09-075-KMM CLLD.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Section 174 Election” shall mean the election provided by Section 70302(f)(2)(A)(i) of An Act To Provide for Reconciliation Pursuant to Title II of H. Con. Res. 14, commonly known as the “One Big Beautiful Bill Act.”

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, unclaimed property or abandoned property or escheat (whether or not considered a tax under local law), value added, excise, natural resources, severance, stamp, occupation, windfall or other profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding, premium, ad valorem, intangible, recording, proceeds, lease, goods and services, interest equalization, turnover, healthcare (whether or not considered a tax under applicable Law), or other tax, duty or other governmental charge or assessment of any kind whatsoever in the nature of a tax or deficiencies thereof, including any interest, penalties, fines or additions to tax in respect of the foregoing, in each case whether disputed or not, and (ii) any Liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax Sharing Agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, notice, form, claim for refund, report, Tax election, information return, statements or other document, including schedules and attachments thereto and amendments thereof, in each case filed or required to be filed with any Governmental Authority, or maintained (or required to be maintained) by any Person, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Tax Proceeding” means a Proceeding, audit, claim, investigation, examination, dispute or controversy or any other controversy relating to Taxes, including any assessments, notices, demands, writs, suits, recovery proceedings, claims, assessment proceedings, tax deduction at source related proceedings, re-assessment proceedings, interest related proceedings, penalty related proceedings, prosecution related proceedings, rectification, stay of demand related proceedings, appeals (at any level) and any appellate proceedings in relation to any of the foregoing.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written and excluding this Agreement) entered into prior to the Closing Date that binds a member of the Company Group and provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax Liability other than any agreement between members of the Company Group and excluding any agreement or arrangement entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes.

“Trade Secrets” means all trade secrets or other proprietary and confidential information, including any of the following, to the extent held by the Company as trade secrets or confidential information: processes, unpatented inventions, invention disclosures, financial data, technical data, financial and marketing plans and information, customer lists, supplier lists, pricing and cost information, business plans, know-how, formulae, methods (whether or not patentable), specifications, designs, procedures, source code, object code, and data collections.

“Transaction Agreements” means this Agreement, the Restrictive Covenant Agreement, the Support Agreements, the Letters of Transmittal, the Registration Rights Agreements, the Employment Agreements, the Escrow Agreement, the Paying Agent Agreement and all other agreements, certificates and instruments to be executed by Parent, Merger Sub, the Company, the Representative and/or any equityholder of the Company.

“Transaction Deductions” shall mean, without duplication, all amounts deductible (at a “more likely than not” or higher standard) by any member of the Company Group that are attributable to the payment of any Company Debt, the Management Carve-Out, and any Transaction Expenses (including any amounts that would be Transaction Expenses but were paid prior to the Closing). For purposes of determining the amount of Transaction Deductions, it shall be assumed that the Company makes the election described in Revenue Procedure 2011-29 to treat 70% of any success-based fees paid by the Company Group in connection with the Transactions contemplated as deductible.

“Transaction Expenses” means all costs, fees and expenses incurred or to be incurred prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby and the Closing or any alternative liquidity event considered with respect to the Company Group, including, in each case, (i) out-of-pocket costs, fees, commissions and disbursements of financial advisors, attorneys, fiduciaries, accountants and other advisors and service providers, (ii) severance payments to directors, officers and employees, sale bonuses and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement and the other Transaction Agreements (including the employer portion of any Taxes relating to such payments), but for the avoidance of doubt including only such payments earned or triggered on or prior to the Effective Time, (iii) any payment obligations of the Company or other member of the Company Group to any Stockholder or any of its Affiliates in respect of advisory, management or monitoring fees, (iv) the cost of the D&O Tail Policy, (v) any transfer Taxes, (vi) 50% of the underwriting fees and other costs and expenses of the RWI Policy, (vii) 50% of the costs and fees of the Escrow Agent and Paying Agent, and (viii) the employer portion of any Taxes relating to 1/3rd of the Parent RSUs described in Section 5.06 that vest on or about the Closing Date.

“Transfer Agent” means Broadridge Corporate Issuer Solutions, LLC.

“Treasury Regulations” means the income Tax regulations promulgated under the Code.

“Underwater Warrant” means each Warrant that is not an “In The Money Warrant” and is a Warrant to purchase shares of the Company’s Common Stock and, after taking into account the exercise price payable with respect to such Warrant, has an exercise price that is less than the amount of the Merger Consideration that each Share is entitled to receive pursuant to Section 2.01(c)(B).

“Unpaid Income Tax Amount” means an amount (which shall not be less than zero) equal to the unpaid Income Taxes of the Company Group and each member of the Company Group for any Pre-Closing Tax Period for which a Tax Return is not yet due (taking into account extensions) or has not been filed (or for which Income Tax Returns have been filed but the Taxes reported as due thereon have not yet been paid in full) as of the Closing Date, which amount shall (i) be calculated in accordance with past practice of the Company Group to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort, (ii) be separately calculated with respect to each member of the Company Group (except to the applicable members of the Company Group file such Income Tax Return on a combined basis), each applicable jurisdiction, type of Income Tax and Income Tax period, and not be less than zero for the Company Group or any member of the Company Group, any type of Income Tax or in any jurisdiction or for any tax period, (iii) be determined after giving effect to any estimated Income Tax payments made by the Company Group and overpayments of Tax and any net operating losses of the Company Group solely to the extent such estimated Taxes, overpayments or net operating losses are available to actually reduce the specific unpaid Income Tax liabilities as a matter of applicable Law based on a “more likely than not” (or higher) standard of comfort but without regard to the right to receive refunds, overpayments or other Tax assets, (iv) in the case of any Straddle Period, be calculated in accordance with Section 6.05(a), (v) include any and all Taxes for which the Company would be liable as a result of an inclusion under Section 951 or 951A of the Code (or any similar provision of state or local Law) if the taxable year of each “foreign corporation” owned, directly or indirectly, by the Company closed on the Closing Date, (vi) include any unpaid Income Taxes resulting from prepaid amounts received or deferred revenue realized by a member of the Company Group on or prior to the Closing Date or resulting from an adjustment that is required or that was made under Section 481 of the Code as a result of a change in the method of accounting occurring prior to the Closing, in each case, with respect to amounts includible in income in a post-Closing taxable year (or portion thereof), to the extent such amounts so recognized for income Tax purposes are in excess of any net operating loss carryforwards of the Company Group attributable to any Pre-Closing Tax Period that are available to offset such taxable income in such post-Closing taxable year (or portion thereof) (and for the avoidance of doubt, calculated taking into account Section 382 of the Code), (vii) exclude any liabilities, accruals or reserves for contingent Taxes or uncertain Tax positions, (viii) exclude any Taxes incurred by the Company Group on the Closing Date after the Closing outside the Ordinary Course of Business (other than as contemplated by the Transaction Agreement) and any Taxes resulting from an election under Section 338 or 336 of the Code, (ix) be calculated assuming that all Transaction Deductions are deducted in the Pre-Closing Tax Period to the extent permitted by applicable Law, determined at a “more likely than not” level of confidence, (x) to the extent permitted by applicable Law, determined at a “more likely than not” level of confidence, be calculated treating as deductions against taxable income in the Pre-Closing Tax Period, any depreciation or amortization deductions attributable to the Section 174 Election (whether or not the Section 174 Election has actually been made before the Effective Time), (xi) exclude any deferred Income Tax liabilities and assets, in each case, established to reflect timing differences between book and Tax income and (xii) exclude any Taxes paid after the Effective Time.

“WARN Act” means the Worker Adjustment Restraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant” means any warrant to purchase shares of capital stock of the Company outstanding as of immediately prior to the Effective Time.

“Warrantholders” means, collectively, the holders of record of Warrants.

“WTI Warrants” means (i) Warrant to Acquire Securities of World View Enterprises, Inc., by and between the Company and WTI FUND X, LLC dated as of February 25, 2026 and (ii) Warrant to Acquire Securities of World View Enterprises, Inc., by and between the Company and WTI FUND XI, LLC dated as of February 25, 2026.

“WTI Warrant Payoff” means amount to be paid pursuant to the WTI Warrants, in cash.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

ONDAS, INC.

By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chairman and CEO

WASSAIC MERGER SUB, INC.

By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chairman and CEO

WORLD VIEW ENTERPRISES INC.

By:	/s/ Ryan Hartman
Name:	Ryan Hartman
Title:	CEO

FORTIS ADVISORS LLC, IN ITS CAPACITY AS THE REPRESENTATIVE

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

EXHIBIT A

Form of Support Agreement

____________, 2026

ONDAS INC.

222 Lakeview Avenue

Suite 800

West Palm Beach

Florida 33401

RE:	Support Agreement of the stockholders of World View Enterprises Inc.

Ladies and Gentlemen:

Reference is made in this letter (this “Agreement”) to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, modified or amended and restated from time to time pursuant to its terms, the “Merger Agreement”), by and among Ondas Inc., a Nevada corporation (“Parent”), Wassaic Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), World View Enterprises Inc. (the “Company”, and collectively with its Subsidiaries, the “Entities”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the “Representative” thereunder. Capitalized terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. In order to induce Parent and Merger Sub to enter into the Merger Agreement, and understanding that Parent and Merger Sub are relying on the agreements set forth herein, the undersigned stockholder of the Company (the “Holder”), hereby agrees as follows:

1. Non-Solicitation. For a period beginning on the Closing Date and ending on the first anniversary thereof, for the purposes of protecting the goodwill of the business which Parent is acquiring, the Holder shall not, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other Person and the Holder shall cause its controlled portfolio companies not to directly or indirectly:

(a) hire, employ, engage or retain to provide services the individuals described on Schedule 1 hereto (the “Specified Employees”); or

(b) solicit, recruit, induce, encourage or take any action that is intended to induce any Specified Employee to terminate such Person’s engagement or relationship with the Entities; provided that the foregoing shall not prohibit (i) general solicitations of employment by an employment bureau or other third party intermediary not directed at employees or service providers of the Entities, and (ii) solicitations by non-controlled portfolio companies of Holder that have not or do not receive Confidential Information and have not been instructed by the Holder to solicit or target such Person shall not constitute a solicitation in violation of this provision.

2. Non-Acquire. For a period beginning on the Closing Date and ending on the second anniversary thereof, the Holder shall not, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other Person, and the Holder shall cause its controlled portfolio companies not to, directly or indirectly, acquire or enter into any agreement to acquire (whether by merger, reorganization, recapitalization or otherwise) all or any part of the equity interests or all or substantially all of the assets of the businesses or entities listed on Schedule 2 attached hereto.

3. Support Agreement.

(a) The Holder hereby irrevocably and unconditionally agrees that it shall approve the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement in respect of all Subject Shares owned by such Holder by delivering a duly executed counterpart signature page to the Written Consent and causing such Written Consent to be delivered to Parent in accordance with Section 6.06 of the Merger Agreement. The Holder shall further vote against, at any meeting of the stockholders of the Company and otherwise not approve of the following actions (other than the Merger and the transactions contemplated thereby): (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, merger, sale of assets or other business combination between the Company and any other Person, and (C) any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement (collectively, the “Covered Proposals”). Except as expressly set forth in this Section 3(a) with respect to Covered Proposals, the Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

(b) The Holder hereby represents, covenants and agrees that, except as contemplated by this Agreement and the Amended and Restated Voting Agreement of the Company, dated as of February 6, 2026, as may be further amended or amended and restated (the “Voting Agreement”), such Holder (a) has not entered into, and shall not enter into at any time prior to the End Date, any voting agreement or voting trust with respect to any Subject Shares and (b) has not granted any currently effective proxy or power of attorney with respect to any Subject Shares, and shall not grant at any time prior to the End Date any proxy or power of attorney with respect to any Subject Shares, in either case, which is inconsistent with such Holder’s obligations under this Agreement.

(c) [The Holder shall vote the Shares (as defined below) to exercise the drag-along right pursuant to Section 3 of the Voting Agreement as set forth therein; provided, that in no event shall the Holder be required to execute any documents on behalf of a stockholder of the Company that is not an Affiliate of the Holder. Such exercise shall be included within the Written Consent.]

4. Warrant Termination. As of the date hereof, Holder holds one or more warrants to purchase shares of the Company’s capital stock (the “Warrants”) as set forth on Exhibit A attached hereto. Notwithstanding any express or implied agreements or understandings to the contrary set forth in the underlying agreement(s) to purchase the Warrants entered into between Holder and the Company (the “Warrant Agreement”) and/or any other applicable document relating to the Warrants, the Holder and the Company hereby agree that, at the Effective Time, by virtue of the Merger and without any further action on the part of the Holder, the Company, Parent, Merger Sub or any other Person, the Warrants are hereby automatically cancelled, extinguished and terminated in their entirety, contingent upon and as of the Closing for no consideration, and will be of no further force or effect. For the avoidance of doubt, from and after the Effective Time, no Warrants or the Warrant Agreement shall be exercisable by Holder for, or otherwise entitle Holder to receive, any shares of capital stock of the Company (or any other equity securities of the Company, Parent, Merger Sub or any successor or purchasing entity thereof). Holder agrees that (a) the Warrants set forth on Exhibit A attached hereto are hereby amended and modified by virtue of this Agreement to the extent necessary to permit and facilitate the treatment of the Warrants provided for herein and (b) no payment from the Company or any of its Affiliates will be received in respect of the Warrants. To the maximum extent permitted by applicable Law, Holder hereby waives its right to any and all notices required to be given by the Company or any other person to Holder, including (without limitation) Holder’s applicable Warrant, whether in connection with the Merger or otherwise.

5. Confidentiality. The Holder acknowledges that, in its capacity as a holder of capital stock of the Company (the “Shares”), (a) prior to the Closing, the Holder and its Affiliates (which shall expressly exclude all non-controlled portfolio companies of the Holder or its Affiliates that do not receive Confidential Information) and its and their respective representatives possess confidential information concerning the Entities and their respective businesses ("Confidential Information"), and (b) the unauthorized use or disclosure of any Confidential Information at any time may irreparably damage Parent and the Entities. Following the Closing, each Holder acknowledges and agrees that such Holder shall not, and shall cause its Affiliates (other than any non-controlled portfolio companies of the Holder or its Affiliates that do not receive Confidential Information) not to, disclose any Confidential Information to any Person; provided, that Confidential Information may be disclosed (i) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Holder is subject, provided that such Holder gives the Entities prompt notice of such request(s), to the extent practicable (and not prohibited by Law), so that the Entities may seek, at the Entities’ expense, an appropriate protective order or similar relief (and the Holder shall reasonably cooperate, at the Entities’ expense, with such efforts by the Entities)), (ii) pursuant to and to the extent necessary to comply with a routine audit or examination by a regulator or self-regulatory organization that is not focused on or specifically directed at Parent or the Entities, the transactions contemplated by the Merger Agreement or the Confidential Information or (iii) with the prior written consent of Parent. The Holder agrees that upon request it shall return to Parent, or at the Holder’s option destroy to the satisfaction of Parent (including delivering a duly executed certificate of the Holder certifying to such destruction, email being sufficient), all Confidential Information in whatever form such information is in the possession of the Holder or under the Holder’s control; provided, that (A) the Holder may retain a copy of such Confidential Information as required pursuant to legal, compliance, or regulatory requirements, or in connection with standard computer back-up procedures (and, for the avoidance of doubt, the Holder shall not be required to expunge or erase copies of such Confidential Information saved automatically to standard back-up or archival systems that are not generally available to the individual user provided that the Holder does not retrieve such Confidential Information so saved), and (B) nothing shall require Holder to alter or otherwise modify its bona fide electronic storage processes or systems and may retain one copy to the extent required by any bona fide record retention policy so long as any such copy is not retrieved; provided, further, that any such Confidential Information so retained shall remain subject to the confidentiality obligations herein for the term hereof. Notwithstanding the foregoing, nothing in herein shall restrict the ability of Holder or its Affiliates from disclosing the Confidential Information to Holder’s and its controlled Affiliates' (A) financial advisors, attorneys, accountants and other professional advisors who are bound by obligations of confidentiality with respect to the Confidential Information; or (B) any Affiliate (other than any non-controlled portfolio companies of the Holder or its Affiliates), in each case, to the extent such delivery or disclosure is necessary (x) to effect compliance with applicable Law, or (y) to enforce Holder’s rights and remedies under the Merger Agreement or any other Transaction Agreement. Holder and its controlled Affiliates may also disclose (i) the terms (including financial terms) of the transactions contemplated by the Merger Agreement and (ii) a general description of the Company and the Entities (including their financial performance) to current or prospective limited partners or investors, lenders and annual meeting invitees and, in the event that Holder is a venture capital, private equity, or similar investment fund, to any of its current, future investors or prospective investors in connection with its customary and ordinary course fundraising, marketing, information or reporting activities, in each case who are subject to customary confidentiality obligations with respect to such information without the approval of Parent or any other Person. As used in this Agreement, “Confidential Information” as it relates to the Holder, shall not include information which (i) is or becomes generally available to the public or persons engaged in the Business, other than as a result of a breach of this Agreement by such Holder, (ii) becomes available to such Holder after the Closing Date on a non-confidential basis from a source which is not actually known by such Holder to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Entities with respect to such information or (iii) is independently developed by such Holder after the date hereof, or by its Affiliates at any time, without use of or reference to any Confidential Information.

6. Release. Effective as of the Closing, Holder, on behalf of himself or herself or itself and his or her or its spouse, heirs, executors, administrators, trustees, representatives, agents, successors and assigns (hereinafter collectively referred to for purposes of this Section 6 as “Holder Parties”), HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, GENERALLY RELEASES, AND FOREVER DISCHARGES the Company, and each of its respective past, present and future affiliates, related entities, parent companies, subsidiary companies, divisions, shareholders, members, predecessors, officers, directors, managers, employees, trustees, fiduciaries, administrators, executives, agents, representatives, principals, accountants, insurers, attorneys, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations, losses, suits, costs, counsel fees, and liabilities of any kind or nature whatsoever, at law or in equity, WHETHER KNOWN OR UNKNOWN, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic which the Holder Parties have now or in the future (but solely to the extent related to facts in existence at or prior to the Closing) may claim to have against any or all of the Company Released Parties based upon, arising out of, or in any way relating to any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Closing: (i) relating to the ownership or purported ownership by the Holder Parties of the Subject Shares, Options, the Warrants and/or other shares of Company Stock, or other equity interests or securities convertible or exchangeable into shares of Company Stock, (ii) relating to any written or oral agreements or arrangements existing, occurring or entered into by the Holder Parties at any time up to the effective date of the Merger, (iii) relating to any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the effective date of the Merger, (iv) any claims challenging the Merger or this Agreement, (v) relating to any alleged inaccuracy or miscalculations in, or otherwise relating to the allocation of the Merger Consideration, as finally determined pursuant to Section 2.09 of the Merger Agreement, (vi) claims regarding any breach of the Charter Documents, the Voting Agreement, the Amended and Restated Investors’ Rights Agreement, dated as of February 6, 2026, the Amended and Restated Right of First Refusal Agreement, dated as of February 6, 2026, including as it relates to the approval or consummation of the transactions contemplated by the Transaction Agreements, (vii) any claims asserting breach of any fiduciary duty against any of the Company Released Parties in connection with the evaluation, negotiation or entry into the Merger or the consummation of the transactions contemplated thereby, (viii) any claims pertaining to any appraisal rights or rights to dissent from the Merger, and (ix) if the Holder was a current or former director, officer or employee of the Company prior to the effective date of the Merger, that are in any way based upon, arising under, or relating to the Holder’s employment with the Company, or the Holder’s services as an officer or director of the Company, prior to the effective date of the Merger, whether pursuant to any contract or agreement, breach or alleged breach of fiduciary duty or otherwise (hereinafter collectively referred to as the “Holder Released Claims”). The Holder Released Claims include, without limitation, claims based on, arising under, or relating to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended (including the Civil Rights Act of 1991); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended; the Equal Pay Act of 1963, 29 U.S.C. § 206(d), as amended; Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., as amended; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., as amended; the Labor Management Relations Act 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended; the Racketeer Influenced and Corrupt Organizations Act , 18 U.S.C. §§ 1961 et seq., as amended; the Sarbanes Oxley Act of 2002; the Sabine Pilot Doctrine or the American Jobs Creation Act of 2004; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits, overtime, or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company Released Parties; any common law claims, including but not limited to actions in tort, defamation, fraud (including fraudulent inducement into this Agreement), promissory estoppel, negligence, and breach of contract; any claims or damages for wrongful discharge or retaliatory discharge; and any claims arising under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, provided, however, notwithstanding this Section 5, (A) the Holder’s rights to full and complete consideration in exchange for the Subject Shares in accordance with the Merger Agreement, the Exchange Agent Agreement and the Escrow Agreement; (B) rights in favor of any Holder Party under this Agreement or any of the other Transaction Agreements to which such Holder Party a party; (C) the obligations of any insurer under any insurance policy, including, without limitation, director’s and officers’ liability insurance; or (D) any right of indemnification under applicable Law, any indemnification agreement or the Charter Documents of any member of the Company Group or otherwise, including, but not limited to, the rights of Holder pursuant to Section 6.11 of the Merger Agreement. Holder shall not, and shall cause the other Holder Parties not to, assert any claim against the Company Released Parties in respect of any Holder Released Claim.

7. Competitive Lines of Business. The Entities and Parent acknowledge that Holder is in the business of venture capital investing and therefore reviews the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Entities and/or Parent. Nothing in this Agreement shall preclude or in any way restrict Holder and its Affiliates from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Entities or Parent as long as Holder and its Affiliates do not use or disclose Confidential Information in connection therewith.

8. Representations and Warranties. The Holder represents and warrants to Parent that:

(a) if the Holder is an entity, it is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or other formation;

(b) the Holder has all necessary power, authority and capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder;

(c) the execution, delivery and performance of this Agreement by the Holder has been duly and validly authorized by all necessary action on the part of the Holder and does not and shall not require authorization, approval, consent or further action by any other Person (excluding those authorizations, approvals or consents that relate to the operation of the Business) or result in the imposition of any Liens on the Subject Shares;

(d) this Agreement has been duly and validly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Holder, Enforceable against him, her or it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity;

(e) as of the date of this Agreement, the Holder is, and at all times from the date of this Agreement until the Closing or, if earlier, the termination of the Merger Agreement in accordance with its terms (the “Agreement Period”) shall be, the beneficial owner and owner of record of the number and class of shares of capital stock of the Company (the “Subject Shares”) set forth on Exhibit B. As of the date of this Agreement, the Subject Shares constitute all of the Shares beneficially owned by the Holder. The Holder has, and at all times during the Agreement Period shall have, with respect to the Subject Shares, the sole power, directly or indirectly, to vote or dispose of the Subject Shares, and as such, has, and at all times during the Agreement Period shall have, the complete and exclusive power to, directly or indirectly, agree to all matters set forth in this Agreement. As of the date of this Agreement, except as set forth on Exhibit B, the Subject Shares are issued and outstanding and entitled to be voted and the Holder does not beneficially own any warrants, options, other equity interests, convertible debt or other rights to acquire any equity interests of the Company. The Subject Shares and all other equity interests of Seller of which the Holder acquires beneficial ownership during the Agreement Period shall at all times be free and clear of Liens, proxies, powers of attorney, voting trusts, options, rights of first offer or refusals or agreements (other than any Liens or proxy created by the Merger Agreement). Notwithstanding the foregoing, nothing herein shall prohibit the Holder from transferring any of the Subject Shares during the Agreement Period to any Affiliate or pursuant to the laws succession or descent. Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which Holder is a party obligating the Holder to transfer, or cause to be transferred, any of the Subject Shares. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares;

(f) as of the date of this Agreement, there is no Proceeding by or before any Governmental Authority pending, or, to the knowledge of the Holder, threatened against or affecting, the Holder or any of his or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of the Holder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis;

(g) exclusive of any arrangements entered into by the Company or any Entity, the Holder (or, if applicable, its respective officers, directors, members, managers or employees) has not, directly or indirectly, entered into any agreement with any Person that would obligate the Holder (or, if applicable, its respective officers, directors, members, managers or employees) to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated hereby; and

(h) the Holder has had the opportunity to review this Agreement and the Merger Agreement, a copy of which is attached as Exhibit C hereto, with counsel of his, her or its own choosing. The Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution, delivery and performance of this Agreement.

9. Specific Performance. The Holder agrees that irreparable damage would occur to Parent in the event that any of the provisions of this Agreement are not performed by the Holder in accordance with its specific terms or was otherwise breached. The Holder agrees that Parent shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof before any Governmental Authority of competent jurisdiction. The Holder agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and without such right, Parent would not have entered into this Agreement or the Merger Agreement. The Holder hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The equitable remedies in this Section 8 shall be cumulative, not exclusive and in addition to any other remedies which Parent may have under this Agreement or otherwise.

10. Signatures. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.

11. Termination. This Agreement shall terminate automatically and be of no further force or effect if the Merger Agreement terminates for any reason in accordance with its terms without the Closing having occurred, provided that (i) nothing herein shall relieve any party to this Agreement from liability for any willful breach of this Agreement and (ii) Section 10 through Section 16 shall survive any termination of this Agreement.

12. Amendment. Any amendment, modification or revision of this Agreement shall be effective only if in a written instrument executed by the Holder and Parent. Any waiver of compliance or consent with respect to the rights or obligations of Parent must be signed by Parent and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

13. Assignment; Third Party Beneficiaries. This Agreement may not, without the prior written consent of Parent, be assigned, and any attempted assignment shall be null and void; provided, provided, that Parent may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned Subsidiary of Parent, provided, that Parent remains liable for all of its duties and obligations hereunder, (ii) in connection with the transfer by Parent of all or substantially all of the capital stock or other equity interests and/or assets of the Entities or (iii) to a lender of Parent or its Affiliates as collateral security under its financing arrangements. Nothing expressed or implied herein or therein shall be construed to give any other person any legal or equitable rights hereunder; provided, that each of the Company Released Parties are intended third party beneficiaries of this Agreement.

14. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a Party as shall be specified by like notice): (a) if to Parent or the Company (following the Closing), to the notice address listed in Section 9.03 of the Merger Agreement and (b) if to the Holder, to the address listed on the signature page hereto.

15. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each Party agrees that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.

16. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

17. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held by any Governmental Authority of competent jurisdiction that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law and, to the extent necessary, the parties hereto shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the parties.

[Remainder of page intentionally left blank]

Very truly yours,

HOLDER:

[Name]
[Address Line 1]
[Address Line 2]

Attn:	[●]
Email:	[●]

[Signature Page to Support Agreement]

Accepted and agreed to
as of the date written above:

ONDAS INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

Schedule 1

Specified Employees

[***]

Schedule 2

Pipeline

See attached.

[***]

Schedule 3

Subject Shares

[***]

Schedule 4

Merger Agreement

[***]

EXHIBIT B

Employment Agreement

[***]

B-1

EXHIBIT C

Form of Certificate of Merger

CERTIFICATE OF MERGER

MERGING

WASSAIC MERGER SUB INC.

WITH AND INTO

WORLD VIEW ENTERPRISES INC.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned World View Enterprises Inc., a Delaware corporation, executed the following Certificate of Merger and does hereby certify:

FIRST: The name and state of incorporation of each of the constituent entities to the Merger (as defined below) (the “Constituent Entities”) are as follows:

Name	State of Incorporation

World View Enterprises Inc.	Delaware

Wassaic Merger Sub Inc.	Delaware

SECOND: The name of the surviving Delaware corporation is World View Enterprises Inc. (the “Company”), and the name of the Delaware corporation being merged with and into the Company is Wassaic Merger Sub Inc., a Delaware corporation (“Merger Sub”).

THIRD: The Agreement and Plan of Merger dated as of March [●], 2026 (the “Merger Agreement”), setting forth, among other things, the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by the Constituent Entities in accordance with Section 251 of the DGCL.

FOURTH: The company surviving the Merger shall be the Company (the “Surviving Company”) and the name of the Surviving Company shall remain World View Enterprises Inc.

FIFTH: Upon the effectiveness of the Merger, the Certificate of Incorporation and By-Laws of Merger Sub as in effect immediately prior to the Merger shall be the Certificate of Incorporation and By-Laws of the Surviving Company until thereafter amended pursuant to its terms and the DGCL.

SIXTH: The Merger shall become effective in accordance with the Merger Agreement and upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SEVENTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Company at 222 Lakeview Avenue, Suite 800, West Palm Beach, Florida 33401.

EIGHTH: A copy of the Merger Agreement will be furnished by the Surviving Company on request, without cost, to any stockholder of either the Company or Merger Sub.

[Signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned surviving corporation has caused this Certificate of Merger to be signed by an authorized person on the [___] day of [_______], 2026.

world view enterprises inc.

By:
Name:	Ryan Hartman
Title:	Chief Executive Officer

C-2

EXHIBIT D

Form of Letter of Transmittal

Letter of Transmittal for

Shares of Stock of World View Enterprises Inc.

Surrendered for Shares of Stock of Ondas Inc.

Pursuant to the Merger of Wassaic Merger Sub, Inc.

with and into World View Enterprises Inc.

The Paying Agent for the Merger is: U.S. Bank National Association

DELIVERY INSTRUCTIONS

U. S. Bank National Association

Attn: Specialized Finance

111 Fillmore Avenue

St. Paul, MN 55107-1402

[US Bank to insert hyperlink for online portal]

For information please email [***] or call [***]

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO PAYING AGENT. YOU MUST (1) COMPLETE AND SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED BELOW, (2) COMPLETE THE IRS FORM W-9 OR APPROPRIATE IRS FORM W-8, AS APPLICABLE, ATTACHED HERETO AS EXHIBIT A, (3) COMPLETE AND SIGN THE GENERAL RELEASE, ATTACHED HERETO AS EXHIBIT B, (4) COMPLETE AND SIGN THE REGISTRATION RIGHTS AGREEMENT, ATTACHED HERETO AS EXHIBIT C, (5) SIGN THE WRITTEN CONSENT OF THE COMPANY STOCKHOLDERS, ATTACHED HERETO AS EXHIBIT D, (6) COMPLETE AND SIGN THE ACCREDITED INVESTOR QUESTIONNAIRE, ATTACHED HERETO AS EXHIBIT E, (7) IF APPLICABLE (TO DETERMINE APPLICABILITY SEE SECTION 12 OF THE ATTACHED INSTRUCTIONS ON SCHEDULE B) COMPLETE AND SIGN THE SPOUSAL CONSENT, ATTACHED HERETO AS EXHIBIT F, AND (8) RETURN THESE COMPLETED AND SIGNED DOCUMENTS TO THE PAYING AGENT AT THE ADDRESS OR VIA THE LINK TO THE ONLINE PORTAL SET FORTH ABOVE (COLLECTIVELY, THE “REQUIRED DOCUMENTATION”).

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. WHERE SHARES ARE HELD BY MORE THAN ONE REGISTERED HOLDER OR ARE REGISTERED UNDER DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE COMPLETED AND SUBMITTED ON BEHALF OF EACH SUCH REGISTERED HOLDER. SEE INSTRUCTION 4.

Ladies and Gentlemen:

This Letter of Transmittal (this “Letter of Transmittal”) is being furnished to you as a stockholder of World View Enterprises Inc., a Delaware corporation (the “Company”), to provide instructions for submitting your shares of stock, par value $[•] per share, of the Company, as further set forth on Schedule A hereof (the “Company Stock”) pursuant to the Agreement and Plan of Merger, dated as of March [•], 2026 (the “Merger Agreement”), Ondas Inc., a Nevada corporation (“Parent”), Wassaic Merger Sub], Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), World View Enterprises Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the representative thereunder (the “Representative”). Capitalized terms used and not otherwise defined in this instrument shall have the meaning ascribed to them in the Merger Agreement.

Any descriptions of the Merger or the Merger Agreement in this Letter of Transmittal are qualified in their entirety by the actual Merger Agreement, a copy of which has been made publicly available in Parent’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on [date] ([hyperlink]).

1. Exchange; Payment.

(a) Surrender of the Company Stock. Subject to the terms and conditions contained herein, the undersigned Stockholder (the “Undersigned Stockholder”) hereby agrees (i) to surrender, as of the Effective Time of the Merger, the issued and outstanding Company Stock owned by the Undersigned Stockholder in exchange for the right to receive the Undersigned Stockholder’s portion of the Merger Consideration set forth in the Merger Agreement and in accordance with the terms thereof and (ii) that from and after the Effective Time of the Merger, the Undersigned Stockholder shall cease to have any other rights with respect to such Company Stock.

(b) Payment Instructions. Upon receipt and verification of the Required Documentation, the Paying Agent shall provide written notice thereof to Broadridge Corporate Issuer Solutions, LLC, as Transfer Agent, and authorize the Transfer Agent to issue the Parent Payment Shares to the Undersigned Stockholder. To the extent that the Undersigned Stockholder is a Non-Accredited Stockholder, the Paying Agent is authorized and instructed to make a cash payments representing the Merger Consideration to the Undersigned Stockholder in accordance with the instructions specified on Schedule A attached hereto.

(c) Escrow Releases and Other Releases.

(i) In the event of any release of the Escrow Amount by the Escrow Agent (a “Escrow Payment”), the Paying Agent shall be authorized and instructed to notify the Transfer Agent to issue to the Undersigned Stockholder such Undersigned Stockholder’s applicable portion of such Escrow Payment, so long as the Undersigned Stockholder has remitted all Required Documentation. In connection with any Escrow Payment, the Paying Agent shall be entitled to request any necessary and reasonable documentation from the Undersigned Stockholder.

(ii) In the event of any payment of the Expense Fund Amount by the Representative to the Paying Agent (a “Expense Fund Payment”), the Paying Agent shall be authorized and instructed to remit to the Undersigned Stockholder such Undersigned Stockholder’s applicable portion of such Expense Fund Payment, so long as the Undersigned Stockholder has remitted all Required Documentation, in accordance with the instructions specified on Schedule A attached hereto. In connection with any Expense Fund Payment, the Paying Agent shall be entitled to request any necessary and reasonable documentation from the Undersigned Stockholder.

2. Agreements and Undertakings.

(a) Appointment of Representative. The Undersigned Stockholder acknowledges and agrees that the Merger Agreement irrevocably appoints, authorizes and empowers the Representative to act as a representative, for the benefit of all Stockholders (as defined in the Merger Agreement and in their capacity as such), as the exclusive agent and attorney-in-fact, in connection with and to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the other Transaction Agreements, including Section 9.14 thereof. The Undersigned Stockholder acknowledges and agrees that any compromise or settlement of any matter by the Representative as contemplated by the Merger Agreement (including Section 9.14 thereof) shall be binding upon, and fully enforceable against, the undersigned.

(b) Terms. By executing and delivering this Letter of Transmittal, the Undersigned Stockholder hereby (i) irrevocably ratifies and further appoints, authorizes and empowers the Representative to act as a representative, for the benefit of all Stockholders, as the exclusive agent and attorney-in-fact, as set forth in Section 2(a) of this Letter of Transmittal and Section 9.14 of the Merger Agreement, (ii) acknowledges and agrees to the exculpation and indemnification provisions in favor of the Representative set forth in the Merger Agreement and (iii) agrees that this Letter of Transmittal and the portion of the Merger Consideration payable to the Undersigned Stockholder is subject to, and governed by, the terms and conditions of the Merger Agreement and the documents related thereto. The Undersigned Stockholder acknowledges that the Merger is subject to various conditions which may not be satisfied. In the event the Merger Agreement is terminated prior to the Closing, previously delivered Letters of Transmittal and any other Required Documentation shall be null and void. The Undersigned Stockholder further acknowledges that any Parent Payment Shares it receives as part of the Merger Consideration will be restricted and legended.

3. Representations and Warranties. The Undersigned Stockholder hereby represents and warrants to Parent as of the Closing Date that:

(a) the Undersigned Stockholder is the sole record and beneficial owner of the Company Stock surrendered hereby and identified on Schedule A attached hereto (the “Ownership Table”);

(b) the Undersigned Stockholder has good and valid title to the Company Stock identified on such Ownership Table as owned by such Undersigned Stockholder, free and clear of any Liens created by the Undersigned Stockholder (other than Liens under applicable securities Laws or state corporation Laws, Liens imposed by the Charter Documents of the Company, or Liens that shall be terminated in connection with the consummation of the transactions contemplated by the Merger Agreement);

(c) the Undersigned Stockholder has full right, power, legal capacity and authority to execute this Letter of Transmittal and surrender and deliver the Company Stock identified on the Ownership Table and this Letter of Transmittal constitutes a valid, legal and binding agreement of the Undersigned Stockholder, enforceable against the Undersigned Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(d) the compliance by the Undersigned Stockholder with any of the provisions hereof will not: (i) if the Undersigned Stockholder is a legal entity, violate any provision of the organizational documents of the Undersigned Stockholder, or (ii) solely with respect to the Undersigned Stockholder, violate in any material respect any applicable Law;

(e) the decision of the Undersigned Stockholder to execute this Letter of Transmittal and the other Required Documentation has been made by the Undersigned Stockholder based solely on his, her or its own review of this Letter of Transmittal and the other Required Documentation, the Merger Agreement and the other information contained in the Notice and Information Statement, independently of any other stockholder of the Company, and independently of any information, materials, statements or opinions as to the terms and conditions of this Letter of Transmittal and the other Required Documentation and the Merger Agreement that may have been made or given by the Company, any other stockholder of the Company or by any agent, employee or other representative of the Company, Merger Sub or Parent;

(f) other than the Merger Agreement, the other Transaction Agreements, and the Charter Documents of the Company, (i) there are no options, agreements or commitments obligating the Undersigned Stockholder to transfer, sell, purchase, return or redeem, or cause the issuance, transfer, sale, return or redemption of the Company Stock and (ii) there are no voting trusts, proxies or other agreements to which the Undersigned Stockholder is a party with respect to the voting or transfer of capital stock, warrants, rights, subscriptions, convertible or exchangeable securities or other agreements or commitments to which the Undersigned Stockholder is a party obligating the Undersigned Stockholder to transfer, sell, purchase, return or redeem, or cause the issuance, transfer, sale, return or redemption of the Company Stock;

(g) If the Undersigned Stockholder is not an individual, the undersigned is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution and delivery of this Letter of Transmittal have been duly authorized by all necessary corporate (or, if applicable, other entity) action on the part of the Undersigned Stockholder and no further corporate (or, if applicable, other entity) action is required on the part of the undersigned to authorize this Letter of Transmittal.

4. Additional Notices and Waivers; Miscellaneous.

(a) The Undersigned Stockholder hereby forever waives any appraisal or dissenter’s rights the Undersigned Stockholder may have under applicable Delaware or other law relating to the Merger and the Merger Agreement.

(b) The Undersigned Stockholder hereby waives, on its own behalf and on behalf of each of its Affiliates, any and all notices required to be given in connection with the transactions contemplated by the Merger Agreement prior to the date hereof, whether pursuant to the Merger Agreement, any of the other documents contemplated thereby, the Company’s Charter Documents, or any other agreement with the Company to which the Undersigned Stockholder is a party or otherwise.

(c) The Undersigned Stockholder understands that surrender of the Company Stock owned by the Undersigned Stockholder is not made in acceptable form until the receipt by Paying Agent of this Letter of Transmittal, duly completed and signed.

(d) The Undersigned Stockholder shall, upon the request of Parent or, if prior to Closing, the Company or, if after the Closing, the Surviving Entity, execute and deliver any additional documents and take such actions reasonably deemed by Parent or, if prior to Closing, the Company, or, if after the Closing, the Surviving Entity, respectively, to be necessary or desirable to effectuate the purposes and objectives of this Letter of Transmittal or the Merger Agreement; provided, however, that the Undersigned Stockholder shall not be obligated to expend funds in connection therewith. The provisions of this Letter of Transmittal may be amended or waived only with the prior written consent of, if prior to Closing, the Company, or, if after the Closing, the Surviving Entity, and the Undersigned Stockholder (except with respect to any right specific to the Undersigned Stockholder herein which may be waived by the Undersigned Stockholder).

(e) The Undersigned Stockholder acknowledges and agrees that he, she or it has consulted, or had the opportunity to consult, with his, her or its legal counsel, tax advisors or other advisors with respect to, and fully understands the meaning and intent of, this Letter of Transmittal, including, but not limited to, the final and binding effect of this Letter of Transmittal, the surrender of the Company Stock as set forth in the Merger Agreement, the cancellation of such Company Stock upon the effectiveness of the Merger, the tax effects of the Merger and the acknowledgments, releases, waivers and appointments contained herein.

(f) The Undersigned Stockholder agrees that, upon any sale, assignment, pledge, exchange, hypothecation or otherwise transfer, encumbrance or disposal (“Transfer”) of Company Stock, the Undersigned Stockholder shall provide written notice to Parent and the Company (in accordance with Section 9.03 of the Merger Agreement), as well as the Paying Agent, within 48 hours of such Transfer.

(g) This Letter of Transmittal, the rights of the Undersigned Stockholder and all Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule of the State of Delaware or of any other jurisdiction that would cause the application of the laws of any other jurisdiction other than Delaware.

(h) The Undersigned Stockholder (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Letter of Transmittal or the transactions contemplated by this Letter of Transmittal, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Letter of Transmittal or the transactions contemplated by this Letter of Transmittal in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court.

(i) THE UNDERSIGNED STOCKHOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS LETTER OF TRANSMITTAL OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS LETTER OF TRANSMITTAL OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

(j) The Undersigned Stockholder understands that it is solely responsible for the payment of any applicable taxes imposed on the Undersigned Stockholder attributable to the Merger Consideration payable or otherwise deliverable pursuant to the Merger Agreement. The Undersigned Stockholder acknowledges and agrees that each of Parent, the Company, the Paying Agent, the Transfer Agent and the Escrow Agent shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to the Undersigned Stockholder pursuant to the Merger Agreement such amounts as Parent, the Company, the Paying Agent and the Escrow Agent are required to deduct or withhold therefrom under the Internal Revenue Code or by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate tax authority or other person, such amounts will be treated for all purposes under the Merger Agreement as having been paid to the Undersigned Stockholder.

(k) This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the Stockholders, including the Undersigned Stockholder, and shall be binding upon the heirs, personal representatives, successors and assignees of the Undersigned Stockholder. This Letter of Transmittal shall be void and of no force and effect if the Merger Agreement is terminated for any reason in accordance with its terms.

SCHEDULE A

PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS ON SCHEDULE B

DO NOT USE WHITEOUT OR CORRECTION TAPE – DO NOT CROSS OUT INCORRECT INFORMATION

CONTACT US BANK FOR ADDITIONAL COPIES OF THE LETTER OF TRANSMITTAL

Name of Registered Holder

Please fill in exactly as your name(s) appear on the mailing label

(If you have any questions as to how your name should appear or the type and number of Shares you own, please contact Fortis Advisors LLC (the “Representative”) (email: [●] or telephone [●]))

Type of Share(s) (e.g. Common, Series A Preferred, Series B Preferred, Series CPreferred, Series D Preferred, Warrants)	Security ID	Number of Shares

COMPLETE ONLY ONE OF THE PAYMENT INSTRUCTION SECTIONS BELOW

CHECK PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Merger (as defined herein) sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address ________________________________________________________________________________________

City, State, Zip ____________________________________________________________________________________

Country _________________________________________________________________________________________

DOMESTIC WIRE (United States) PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Merger (as defined herein) sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith.

Bank Name ______________________________________________________________________________________

Fedwire ABA Number* _____________________________________________________________________________

Account Name (e.g. John Smith)** ____________________________________________________________________

Account Number __________________________________________________________________________________

For Further Credit Account Name (if applicable) ___________________________________________________________

For Further Credit Account Number (if applicable) _________________________________________________________

Bank Contact/Telephone Number _____________________________________________________________________

*Please provide valid Fedwire ABA (check validity here: https://www.frbservices.org/EPaymentsDirectory/searchFedwire.html)

**Please provide the name on the account, not the type of account

(If wire is to be issued to an account in a name other than that set forth in the Description of Shares Surrendered box above, see Instructions 3, 4, 5 and 7)

INTERNATIONAL WIRE (SWIFT WIRE) PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Merger (as defined herein) sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith.

Bank Name ______________________________________________________________________________________

BIC (SWIFT) Code* _______________________________________________________________________________

Account Name (e.g. John Smith)** ____________________________________________________________________

Account Number or IBAN Number*** _________________________________________________________________

Correspondent Bank Name (if applicable) ________________________________________________________________

Correspondent SWIFT Code (if applicable) ______________________________________________________________

Correspondent Bank Account Number (if applicable) _______________________________________________________

Additional Details (if applicable) ______________________________________________________________________

*Please provide valid SWIFT Code (check validity here: https://www2.swift.com/bsl/index.faces)

**Please provide the name on the account, not the type of account

***Check validity of IBAN Number here: https://www.nordea.com/en/our-services/cashmanagement/iban-validator-and-information/iban-validator

(If wire is to be issued to an account in a name other than that set forth in the Description of Shares Surrendered box above, see Instructions 3, 4, 5 and 7)

SPECIAL PAYMENT/DELIVERY INSTRUCTIONS

(see Instructions 3, 4, 5, 7 and 11)

If you wish to have cash consideration to be issued in a name other than that of the registered holder and sent by check, please complete the remainder of this Letter of Transmittal and provide the payment instructions below.***

Payee Name ______________________________________________________________________________________

Address ________________________________________________________________________________________

City, State, Zip ____________________________________________________________________________________

Country _________________________________________________________________________________________

Tax Identification Number**** _______________________________________________________________________

***Requires signature guarantee. See Instruction No. 3 to this Letter of Transmittal.

****Fill in Taxpayer Identification Number of Payee. See Instruction 11 to this Letter of Transmittal.

IMPORTANT - STOCKHOLDER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) in the records of the Company or on a security position listing or by person(s) authorized to become registered holder(s) by documents transmitted herewith. If you have any questions as to how your name should be signed, please contact the Representative (email: [●] or telephone [●]). Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)

Dated __________________________________________________________________________________________

Sign Here X ______________________________________________________________________________________

(Signature(s) of Owner(s))

Name(s) _________________________________________________________________________________________

(Please Print)

Capacity ________________________________________________________________________________________

(See Instruction 4)

Address ________________________________________________________________________________________

Area Code & Telephone No. _________________________________________________________________________

E-mail Address ___________________________________________________________________________________

(Complete the Form W-9 contained herein.  See instruction 11.)

STOP – A SIGNATURE GUARANTEE MAY NOT BE REQUIRED - CAREFULLY REVIEW INSTRUCTION 3 PRIOR TO COMPLETING REMAINDER OF PAGE

SIGNATURE GUARANTEE

(This section should be completed by the individual applying the MSG Stamp)

(Apply Medallion Signature Guarantee Stamp Here)

SCHEDULE B

INSTRUCTIONS

A holder of Company Stock will not receive the Undersigned Stockholder’s portion of the Merger Consideration provided for in the Merger Agreement and in accordance with the terms thereof until the Letter of Transmittal executed by such holder is received at the address set forth on page 1, together with such documents as Transfer Agent may require pursuant to the Merger Agreement, and until the same are received by Transfer Agent. No interest will accrue on any amounts due.

1. Delivery of Letter of Transmittal and Required Documentation. This Letter of Transmittal, filled in and signed, must be used in connection with the surrender of the Company Stock. This Letter of Transmittal and the Required Documentation must be received by the Paying Agent, in satisfactory form, in order to make an effective surrender. The Company Stock is held in book-entry form and no physical stock certificates are required to be surrendered. Delivery of documents shall be effected, and the risk of loss shall pass, only upon proper delivery to the Paying Agent. The method of delivery of documents is at the election and risk of the stockholder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail, by hand or by overnight courier to U. S. Bank National Association, as Paying Agent, at the address shown above, or via the online portal link set forth above.

2. Terms of Conversion of the Company Stock. The Company Stock (as shown on Schedule A of this Letter of Transmittal) will be converted at the effective time of the Merger into the right to receive Parent Payment Shares in an amount as set forth in the Merger Agreement, without interest, and subject to applicable withholding, as set forth in the Merger Agreement.

3. Guarantee of Signature. Signature guarantees are not necessary unless (a) the Company Stock is registered in a name other than that of the person surrendering the Company Stock or (b) such registered holder completes the Special Payment/Delivery Instructions or requests payment to a name other than the registered holder. In the case of (a) above, the Letter of Transmittal must be accompanied by a properly executed stock power with the signature on the stock power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.

4. Signatures on Letter of Transmittal. If this Letter of Transmittal is signed by the registered holder(s) of the Company Stock surrendered hereby, the signature(s) must correspond with the name(s) as written on the records of the Company without alteration, enlargement or any change whatsoever. If any of the Company Stock surrendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. A DocuSign digital signature otherwise complying with the requirements of this Section 4 may be used to sign this Letter of Transmittal.

If any of the Company Stock surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal or any stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person to so act must be submitted.

If this Letter of Transmittal is signed by the registered holder(s) of the Company Stock listed and surrendered hereby, no endorsements of Company Stock, separate stock powers or signature guarantees are required unless payment is to be issued in the name of a person other than the registered holder(s). If payment is to be issued in the name of a person other than the registered holder(s), signatures on any such stock powers must be guaranteed by an Eligible Institution as described in Instruction 3.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Company Stock listed and surrendered hereby, the Letter of Transmittal must be accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the records of the Company. Signature(s) on any such stock powers must be guaranteed by an Eligible Institution as described in Instruction 3.

5. Stock Transfer Taxes. The Company will bear liability for any state stock transfer taxes applicable to its payment for surrendered Company Stock; provided, however, that if any payment is to be made to any person(s) other than the registered holder(s) of the surrendered Company Stock, such registered holder(s) or transferee(s), as applicable, shall be solely responsible for the payment of any stock transfer taxes (whether imposed on the registered holder(s) or such transferee(s) of the surrendered Company Stock) and neither the Company nor the Paying Agent shall have any responsibility or liability in connection with such other transfer taxes.

6. Validity of Surrender, Irregularities. All questions as to validity, form and eligibility of any surrender of Company Stock hereby will be determined by the Company (which may delegate power in whole or in part to the Paying Agent), and such determination shall be final and binding. The Company reserves the right to waive any irregularities or defects in the surrender of any Company Stock, and its interpretations of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

7. Special Payment and Delivery Instructions. Indicate the name and address to which payment for the Company Stock is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.

8. Requests for Information or Additional Copies. Information and additional copies of this Letter of Transmittal may be obtained from the Paying Agent by writing to the address or calling the telephone number on the front of this Letter of Transmittal.

9. Inadequate Space. If the space provided on this Letter of Transmittal is inadequate, the type, security ID and number of shares of Company Stock should be listed on a separate signed schedule affixed hereto.

10. Letter of Transmittal Required. You will not receive any consideration for your Company Stock unless and until you deliver this Letter of Transmittal duly completed and signed, to the Paying Agent, together with any required accompanying evidences of authority in form satisfactory to the Company, and the other Required Documentation. The Company Stock is held in book-entry form and no physical stock certificates are required to be surrendered. No interest will be paid on amounts due for the Company Stock.

11. IRS Form W-9. Each stockholder surrendering Company Stock for payment is required to provide the Paying Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on an appropriate IRS Form W-9, or an appropriate IRS Form W-8, in the form attached hereto as Exhibit A.

12. Spousal Consent. If the Undersigned Stockholder is a resident of any of the following states, the Undersigned Stockholder shall deliver with this Letter of Transmittal the spousal consent attached hereto as Exhibit F, executed by such Undersigned Stockholder’s spouse (if any): Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin.

13. Representative. To the extent you have any additional questions regarding the completion of this Letter of Transmittal, you may contact the Representative at [email] and [phone number].

Exhibit A

IRS Forms W-9 / W-BEN / W-BEN-E

[Attached]

Exhibit B

GENERAL RELEASE

This GENERAL RELEASE (this “Agreement”) dated [ ], 2026, is made and entered into by and between (i) World View Enterprises Inc., a Delaware corporation (the “Company”) and (ii) the Stockholder set forth on the signature page hereto (the “Stockholder,” and together with the Company, the “Parties”).

WHEREAS, on ________, 2026, the Company, Ondas Inc., a Nevada corporation (the “Parent”) and certain other parties thereto entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Parent acquired, directly and indirectly, all of the issued and outstanding equity interests of the Company pursuant to one or more mergers (collectively, the “Merger”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement;

WHEREAS, Stockholder was a direct or indirect equityholder, optionholder and/or warrant holder of the Company and accordingly, Stockholder will enjoy material financial benefits as a result of the consummation of the transactions contemplated by the Merger Agreement, and in exchange for such financial benefits, Stockholder desires to execute and deliver this Agreement;

WHEREAS, in exchange for good and valuable consideration and the releases and agreements set forth in this Agreement, the Parties desire to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the sufficiency and receipt of which is hereby acknowledged, the Company and the Stockholder agree as follows:

1. General Release and Waiver of Claims.

(a) In consideration of Stockholder’s right to receive the applicable consideration pursuant to the Merger Agreement, Stockholder, on behalf of himself or herself or itself and his or her or its spouse, attorneys, heirs, executors, administrators, trustees, legal representatives, agents, successors and assigns (hereinafter collectively referred to for purposes of this Section 1 as “Stockholder Parties”), HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, GENERALLY RELEASES, AND FOREVER DISCHARGES the Company, and each of its respective past, present and future affiliates, related entities, parent companies, subsidiary companies, divisions, shareholders, members, partners, predecessors, officers, directors, managers, employees, trustees, fiduciaries, administrators, executives, agents, representatives, principals, accountants, insurers, attorneys, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations, losses, suits, costs, counsel fees, and liabilities of any kind or nature whatsoever, at law or in equity, WHETHER KNOWN OR UNKNOWN, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic which the Stockholder Parties have now or in the future (but solely to the extent related to facts in existence at or prior to the Closing) may claim to have against any or all of the Company Released Parties based upon, arising out of, or in any way relating to any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of this Agreement: (i) relating to the ownership or purported ownership by the Stockholder Parties of the Company Stock Options, Warrants and/or other equity interests in the Company (collectively, the “Equity”), (ii) relating to any written or oral agreements or arrangements existing, occurring or entered into by the Stockholder Parties at any time up to the effective date of the Merger, (iii) relating to any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the effective date of the Merger, (iv) any claims challenging the Merger or this Agreement, (v) any claims asserting breach of any fiduciary duty against any of the Company Released Parties in connection with the evaluation, negotiation or entry into the Merger or the consummation of the transactions contemplated thereby, (vi) claims regarding any breach of the Charter Documents, the Voting Agreement, the Amended and Restated Investors’ Rights Agreement, dated as of February 6, 2026, the Amended and Restated Right of First Refusal Agreement, dated as of February 6, 2026, including as it relates to the approval or consummation of the transactions contemplated by the Transaction Agreements, (vii) any claims asserting breach of any fiduciary duty against any of the Company Released Parties in connection with the evaluation, negotiation or entry into the Merger or the consummation of the transactions contemplated thereby, (viii) any claims pertaining to any appraisal rights or rights to dissent from the Merger, and (ix) if Stockholder was a current or former director, officer or employee of the Company prior to the effective date of the Merger, that are in any way based upon, arising under, or relating to Stockholder’s employment with the Company, or Stockholder’s services as an officer or director of the Company, prior to the effective date of the Merger, whether pursuant to any contract or agreement, breach or alleged breach of fiduciary duty or otherwise (hereinafter collectively referred to as the “Stockholder Released Claims”). The Stockholder Released Claims include, without limitation, claims based on, arising under, or relating to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended (including the Civil Rights Act of 1991); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended; the Equal Pay Act of 1963, 29 U.S.C. § 206(d), as amended; Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., as amended; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., as amended; the Labor Management Relations Act 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended; the Racketeer Influenced and Corrupt Organizations Act , 18 U.S.C. §§ 1961 et seq., as amended; the Sarbanes Oxley Act of 2002; the Sabine Pilot Doctrine or the American Jobs Creation Act of 2004; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits, overtime, or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company Released Parties; any common law claims, including but not limited to actions in tort, defamation, fraud (including fraudulent inducement into this Agreement), promissory estoppel, negligence, and breach of contract; any claims or damages for wrongful discharge or retaliatory discharge; and any claims arising under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, the Stockholder Released Claims do not include: (A) the Stockholder’s rights to full and complete consideration in exchange for the Company Stock in accordance with the Merger Agreement, the Paying Agent Agreement and the Escrow Agreement; (B) rights in favor of any Stockholder Party under this Agreement or any of the other Transaction Agreements to which such Stockholder Party is a party; (C) any rights to unpaid compensation or accrued benefits from the Company; (D) the obligations of any insurer under any insurance policy, including, without limitation, director’s and officers’ liability insurance; or (E) any right of indemnification under applicable Law, any indemnification agreement or the Charter Documents of any member of the Company Group or otherwise, including, but not limited to, any rights of Stockholder pursuant to Section 6.11 of the Merger Agreement. In the event the Stockholder is party to a duly executed and binding Support Agreement or Restrictive Covenant Agreement, as applicable, that was entered into prior to the date this Transmittal Letter is executed and includes a release provision, the release provision set forth in such agreement shall control and supersede the foregoing paragraph in this Transmittal Letter.

(b) To the fullest extent permitted by law, and subject to the provisions of Section 1(d) below, the Stockholder represents and affirms that they have not filed or caused to be filed on their behalf any complaint, action, lawsuit, arbitration, request for relief, claim or other proceeding (legal, equitable, administrative or of any other nature) against any of the Company Released Parties related to the Stockholder Released Claims, as applicable, and, to the best of the Stockholder’s knowledge and belief, there are no outstanding complaints, actions, lawsuits, arbitrations, requests for relief, claims or other proceedings (legal, equitable, administrative or of any other nature) asserted on behalf of such Party against any of the Company Released Parties related to any of the Stockholder Released Claims.

(c) In waiving and releasing any and all claims whether or not now known, the Stockholder understands that this means that, if the Stockholder later discovers facts different from or in addition to those facts currently known by the Stockholder, or believed by the Stockholder to be true, the waivers and releases of this Agreement will remain effective in all respects despite such different or additional facts and his or her or its later discovery of such facts, even if the Stockholder would not have agreed to this Agreement if he, she or it had prior knowledge of such facts. Without limitation of the foregoing, effective as of the Merger, the Stockholder hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of Law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including, without limitation, the following provision of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

(d) Nothing in this Section 1, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by the Stockholder of any claims the Stockholder may not waive as a matter of law. Furthermore, nothing in this Agreement, is intended to, or shall be deemed or operate to: (i) prohibit or restrict the Stockholder’s rights, protected under law, to file a complaint or charge with, communicate with, provide relevant information to or otherwise cooperate with any governmental authority regarding a possible violation of law or respond to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, (ii) require the Stockholder to notify the Company of such communications or inquiry, or (iii) limit the Stockholder’s right to receive an award for information provided to any governmental authority.

2. Covenant Not to Sue. Except as otherwise provided in Section 1(d) above, the Stockholder hereby covenants forever not to, whether directly or indirectly or whether individually or collectively, initiate, assert, file, prosecute, maintain, commence, institute, sponsor, encourage, assist, volunteer, advise, represent, cooperate with, or facilitate any complaint, action, proceeding, investigation, arbitration, lawsuit, or claim or any legal, equitable or administrative proceeding of any nature, against any of the Company Released Parties in connection with the Stockholder Released Claims, as applicable, and represent and warrant that no other person or entity has initiated or, to the extent within his or her or its control, will initiate any such proceeding on their behalf. The Stockholder (on behalf of the Stockholder Parties) hereby acknowledges and agrees that if the Stockholder or any other Stockholder Party should hereafter make any claim or demand or commence or threaten to commence any Proceeding against any Company Released Party with respect to any Stockholder Released Claim, this Agreement may be raised as a complete bar to any Proceeding.

3. No Admission of Liability. It is understood that nothing in this Agreement is to be construed as an admission by or on behalf of the Company Released Parties of any wrongdoing with respect to the Company, any such wrongdoing being expressly denied.

4. Stockholder Acknowledgements.

(a) Stockholder acknowledges that,

(i) the consideration provided for herein and in connection with the Merger Agreement is good and valuable;

(ii) before entering into this Agreement, Stockholder has had the opportunity to consult with any attorney or other advisor of his or her or its choice, and has done so;

(iii) any and all questions regarding this Agreement have been asked and answered to complete satisfaction;

(iv) Stockholder has read this Agreement and understands all of its terms, including, without limitation, the waiver and release of claims set forth in Section 1(a) above;

(v) Stockholder has entered into this Agreement of Stockholder’s own free will;

(vi) in entering this Agreement, Stockholder has made Stockholder’s own investigation of the facts and is relying solely upon Stockholder’s own judgment, knowledge and the advice of Stockholder’s own attorney or other advisor that Stockholder has selected;

(vii) no promises, statements, understandings, or representations have been made to Stockholder by any person to induce Stockholder to enter into this Agreement other than the express terms set forth herein and Stockholder is not relying upon any promises, statements, understandings, or representations of the Company Released Parties other than those expressly set forth in the Agreement;

(viii) Stockholder has not relied on legal counsel for any of the Company Released Parties; and

(ix) pursuant to Section 1(a) above, Stockholder is knowingly and voluntarily waiving and releasing any claims that this Agreement was induced by any misrepresentation, nondisclosure, or fraud and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

(b) if Stockholder is a current or former employee of the Company over the age of 40, Stockholder acknowledges that,

(i) pursuant to Section 1(a)(ix) above, Stockholder is waiving and releasing any rights Stockholder may have against the Company Released Parties under the Age Discrimination in Employment Act of 1967, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Stockholder was already entitled;

(ii) Stockholder has had at least twenty-one (21) days within which to consider and review this Agreement or has knowingly and voluntarily waived his or her or its right to do so, and that any changes to this Agreement, whether material or immaterial, do not operate to restart the twenty-one (21) day period;

(iii) Stockholder has seven (7) days following the date Stockholder signs this Agreement to revoke this Agreement (the “Revocation Period”) by delivering a written notice of such revocation to the Company; provided that for the avoidance of doubt, such revocation shall only apply with respect to the Stockholder Released Claims under Section 1(a)(ix) above; and

(iv) this Agreement shall not become effective or enforceable with respect to Section 1(a)(ix) above until the first day following the end of the Revocation Period, provided that Stockholder has signed, returned and not revoked this Agreement in accordance with the terms hereof.

5. Miscellaneous

(a) Governing Law; Jurisdiction and Venue; Termination

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(ii) Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each Party agrees that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

(iii) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5(a)(iii).

(iv) If this Agreement has been executed prior to the effective time of the Merger and the Merger Agreement is terminated for any reason, this Agreement automatically will be terminated and become void and of no force or effect.

(b) Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one Party hereto and against another Party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the Parties, together constitute but one agreement. Facsimile and electronic signatures (delivered in PDF or other similar format or via DocuSign or other similar application) shall be deemed to be the equivalent of manually signed originals.

(d) Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Stockholder, other than by will or the laws of descent or distribution.

(e) Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

(f) Modification. This Agreement may not be modified or amended except in writing signed by the Parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the Party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

(g) Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) one day after deposit with an overnight delivery service (prepaid, return receipt requested), (c) three (3) days after being mailed if sent by registered or certified mail (postage prepaid, return receipt requested) or (d) upon receipt of electronic evidence of successful electronic mail transmission (which may include confirmation of receipt of, or response to, such communication from the intended recipient thereof), in each case, to the appropriate Party at the address specified below:

If to Stockholder, to the address set forth on the signature page.

If to the Company:

c/o Ondas Inc.
222 Lakeview Avenue,
Suite 800,
West Palm Beach, Florida 33401
Attention: Neil Laird, Chief Financial Officer, and Patrick Huston, Chief Operating Officer, General
Counsel and Secretary
Email: [***]; [***]

with a copy to:

Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street
Suite 1100

Miami, Florida 33131

Email: [***]
Attention: Christina Russo

Any Person may change its, his or her or its contact information for the purposes of this Section 5(g) by giving notice in accordance with this Section 5(g).

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR HER OR ITS OWN FREE ACT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

WORLD VIEW ENTERPRISES INC.

By:
Name:
Title:

[Signatures Continue on Next Page]

Accepted and Agreed to:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING GENERAL RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY. IF I AM A CURRENT OR FORMER EMPLOYEE OVER THE AGE OF 40, I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.

Stockholder

_________________________

Print Name:

Address:

_________________________

_________________________

_________________________

Email: ___________________

Date Signed:

_________________________

Exhibit C

Registration Rights Agreement

[Attached]

[***]

Exhibit D

Written Consent of Stockholders

[Attached]

[***]

Exhibit E

Accredited Investor Questionnaire

[Attached]

INVESTOR QUESTIONNAIRE

ONDAS INC.

Each person or entity subscribing for securities (the “Securities”) of Ondas Inc. (the “Company”) must complete this Investor Questionnaire to determine if such person or entity qualifies as an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Accredited Investor

In order to confirm that the person or entity qualifies as an accredited investor, each individual investor, or each investing entity's authorized officer or other representative, must check one or more of the boxes below that applies to that person or entity and initial next to such checked box or boxes.

A.	☐ Initial ____ The person is a natural person who (either individually or jointly with spouse) has a net worth in excess of $1,000,000[1];

B.	☐ Initial ____ The person is a natural person who had an individual income (not joint with spouse) in excess of $200,000 in each of the two most recent years, or who had a joint income (with spouse) in excess of $300,000 in each of those years, and in either case who has a reasonable expectation of reaching the same income level in the current year;

C.	☐ Initial ____ The person or entity is a director, executive officer, or general partner of the Company, or any director, executive officer, or general partner of a general partner of the Company;

D.	☐ Initial ____ The person is a natural person who is a "knowledgeable employee" (as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940), of the Company;

E.	☐ Initial ____ The person is a natural person who holds, in good standing, one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65);

F.	☐ Initial ____The entity is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

G.	☐ Initial ____ The entity is an investment adviser relying on the exemption from registering with the Securities and Exchange Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940;

H.	☐ Initial ____ The entity is a Rural Business Investment Company (as defined in Section 384A of the Consolidated Farm and Rural Development Act);

I.	☐ Initial ____ The entity is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D (i.e., a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Securities);

1	For purposes of calculating net worth: (i) the person's primary residence shall not be included as an asset, (ii) indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

J.	☐ Initial ____ The entity is a corporation, Massachusetts or similar business trust, partnership, or limited liability company, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (tax exempt organization), not formed for the specific purpose of acquiring the Securities, having total assets in excess of $5,000,000;

K.	☐ Initial ____ The entity is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (ERISA), and either (i) the investment decision is made by a “Plan Fiduciary” (as defined in Section 3(21) of ERISA), which is either a bank, savings and loan association, insurance company or registered investment adviser, or (ii) the employee benefit plan has total assets in excess of $5,000,000;

L.	☐ Initial ____ The entity is a self-directed employee benefit plan within the meaning of ERISA (e.g., an IRA), with investment decisions made solely by persons who are “accredited investors” (as defined in Rule 501(a) of Regulation D);

M.	☐ Initial ____ The entity is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, which plan has total assets in excess of $5,000,000;

N.	☐ Initial ____ The entity is one in which all of the equity owners are “accredited investors”;

O.	☐ Initial ____ The entity is a bank, savings and loan association or other similar institution (as defined in Sections 3(a)(2) and 3(a)(5)(A) of the Securities Act) whether acting in its individual or fiduciary capacity;

P.	☐ Initial ____ The entity is an insurance company (as defined in Section 2(a)(13) of the Securities Act);

Q.	☐ Initial ____ The entity is an investment company registered under the Investment Company Act of 1940 or a business development company (as defined in Section 2(a)(48) of the Investment Company Act of 1940);

R.	☐ Initial ____ The entity is a private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940);

S.	☐ Initial ____ The person is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

T.	☐ Initial ____ The entity is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

U.	☐ Initial ____ The entity of a type not listed in clauses (F) through (T) above, that is not formed for the specific purpose of acquiring the Securities and owns investments in excess of $5 million. For purposes of this clause, “investments” means investments (as defined in Rule 2a51-1(b) under the Investment Company Act of 1940);

V.	☐ Initial ____ A family office (as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940), that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the Securities and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment; or

W.	☐ Initial ____ A family client (as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940), of a family office meeting the requirements of clause (P) above and whose prospective investment in the Securities is directed by that family office pursuant to clause (P)(iii) above.

By checking the applicable box or boxes above and initialing next to such checked box or boxes, the undersigned investor is certifying to the Company that the undersigned is an accredited investor for the reason stated above.

Investment Certifications

The undersigned investor herby certifies the following to the Company:

●	Such person will receive the Securities for investment solely for such person’s own account and not with a view to or for sale in connection with any distribution thereof in violation of any applicable law, including without limitation, any federal securities laws, state securities laws or the agreement pursuant to which the Securities are being issued to such person (the “Agreement”).

●	At the time such person was offered the Securities, such person had, and as of the date hereof, has, such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the acquisition of the Securities, and in each case has consulted with counsel and other advisors prior to entering into the Agreement.

●	Such person has had an opportunity to ask questions and receive answers concerning the capitalization of the Company, the terms of the Agreement and the financial condition and operations of the Company and its subsidiaries.

Stock Issuance Information

If Securities are being issued to you pursuant to the Agreement, please provide the below information:

Legal Name of Shareholder: _______________________

Address: ___________________________

SSN/EIN (if any): ____________________

Email: _____________________________

Phone Number: ______________________

[Signatures appear on the next page]

By signing below, the undersigned confirms that the undersigned understands this document and that all of the above information about the undersigned is true, correct and complete.

(Print Name)

(Signature)

Exhibit F

Spousal Consent

I, ____________________, the spouse of _________________________________, have received a copy of the Letter of Transmittal (the “Agreement”) between World View Enterprises Inc. and my spouse. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

I have read and understand the Agreement and understand my right to consult separate legal counsel and have either done so or hereby affirmatively and knowingly waive such right. On behalf of myself, my heirs and legatees, I hereby join in and consent to the terms of the Agreement and agree to the surrender, cancellation and termination of all of my spouse’s Company Stock in exchange for the consideration described in the Merger Agreement, which shall be payable in accordance with, and subject to, the terms and conditions set forth in the Letter of Transmittal and the Merger Agreement. In consideration of the delivery of the consideration described in the Merger Agreement to my spouse, I hereby agree to waive any and all rights in or to the Company Stock that I may have under applicable law, including any applicable marital property laws, or otherwise.

I agree to be bound by the terms and provisions of this Spousal Consent and the Agreement.

Dated:

(Signature of spouse)

(Print name)

EXHIBIT E

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of March [ ], 2026, is made and entered into by and among (i) Ondas Inc., a Nevada corporation (the “Parent”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own Registrable Securities and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing clauses (ii) and (iii), a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Parent has entered into an Agreement and Plan of Merger, dated as of March [ ], 2026 (the “Merger Agreement”), with Wassaic Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), World View Enterprises Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Representative, as defined therein; and

WHEREAS, in connection with the Merger Agreement, the Parent may issue Common Stock as consideration pursuant to the terms of the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Resale Shelf Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities. In accordance with Section 2, within one (1) Business Day of the Closing Date or within seven (7) Business Days of the delivery of the shares pursuant to the Merger Agreement, if a Holder has not delivered its Letter of Transmittal to the Paying Agent in advance of the Closing Date, the Parent shall prepare and file, or cause to be prepared and filed, with the Commission a prospectus supplement pursuant to Rule 424(b)(7) promulgated under the Securities Act (each, a “Prosupp”) to its Current Resale Shelf Registration Statement, providing for the resale from time to time by the Holders of any and all Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect), and each such Prosupp shall further provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to the Holders, including in customary market and brokerage trades through any national exchange or over the counter market. The Parent shall use its best efforts to maintain the Current Resale Shelf Registration Statement in accordance with the terms hereof and keep the Current Resale Shelf Registration Statement continuously effective and shall cause the Current Resale Shelf Registration Statement to be supplemented and amended (including post-effective amendments) to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available and effective under the Securities Act at all times until the first date on which there are no longer any Registrable Securities outstanding (the “Effectiveness Period”).

(b) Notification; Replacement Registration Statement on Form S-3; and Distribution of Materials. The Parent shall notify the Holders in writing of the filing of each Prosupp immediately following the filing thereof with the Commission, and the Parent shall notify the Holders in writing immediately following the Current Resale Shelf Registration Statement no longer being current or otherwise available to the Holders as provided by Section 1(a). If the Current Resale Shelf Registration Statement becomes unavailable for the use by the Holders because the Parent is no longer eligible to use an Automatic Shelf Registration Statement, then the Parent shall promptly (and in any event within one Business Day following the unavailability of such Registration Statement) file with the Commission a replacement Registration Statement on such form as it is then currently able to use (which shall be Form S-3 if the Parent is then able to use such form), and the Parent shall use its best efforts to have such replacement Registration Statement declared effective by the Commission by the earlier of (A) ten (10) days following receipt of notice from the Commission that it will not review such Registration Statement or (B) sixty (60) days following the unavailability of the Current Resale Shelf Registration Statement if the Common reviews such Registration Statement, which replacement Registration Statement shall provide for the resale from time to time by the Holders of any and all Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect), and the Prospectus contained therein shall further provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to the Holders, including in customary market and brokerage trades through any national exchange or over the counter market. The Parent shall notify the Holders of the effectiveness of such replacement Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of such Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in such Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in such Registration Statement. The Parent shall use its best efforts to maintain such replacement Registration Statement in accordance with the terms hereof and keep such Registration Statement continuously effective and shall cause such Registration Statement to be supplemented and amended (including post-effective amendments) to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available and effective under the Securities Act at all times during the Effectiveness Period.

(c) Amendments and Supplements. Subject to the provisions of Section 1(a) above, the Parent shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Current Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Current Resale Shelf Registration Statement continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Registration Statement filed pursuant to Section 1(b) is filed on Form S-3 and thereafter the Parent becomes ineligible to use Form S-3 for secondary sales, then the Parent shall promptly notify the Holders of such ineligibility and shall file with the Commission a shelf registration on Form S-1 or other appropriate form as promptly as practicable (but in all events no later than fifteen (15) days thereafter) to replace the shelf registration statement on Form S-3 and use its best efforts to have such replacement Registration Statement declared effective as promptly as practicable and to cause such replacement Registration Statement to remain effective, and shall cause the Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is continuously available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders during the Effectiveness Period; provided, however, that at any time the Parent once again becomes eligible to use Form S-3, the Parent shall, as promptly as practicable, cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Registration Statement, such that the Registration Statement is once again on Form S-3.

(d) Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs the Parent that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Parent agrees to promptly (i) inform each of the Holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the applicable Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Parent for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Parent shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations and successor guidance. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Parent used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities in accordance with the preceding sentence), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders’ amount of Registrable Securities must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Parent amends the applicable Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Parent shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Parent or to registrants of securities in general, one or more Registration Statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the applicable Registration Statement, as amended, or the New Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Parent shall not name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement without such Holder’s written consent.

2. Registration Procedures. In connection with the Registration to be effected pursuant to Section 1, the Parent shall expeditiously as reasonably possible:

(a) without derogating from the Parent’s obligations contained in Section 1, prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a Registration Statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use best efforts to cause such Registration Statement to become effective immediately upon filing with the Commission, or if not on Form S-3ASR to become effective as promptly as practicable upon filing of a Form S-3 (provided that at least two (2) Business Days before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Parent shall furnish to counsel selected by the Applicable Approving Party draft copies of all such documents proposed to be filed);

(b) notify each Holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (B) the receipt by the Parent or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each Registration Statement filed hereunder;

(c) prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective during the Effectiveness Period and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Holders as set forth in such registration statement;

(d) furnish to each Holder such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(e) during any period in which a prospectus is required to be delivered under the Securities Act, promptly and timely file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(f) use its commercially reasonable efforts to register, qualify or secure an exemption from registration with respect to such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holders (provided that the Parent shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g) promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a Registration Statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such Registration Statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, the Parent promptly (and in any event within two (2) Business Days) shall prepare, file with the Commission and furnish to each Holder (upon request) a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Parent are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j) make available for inspection by any Holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Parent as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Parent’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

(l) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, the Parent shall use its best efforts promptly to obtain the withdrawal of such order;

(m) use its commercially reasonable efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(n) cooperate with the Holders of Registrable Securities covered by the Registration Statement to facilitate the timely preparation and delivery of certificates or book entry statements representing securities to be sold under the Registration Statement;

(o) cooperate with each Holder of Registrable Securities covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(p) provide a legal opinion of the Parent’s outside counsel, dated as of the date of each Prosupp, or, in the event that Registration of the Registrable Securities is not effected pursuant to Section 1(a) and is instead effected pursuant to Section 1(b) or Section 1(c), dated as of the effective date of such Registration Statement (substantially in the form attached hereto as Exhibit A, the “Form of Opinion”), with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q) if the Parent files an Automatic Shelf Registration Statement covering any Registrable Securities, use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the Effectiveness Period;

(r) if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Parent is required to re-evaluate its WKSI status the Parent determines that it is not a WKSI, use its commercially reasonable efforts to refile the registration statement on Form S-3 and keep such Registration Statement effective (including by filing a new Resale Shelf Registration Statement or replacement Resale Shelf Registration Statement, if necessary) during the Effectiveness Period;

(s) if reasonably requested by a Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment with the Commission after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

3. Trade Limitations. In connection with resales by the Holders, each Holder severally, and not jointly with any other Holder, agrees to comply with the Trade Limitations and, if applicable to such Holder, the Parent Insider Trading Policy.

4. Registration Expenses. All expenses incident to the Parent’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Parent and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Parent (all such expenses being herein called “Registration Expenses”), shall be borne by the Parent and, for the avoidance of doubt, the Parent also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the Registrable Securities on each securities exchange on which similar securities issued by the Parent are then listed.

5. Indemnification.

(a)	The Parent agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Holder and such Holder’s officers, directors, equityholders, members, partners, agents, employees, affiliates, and representatives, and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses (including reasonable attorney fees and expenses) related to or arising out of (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by the Parent of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Parent and relating to action or inaction required of the Parent in connection with any such registration, qualification or compliance, and (ii) pay to each Holder and such Holder’s officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, all legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Parent or any managing underwriter by such Holders expressly for use therein; provided, however, that the indemnity agreement contained in this Section 5 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Parent be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the Registration Statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration Statement. In connection with an underwritten offering, the Parent shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

(b)	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, (1) each such Holder shall furnish to the Parent in writing such information as the Parent reasonably requests for use in connection with any such registration statement or prospectus and, (2) to the extent permitted by law, shall indemnify the Parent, its officers, directors, employees, agents and representatives and each Person who controls the Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from (as determined by a final and non-appealable judgment, order or decree of a court of competent jurisdiction) any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information expressly furnished in writing by such holder to the Parent for use in a Registration Statement; provided that the foregoing obligation to indemnify shall be individual to such Holder, and not joint and several among the Holders, and shall be limited to the net amount of proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c)	Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder except to the extent such failure has materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)	Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 5(a) or 5(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) of this Section 5(d) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Parent on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 5(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 5(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e) The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Parent and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which their indemnification obligations under this Section 5 apply) and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

6. Other Agreements; Certain Limitations on Registration Rights. The Parent shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Holders may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 or (b) a Registration Statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon request, the Parent shall promptly deliver to the Holders a written statement as to whether it has complied with such requirements. The Parent shall at all times use its commercially reasonable efforts to cause the securities registered or to be registered pursuant hereto to be listed, or continue to be listed, on one or more of the Nasdaq Stock Market, the New York Stock Exchange, or the NYSE American.

7.Definitions.

(a) “Applicable Approving Party” means the Holders of a majority of the Registrable Securities participating in the applicable offering.

(b) “Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 (or any successor rule then in effect) promulgated under the Securities Act.

(c) “Average Daily Trading Volume” means, with respect to the Common Stock, the average daily trading volume of such stock as reported on the principal Trading Market on which the Common Stock is listed on the Trading Day immediately preceding the relevant date of determination.

(d) “Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

(e) “Commission” means the U.S. Securities and Exchange Commission.

(f) “Common Stock” means the Common Stock of the Parent, par value $0.0001 per share.

(g) “Current Resale Shelf Registration Statement” means Parent’s automatic shelf registration statement on Form S-3 filed by Parent with the Commission on September 9, 2025 (File No. 333-290121), including the prospectus, amendments and supplements (including each Prosupp) to such registration statement or prospectus (including post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement), or any replacement thereof (including, for the elimination of doubt, any replacement Registration Statement filed in accordance with Section 1(b)).

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(i) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(j) “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(k) “Form S-3” means a Form S-3 registration statement under the Securities Act.

(l) “Permitted Transferee” means an Person who receives any Registrable Securities from a Holder pursuant to: (a) any gift or bequest or through inheritance to, or for the benefit of, any member or members of such Holder’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the exclusive benefit of such Holder’s immediate family; (b) any transfer to a trust in respect of which such Holder serves as a trustee; or (c) a distribution in respect of such Person’s equity ownership in such Holder (any transfer described in the immediately preceding clauses (a), (b) and (c), a “Permitted Transfer”); provided, that with respect to any Permitted Transfer, it shall be a condition precedent to such Permitted Transfer that the Permitted Transferee executes a counterpart signature page to this Agreement, pursuant to which such Permitted Transferee agrees to be bound hereby as a “Holder”.

(m) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(n) “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(o) “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(p) “Registrable Securities” means, with respect to any Holder, (i) any shares of Common Stock issued to such Holder pursuant to the Merger Agreement, and (ii) any Common Stock issued or issuable with respect to the securities referred to in the clauses (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that any Registrable Securities shall cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective by the Commission and such Registrable Securities has been disposed of pursuant to such effective registration statement, (ii) such Registrable Securities has been resold to the public pursuant to Rule 144, (iii) such Registrable Securities may be sold without manner of sale, volume, current public information or other restrictions pursuant to Rule 144, or (iv) such Registrable Securities ceases to be outstanding.

(q) “Registration Statement” means any registration statement filed by the Parent with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(r) “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(s) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(t) “Trade Limitations” means that for a period of six (6) months following the Closing Date, each Holder shall be subject to daily trading volume limitations, whereby such Holder may not sell any Common Stock issued to such Holders pursuant to the Merger Agreement on any Trading Market in any single Trading Day to the extent such sales would exceed five percent (5%) of the Average Daily Trading Volume of the Common Stock with respect to such Trading Day.

(u) “Trading Market” means the NASDAQ and/or any other trading market or exchange upon which the Common Stock is traded or listed or quoted for trading on the date in question (or any successors to any of the foregoing).

(v) “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

(w) Capitalized terms used and not specifically defined hereunder shall have the respective meanings ascribed to such terms under the Merger Agreement.

8. Miscellaneous.

(a) Effectiveness. This Agreement shall become effective upon the Closing Date.

(b) No Inconsistent Agreements. The Parent shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.

(c) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof.

(d) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(e) Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, with the written consent of the Parent and the Holders of at least a majority in interest of the Registrable Securities at the time of such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 8(e) shall be binding upon each Holder and the Parent. No course of dealing between any Holder or the Parent and any other party hereto or any failure or delay on the part of a Holder or the Parent in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Parent. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(f) Successors and Assigns; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Parent hereunder may not be assigned or delegated by the Parent in whole or in part. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder or (b) any Person with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in Section 5. Any transfer or assignment made other than as provided in this Section 8(f) shall be null and void.

(g) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(i) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Any such counterpart delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by electronic signature delivered by electronic transmission (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a counterpart or signature, or the fact that any counterpart or signature was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(j) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(k) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the parties in express reliance upon 6 Del. C. § 2708. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

(l) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto and to the Parent at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(l)):

if to the Parent:

Ondas Inc.

222 Lakeview Avenue, Suite 800

West Palm Beach, FL 33401

Attention: Eric Brock

Email: [***]

with a copy to (which shall not constitute notice):

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, FL 33131

Attention: Christina Russo

Email: [***]

(m) Mutual Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(m).

(n) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature pages follow]

ONDAS INC.

By:
	Name:	Eric Brock
	Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Schedule A

Schedule of Holders

Exhibit A

Form of Opinion

[***]

EXHIBIT F

Form of RWI Policy

[***]

F-1

EXHIBIT G

Form of Written Consent

[***]

G-1

EXHIBIT H

Escrow Agreement

ESCROW AND DEPOSIT AGREEMENT

THIS ESCROW AND DEPOSIT AGREEMENT (this “Agreement”), dated as of [●], is by and among Ondas Inc., a Nevada corporation (“Depositor”), Fortis Advisors LLC, a Delaware limited liability company (“Recipient”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent hereunder (“Agent” or “Escrow Agent”).

BACKGROUND

A. Depositor and Recipient have entered into an Agreement and Plan of Merger (the “Underlying Agreement”), dated as of [●], 2026, pursuant to which, among other things, at the Effective Time, Merger Sub will be merged with and into World View Enterprises, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger on the terms and subject to the conditions set forth therein. The Underlying Agreement provides that Depositor shall deposit on behalf of the stockholders of [the Company] (the “Stockholders”) the Escrow Amount (as defined below) in a segregated deposit account to be held by Agent for the purpose as described in Section 3(c) of this Agreement. As between Depositor and Recipient, capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Underlying Agreement.

B. Agent has agreed to accept, hold, and disburse the Escrow Funds deposited with it in accordance with the terms of this Agreement.

C. Depositor and Recipient have appointed the Representatives (as defined below) to represent them for all purposes relating to the Escrow Funds to be deposited with Agent pursuant to this Agreement.

D. Depositor and Recipient acknowledge that (i) Agent is not a party to and has no duties or obligations under the Underlying Agreement, (ii) all references in this Agreement to the Underlying Agreement are solely for the convenience of Depositor and Recipient, and (iii) Agent shall have no implied duties beyond the express duties set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

“Adjustment Escrow Amount” means $[●].

“Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday, on which Agent at its location identified in Section 15 is open to the public for general banking purposes.

“Depositor Representative” shall mean each person so designated on Schedule B hereto or any other person so designated in a writing signed by Depositor and delivered to Agent and a Recipient Representative in accordance with Section 15.

“Depositor Common Stock” means the common stock, $0.0001 par value per share, of Depositor.

“Depositor Trading Price” means the volume weighted average price per share of Depositor’s common stock as reported on the NASDAQ (a) on the trading day immediately preceding the applicable date of issuance to Recipient or (b) the trading day immediately preceding the release of Depositor Common Stock by the Agent to Depositor pursuant to Joint Written Direction.

“Escrow Account” shall have the meaning set forth in Section 3(a).

“Escrow Amount” means that number of shares of Depositor Common Stock at the Depositor Trading Price in an amount equal to the Adjustment Escrow Amount.

“Escrow Funds” means the shares of Depositor Common Stock deposited with Agent pursuant to Section 3 of this Agreement, and all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom, subject to adjustment for any stock split, reverse stock split, or similar occurrence.

“Final Order” shall mean a final and nonappealable order of a court of competent jurisdiction (an “Order”), which Order is delivered to Agent accompanied by a written instruction from Depositor or Recipient given to effectuate such Order and confirming that such Order is final, nonappealable and issued by a court of competent jurisdiction, and Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.

“Indemnified Party” shall have the meaning set forth in Section 11.

“Joint Written Direction” shall mean a written direction executed by a Depositor Representative and a Recipient Representative, delivered to Agent in accordance with Section 15 and directing Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

“Representatives” shall mean the Depositor Representative and the Recipient Representative.

“Recipient Representative” shall mean each person so designated on Schedule B hereto or any other person so designated in a writing signed by Recipient and delivered to Agent and a Depositor Representative in accordance Section 15.

“Transfer Agent” shall have the meaning set forth in Section 3(f).

2. Appointment of and Acceptance by Agent. Depositor and Recipient hereby appoint Agent to serve as the escrow agent hereunder. Agent hereby accepts such appointment and, upon receipt of the Escrow Amount in accordance with Section 3 of this Agreement, shall hold and disburse the Escrow Funds in accordance with this Agreement.

3. Deposit of Escrow Amount. Simultaneously with the execution and delivery of this Agreement, Depositor will deliver the Escrow Amount to an account designated by Agent.

(a) Establishment of Escrow Account. At the Closing, a portion of the Merger Consideration in the form of Depositor Common Stock otherwise payable to the Stockholders equal to the Escrow Amount, shall not be delivered to the Stockholders. Instead, Depositor shall deliver, or cause to be delivered, such Escrow Amount to Agent, and Agent shall deposit and hold such property in a separate escrow account (the “Escrow Account”) in accordance with the terms hereof.

(b) Form of Escrow Property. The Escrow Funds shall initially consist of the Escrow Amount.

(c) Purpose of Escrow. Depositor and Recipient agree that the Escrow Account shall be maintained solely for the purposes of securing the obligations of Recipient to satisfy any Final Adjustment and shall issue any Joint Written Direction for disbursement accordingly. No portion of the Escrow Funds shall be released except as expressly provided in this Agreement.

(d) Liquidation of Depositor Common Stock; Cash Dividends. At any time and from time to time, Recipient may, in its sole and absolute discretion, direct Agent to liquidate any or all of the Depositor Common Stock held in the Escrow Account, including by means of market and limit orders, provided that Recipient agrees that the giving of such direction shall be subject in all respects to the terms and conditions of the Registration Rights Agreements, as entered into by and between Depositor and each of the Stockholders. Such market and limit orders shall be executed without incurring additional fees owed to Agent, provided that Agent is authorized to make such trades through the facilities of its own trading or capital markets operations and Agent or any of its affiliates may receive customary compensation with respect to any such trades directed hereunder. Any cash proceeds resulting from such liquidation shall be deposited into the Escrow Account, along with any cash dividends distributed with respect to the shares of Depositor Common Stock in the Escrow Account, and shall thereafter be held (i) in substitution for the liquidated Depositor Common Stock or, (ii) in the case of cash dividends, in addition to the shares of Depositor Common Stock in the Escrow Account.

(e) Treatment of Substituted Cash. Any cash held in the Escrow Account pursuant to Section 3(d) shall be deemed “Escrow Funds” for all purposes of this Agreement and shall be subject to the same terms, conditions, restrictions, and disbursement provisions applicable to the Depositor Common Stock originally deposited. Such cash shall be held uninvested and no interest will accrue thereon.

(f) Voting Rights. To the extent permitted by law, in the event any matter is submitted to Depositor’s stockholders in which such stockholders are required or permitted to vote, the Agent shall vote (or cause to be voted) the shares of Depositor Common Stock in the Escrow Account at such time as may be directed in writing by Recipient. In the absence of such written direction delivered to Agent reasonably in advance of any applicable deadline, Agent shall have no responsibility to vote the shares of Depositor Common Stock. Depositor shall cause Broadridge Financial Solutions, Inc. (the “Transfer Agent”) to send all proxy materials to the Agent with respect to any matter submitted on which Depositor’s stockholders are required or permitted to vote. The Agent shall deliver any proxy materials relating to the shares of Depositor Common Stock in the Escrow Account to Recipient upon receipt of such proxy materials from the Transfer Agent.

4. Disbursements of Escrow Funds.

(a) Agent shall disburse all or a portion of the Escrow Funds as soon as reasonably practicable, but in any event within one (1) Business Day, following receipt of (i) a Joint Written Direction substantially in the form of Attachment 1 hereto or (ii) a Final Order received by Agent as set forth in Section 15. Such Joint Written Direction or Final Order shall contain complete delivery instructions. Agent shall have no obligation to disburse the Escrow Funds based on unilateral instructions from either Depositor or Recipient. In no event shall the Stockholders, Depositor or Recipient be entitled to receive any portion of the Escrow Funds except to the extent expressly authorized by a Joint Written Direction or Final Order.

(b) Prior to any disbursement of any portion of the Escrow Funds, Agent must receive reasonable identifying information regarding the recipient thereof so that Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of Escrow Funds shall be subject to the fees and claims of Agent and the Indemnified Parties pursuant to Section 11 and Section 12.

5. Suspension of Performance; Disbursement into Court. If, at any time, (a) a dispute exists with respect to any obligation of Agent hereunder, (b) Agent is unable to determine, to Agent’s good faith satisfaction, Agent’s proper actions with respect to its obligations hereunder, or (c) the Representatives have not, within 30 days of receipt of a notice of resignation, appointed a successor Agent to act hereunder, then Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement (i) until such dispute or uncertainty shall be resolved, including by means of a Joint Written Direction or Final Order or (ii) until a successor Agent shall have been appointed; or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Agent of all reasonable, documented fees and out-of-pocket expenses (including court costs and attorneys’ fees) payable to or incurred by Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Agent shall have no liability to Depositor or Recipient for suspension of performance or deposit of the Escrow Funds with the court, specifically including any liability or claimed liability that may arise due to any delay in any other action required or requested of Agent caused by the Agent’s good faith actions in accordance with this Section 5, except for such delays or actions resulting from Agent’s fraud, gross negligence or willful misconduct. Any such suspension or interpleader shall not be deemed a breach of this Agreement, and neither Depositor nor Recipient shall have any liability for any delay resulting therefrom.

6. Intentionally Omitted.

7. Intentionally Omitted.

8. Intentionally Omitted.

9. Resignation or Removal of Agent. Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Depositor and Recipient specifying a date when such resignation shall take effect and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Agent. Similarly, Agent may be removed at any time by Depositor and Recipient giving at least thirty (30) days’ prior written notice to Agent specifying the date when such removal shall take effect. If Depositor and Recipient fail to jointly appoint a successor Agent prior to the effective date of such resignation or removal, Agent may petition a court of competent jurisdiction to appoint a successor agent; and all costs and expenses related to such petition shall be paid jointly and severally by Depositor and Recipient; provided, Depositor and Recipient agree solely between themselves that any such costs and expenses shall be paid fifty percent (50%) by Depositor, on the one hand, and fifty percent (50%) by Recipient, on the other hand. The retiring Agent shall transmit all records pertaining to the Escrow Account and shall pay all Escrow Funds to the successor Agent, after making copies of such records as the retiring Agent deems advisable and after deduction and payment to the retiring Agent of all reasonable and documented fees and expenses (including court costs and reasonable attorneys’ fees) payable to, incurred by, or reasonably expected to be incurred by the retiring Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

10. Duties and Liability of Agent.

(a) Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Agent has no fiduciary or discretionary duties of any kind. Agent’s permissive rights shall not be construed as duties. Agent shall have no liability under and no duty to inquire as to the provisions of any document other than this Agreement, including without limitation any other agreement between any of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such document has been provided to Agent. Agent’s sole responsibility shall be for the safekeeping of the Escrow Funds in accordance with Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or otherwise set forth in a Joint Written Direction. This Agreement shall terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement, and Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds. For the avoidance of doubt, Depositor hereby waives any claim against Recipient, and Recipient hereby waives any claim against Depositor, arising solely out of any action taken or omitted by Agent in accordance with the express terms of this Agreement.

(b) Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Agent’s gross negligence or willful misconduct in connection with its material breach of this Agreement was the sole cause of any loss to Depositor or Recipient. Agent may retain and act hereunder through agents and shall not be responsible for or have any liability with respect to the acts of any such agent retained by Agent in good faith, absent Agent’s gross negligence or willful misconduct.

(c) Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Agent believes in good faith to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Agent be liable for (i) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed by Agent in good faith to have been created by or on behalf of Depositor or Recipient, (ii) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits), even if Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action or (iii) any amount greater than the value of the Escrow Amount as valued upon deposit with Agent.

(d) Agent shall not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control; provided that Agent shall use commercially reasonable efforts to resume performance as soon as practicable after such event or circumstance ceases to prevent, hinder or delay such performance. Agent shall not be obligated to take any legal action relating to the Escrow Funds, this Agreement or the Underlying Agreement or to appear in, prosecute or defend any such legal action or to take any other action that in Agent’s sole judgment may expose it to potential expense or liability. Depositor and Recipient are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Agent shall have no liability to Depositor or Recipient, their respective heirs, legal representatives, successors and assigns, or any other party, should any of the Escrow Funds escheat by operation of law.

(e) Agent may consult, at Depositor’s and Recipient’s joint and several cost (which any such costs shall be reasonable and Depositor and Recipient agree solely between themselves shall be paid fifty percent (50%) by Depositor, on the one hand, and fifty percent (50%) by Recipient, on the other hand), legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving this Agreement, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Depositor and Recipient agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Agent may reasonably request relating to its duties hereunder. When any action is provided for herein to be done on or by a specified date that falls on a day other than a Business Day, such action may be performed on the next ensuing Business Day.

(f) If any portion of the Escrow Funds is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case disbursement of the Escrow Funds is stayed or enjoined by any court order, Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, including but not limited to those which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; and if Agent relies upon or complies with any such writ, order, decree or process, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.

(g)  Agent and any stockholder, director, officer or employee of Agent may buy, sell and deal in any of the securities of any other party hereto and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Agent under this Agreement. Nothing herein shall preclude Agent from acting in any other capacity for any other party hereto or for any other person or entity.

(h) In the event instructions, including Escrow Funds transfer instructions, address change or change in contact information are given to Agent (other than in writing at the time of execution of this Agreement), whether in writing, by electronic delivery or otherwise, Agent is authorized but shall not be required to seek confirmation of such instructions by telephone call-back to any person designated by the instructing party on Schedule B hereto, and Agent may rely upon the confirmation of anyone purporting to be a person so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Agent and shall be effective only after Agent has a reasonable opportunity to act on such changes. If Agent is unable to contact any of the designated representatives identified in Schedule B, Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Depositor’s or Recipient’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President and Vice President, as Agent may select. Such Executive Officer shall deliver to Agent a fully executed incumbency certificate, and Agent may rely upon the confirmation of anyone purporting to be any such officer. Depositor and Recipient agree that Agent may at its option record any telephone calls made pursuant to this Section. Agent in any transfer of Escrow Funds may rely solely upon any account numbers or similar identifying numbers provided by Depositor or Recipient to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank, even when its use may result in a person other than the beneficiary being paid, or the transfer of Escrow Funds to a bank other than the beneficiary’s bank or an intermediary bank so designated. Depositor and Recipient acknowledge that these optional security procedures are commercially reasonable.

11. Indemnification of Agent. Depositor and Recipient, jointly and severally, shall indemnify and hold harmless Agent and each director, officer, employee and affiliate of Agent (each, an “Indemnified Party”) upon demand against any and all claims (whether asserted by Depositor, Recipient or any other person or entity and whether or not valid), actions, proceedings, losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) arising from this Agreement or Agent’s actions hereunder, except to the extent such Losses are finally determined by a court of competent jurisdiction, which determination is not subject to appeal, to have been directly caused solely by the gross negligence or willful misconduct of such Indemnified Party in connection with Agent’s material breach of this Agreement. Depositor and Recipient further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorneys’ fees, incurred by such Indemnified Party relating to the enforcement of Depositor’s and Recipient’s obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Depositor and Recipient jointly and severally. The obligations of Depositor and Recipient under this Section shall survive any termination of this Agreement and the resignation or removal of Agent. Without limiting the joint and several nature of their obligations under this section, Depositor and Recipient agree between themselves (i) that each will be responsible for fifty percent (50%) of any amounts owed or to be paid under this Section to the Indemnified Parties and (ii) to promptly reimburse the other party if such other party pays more than fifty percent (50%) of any such amounts paid under this Section; provided, however, that the foregoing shall not be applicable to the extent that the Losses were caused by the actions or omissions of one party but not the other party, in which event the party causing the Losses shall be responsible for all of the Losses and shall reimburse the other party for any such Losses so paid by such party. For the avoidance of doubt and notwithstanding anything to the contrary, all obligations of Recipient under this Agreement are solely on behalf of the Stockholders and in its capacity as Representative under the Underlying Agreement, not in its individual capacity.

12. Compensation of Agent.

(a) Fees and Expenses. Depositor and Recipient agree, jointly and severally, to compensate Agent upon demand for its services hereunder in accordance with Schedule A attached hereto; provided, Depositor and Recipient agree solely between themselves that such amounts shall be paid or cause to be paid fifty percent (50%) by Depositor, on the one hand, and fifty percent (50%) by Recipient, on the other hand, with Depositor paying one hundred percent (100%) of such amounts at the Closing to the Agent, with fifty percent (50%) of such amounts being treated as a Transaction Expense. The obligations of Depositor and Recipient under this Section shall survive any termination of this Agreement and the resignation or removal of Agent.

(b) Disbursement From Escrow Account to Pay Agent. Agent is authorized to, and may deduct from any cash in the Escrow Account, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder (including any amount to which Agent or any other Indemnified Party is entitled to seek indemnification hereunder). Agent shall notify Depositor and Recipient of any release from the Escrow Account to itself or any other Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish Depositor and Recipient copies of related invoices and other statements.

(c) Offset. Depositor and Recipient hereby grant to Agent and the other Indemnified Parties a right of sale and offset against the Depositor Common Stock and any cash in the Escrow Account with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason such cash and/or proceeds of the sale of the Depositor Common Stock are insufficient to cover such compensation and reimbursement, Depositor and Recipient shall promptly pay such amounts upon receipt of an itemized invoice.

13. Representations and Warranties. Depositor and Recipient each respectively make the following representations and warranties to Agent:

(a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

(b) each of the applicable persons designated on Schedule B attached hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and authority on its behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement and no change in designation of such authorized representatives shall be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 15 and Agent has had reasonable time to act upon it.

(c) the execution, delivery and performance of this Agreement by Agent does not and will not violate any applicable law or regulation and no printed or other material in any language, including any prospectus, notice, report, and promotional material that mentions “U.S. Bank” or any of its affiliates by name or the rights, powers, or duties of Agent under this Agreement shall be publicly issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Agent.

(d) it will not claim any immunity from jurisdiction of any court, suit or legal process, whether from service of notice, injunction, attachment, execution or enforcement of any judgment or otherwise.

(e) Depositor represents and warrants that there is no security interest in the cash fund or any part thereof; no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

(f) In addition, Recipient represents and warrants to Agent that it has the irrevocable right, power and authority under the Underlying Agreement (i) to enter into and perform this Agreement on behalf of the Stockholders (as defined in the Underlying Agreement) and to bind all of the Stockholders to its terms; (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.

14. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Agent requires documentation to verify its formation and existence as a legal entity. Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Depositor and Recipient agree to provide all information requested by Agent relating to any legislation or regulation to which Agent is subject, in a timely manner. Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Depositor, Recipient and any of their permitted assigns, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA PATRIOT Act, the USA FREEDOM Act, the Bank Secrecy Act, and the U.S. Department of the Treasury Office of Foreign Assets Control. If these conditions are not met, Agent may at its option promptly terminate this Agreement in whole or in part or refuse any otherwise permitted assignment by Depositor or Recipient, without any liability or incurring any additional costs.

15. Notices. All notices, approvals, consents, requests and other communications hereunder required to be sent in writing, in English and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by email; provided that all notices, approvals, consents, requests and other communications to Recipient must be delivered solely by email. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Such notices shall be sent to the applicable party or parties at the address specified below:

If to Depositor or Depositor Representative, at:

Ondas Inc.

222 Lakeview Avenue, Suite 800

West Palm Beach, FL 33401

Telephone: (816) 803-4444

Attn: Neil Laird and Patrick Huston

E-mail: [***]

with a copy to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Attention: Christina Russo

Email: [***]

If to Recipient or Recipient Representative, at:

Fortis Advisors LLC

Attention: Notices Department (World View Enterprises)

Email: [***]

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Milson Yu, Rishab Kumar

Email: [***]

If to Agent, at:	U.S. Bank National Association

ATTN:	Kathleen Connelly

Global Corporate Trust Services

Address: 459 S Lima St, Englewood CO 80112

Telephone: 720-665-6453

E-mail: [***]

E-mail: [***]

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received. Agent shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Agent in good faith to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Agent) shall be deemed original signatures for all purposes. Notwithstanding the foregoing, Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Agent in lieu of, or in addition to, any such electronic Notice. Depositor and Recipient agree to assume all risks arising out of the use of electronic signatures and electronic methods to submit instructions and directions to Agent, including without limitation the risk of Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

16. Tax Matters. Except as otherwise agreed by Agent in writing, Agent has no tax reporting or withholding obligation except to the Internal Revenue Service with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrow Funds, if any. Depositor and Recipient agree that, subject to the terms and conditions of this Escrow Agreement and solely for U.S. federal income tax reporting purposes, the owner of the Escrow Funds while such funds are held by the Escrow Agent is Depositor for all tax purposes and the Escrow Agent shall report to the Internal Revenue Service (“IRS”), as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as the income of Depositor for purposes of the Internal Revenue Code of 1986, as amended and applicable state and local income tax law. The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Funds in accordance with the IRS Form W-9 or W-8 provided to the Escrow Agent by Depositor. Depositor shall report all interest or other income, if any, that is earned on the Escrow Funds as income of Depositor in the taxable year or years in which such income is properly includable in Depositor’s gross income and shall pay any and all taxes attributable thereto. Notwithstanding the above, to the extent any Escrow Funds are released to the Exchange Agent for further delivery to the Stockholders, Agent shall not be responsible for any required reporting with respect to such release to the Stockholders. [At the end of each calendar quarter after the date hereof and on the date of the final distribution of the Escrow Funds, the Escrow Agent shall distribute to Depositor an amount equal to twenty eight percent (28%) of any interest and other income from the investment of the Escrow Funds earned during such period.]

17. Amendment and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties, provided that if Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the account contemplated by this Agreement) to another entity, the successor or transferee entity without any further act shall be the successor Agent.

18. Governing Law, Jurisdiction and Venue. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof that would require the application of any other laws. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of Delaware in connection with any matter arising out of this Agreement, (b) waives any objection to such jurisdiction or venue (c) agrees not to commence any legal proceedings related hereto except in such courts, (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in any such courts made as set forth in Section 15 and (e) waives any right to trial by jury in any action in connection with this Agreement.

19. No Waiver by Silence. No failure or delay by any party in exercising any right under this Agreement shall operate as a waiver thereof.

20. Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the signatory parties hereto relating to the holding and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Agent with respect to the Escrow Funds. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DEPOSITOR

Ondas Inc.

By:
Name:
Title:

RECIPIENT

Fortis Advisors LLC

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
as Agent

By:
Name:
Title:

SCHEDULE A

Schedule of Fees for Services as Agent

01010

Acceptance Fee

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the Depositor. If appropriate and upon request by the Depositor, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

Waived
04480	Agent, One-Time fee for the standard agent services associated with the administration of the account. Administration fees are payable in advance.	$2,500

Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event the transaction contemplated in the Underlying Agreement is not finalized, any related out-of-pocket expenses will be billed to Depositor directly. Absent Recipient’s written instructions otherwise, all cash sums in the Escrow Account will remain invested and accrued interest and other compensation thereon will be credited to the Escrow Account with respect to such cash sums. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE B

Mandatory – used to verify payment instructions

Each of the following person(s) is a Depositor Representative authorized to execute documents and direct Agent as to all matters, including fund transfers, address changes and contact information changes, on Depositor’s behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

Name	Telephone Number

Each of the following person(s) is a Recipient Representative authorized to execute documents and direct Agent as to all matters, including fund transfers, address changes and contact information changes, on Recipient’s behalf (only one signature required):

[See attached Certificate of Authorized Representatives of Fortis Advisors LLC]

ATTACHMENT 1

FORM OF JOINT WRITTEN DIRECTION

U.S. Bank National Association, as Agent

ATTN: Global Corporate Trust Services

Address: TFMCorporateEscrowShared@usbank.com

RE: ESCROW AND DEPOSIT AGREEMENT made and entered into as of [] by and among Ondas Inc., a Nevada corporation (“Depositor”), Fortis Advisors LLC, a Delaware limited liability company (“Recipient”) and U.S. Bank National Association, in its capacity as agent (the “Agent”).

Pursuant to Section 4 of the above-referenced Agreement, Depositor and Recipient hereby instruct Agent to deliver the Escrow Funds from the Account to [Depositor][Exchange Agent], as provided below:

[Depositor]

By:
Name:
Date:

[Recipient]

By:
Name:
Date:

Schedule 1

[***]

Sch. 1-1

Exhibit I

Paying Agent Agreement

[***]

I-1